    As filed with the Securities and Exchange Commission on February 4, 1999.
                                                      Registration No. 333-70525
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------

                                  AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                     SOUTHWEST BANCORPORATION OF TEXAS, INC.
             (Exact name of Registrant as specified in its charter)

              TEXAS                          6712                      76-0519693
  (State or other jurisdiction     (Primary Standard Industrial    (I.R.S. Employer
of incorporation or organization)  Classification Code Number)   Identification No.)

                              4400 POST OAK PARKWAY
                              HOUSTON, TEXAS 77027
                                 (713) 235-8800
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                                DAVID C. FARRIES
                            EXECUTIVE VICE PRESIDENT
                     SOUTHWEST BANCORPORATION OF TEXAS, INC.
                              4400 POST OAK PARKWAY
                              HOUSTON, TEXAS 77027
                                 (713) 235-8800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:


      MICHAEL P. FINCH, ESQ.               MARTIN L. MEYROWITZ, P.C.
      VINSON & ELKINS L.L.P.            SILVER, FREEDMAN & TAFF, L.L.P.
      1001 FANNIN, SUITE 2300             1100 NEW YORK AVENUE, N.W.
     HOUSTON, TEXAS 77002-6760               7TH FLOOR, EAST TOWER
          (713) 758-2128                    WASHINGTON, D.C.  20005
                                               (202) 414-6127


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.


     If the securities registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /




     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             FORT BEND HOLDING CORP.
                                  3400 AVENUE H
                             ROSENBERG, TEXAS 77471


                               FEBRUARY ____, 1999


Dear Fellow Stockholder:


     You are cordially invited to attend the special meeting of stockholders of Fort Bend Holding Corp., to be held on March ___, 1999, at ________ __.m., local time, at the Fort Bend Country Club located at 2627 Farm to Market Road 762, Richmond, Texas.


     On October 20, 1998, Fort Bend agreed to be merged with Southwest Bancorporation of Texas, Inc. IF THE MERGER IS COMPLETED, YOU WILL RECEIVE
1.45 SHARES OF SOUTHWEST COMMON STOCK IN EXCHANGE FOR EACH SHARE OF FORT BEND COMMON STOCK THAT YOU OWN. On February ___, 1999, as reported in THE WALL STREET JOURNAL, the closing price of Southwest common stock was $_______ and the closing price of Fort Bend common stock was $_______, making 1.45 shares of Southwest common stock worth $_______. All outstanding options to purchase shares of Fort Bend common stock will be assumed by Southwest and converted into options to purchase Southwest common stock. Up to 4,671,386 shares of Southwest common stock will be issued to Fort Bend stockholders in the merger, representing approximately 17% of the outstanding Southwest common stock after the merger.


     At the special meeting, you will be asked to approve and adopt the merger agreement. A majority of the votes entitled to be cast at the special meeting must vote for approval and adoption of the merger agreement for the merger to be completed. If the merger agreement is approved and all other conditions described in the merger agreement have been met or, where permissible, waived, the merger is expected to occur during the first quarter of 1999.


     Your board of directors believes that the merger is fair to, and in the best interests of, Fort Bend and its stockholders and unanimously recommends that Fort Bend stockholders vote to approve and adopt the merger agreement. Your board of directors has received the written opinion of Charles Webb & Company that the consideration to be received by Fort Bend's stockholders in the merger is fair from a financial point of view to such holders.


     Under Delaware law, holders of Fort Bend common stock are not entitled to appraisal rights in connection with the merger.


     This proxy statement/prospectus provides you with detailed information about the proposed merger and includes, as Appendix A, a complete text of the merger agreement. I urge you to read the enclosed materials carefully for a complete description of the merger. Whether or not you plan to attend the special meeting in person and regardless of the number of shares you own, please complete, sign and return the enclosed proxy card as promptly as possible. We look forward to seeing you at the special meeting.


                                             Sincerely,


                                             Robert W. Lindsey
                                             CHAIRMAN OF THE BOARD


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SHARES OF SOUTHWEST COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THE DISCLOSURES IN THIS PROXY STATEMENT/PROSPECTUS ARE ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF ANY OF THE PARTIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.


 This proxy statement/prospectus is dated February ____, 1999 and is first being mailed to stockholders on or about February ____, 1999.

                             FORT BEND HOLDING CORP.
                                  3400 AVENUE H
                             ROSENBERG, TEXAS 77471
                                 (281) 342-5571
                               ------------------


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON MARCH ___, 1999


                               ------------------


     Notice is hereby given that a special meeting of stockholders of Fort
Bend Holding Corp., a Delaware corporation, will be held on March ___, 1999, at ______.m., local time, at the Fort Bend Country Club located at 2627 Farm to Market Road 762, Richmond, Texas, for the following purposes:


         1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated October 20, 1998 between Fort Bend and Southwest Bancorporation of Texas, Inc., a Texas corporation. The merger agreement provides that Fort Bend will merge with and into Southwest and stockholders of Fort Bend will receive 1.45 shares of Southwest common stock in exchange for each of their shares of Fort Bend common stock. A copy of the merger agreement is attached as an appendix to the accompanying proxy statement/prospectus.


         2. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.


     Any action may be taken on the foregoing proposals at the special meeting on the date specified above, or on any date or dates to which the special meeting may be adjourned or postponed. Only stockholders of record on the books of Fort Bend at the close of business on January 19, 1999 will be entitled to vote at the special meeting or any adjournments or postponements thereof. A complete list of stockholders entitled to vote at the special meeting will be available at the main office of Fort Bend during the ten days prior to the special meeting, as well as at the special meeting.


     Your attention is directed to the proxy statement/prospectus accompanying this notice for a more complete statement regarding the matters to be acted upon at the special meeting.


                                           By Order of the Board of directors,


                                           Robert W. Lindsey
                                           CHAIRMAN OF THE BOARD


February ____, 1999



Important: the prompt return of proxies will save Fort Bend the expense of further requests for proxies to ensure a quorum at the special meeting. Please complete, sign and date the enclosed proxy and promptly mail it in the enclosed envelope. You may revoke your proxy in the manner described in the proxy statement/prospectus at any time before it is exercised.


Please do not send in any stock certificates at this time.

                                                 TABLE OF CONTENTS

                                                                                                                PAGE
QUESTIONS AND ANSWERS ABOUT THE SOUTHWEST/FORT BEND MERGER........................................................1

SUMMARY...........................................................................................................2
     The Companies................................................................................................2
     The Special Meeting..........................................................................................2
     The Merger...................................................................................................2
     Vote Required................................................................................................2
     Recommendation to Fort Bend's Stockholders...................................................................2
     Opinion of Fort Bend's Financial Advisor.....................................................................3
     Fort Bend Stock Options......................................................................................3
     Interests of Certain Persons in the Merger...................................................................3
     Accounting Treatment.........................................................................................3
     Comparison of Rights of Holders of Southwest Common Stock and Fort Bend Common Stock.........................3
     Treatment of Fort Bend's Subsidiary, Fort Bend Federal Savings and Loan Association of Rosenberg.............3

HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA...............................................................4

MARKET PRICE AND DIVIDEND DATA....................................................................................5

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
     SOUTHWEST BANCORPORATION OF TEXAS, INC.......................................................................6

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
     FORT BEND HOLDING CORP.......................................................................................7

RECENT DEVELOPMENT................................................................................................8

FORWARD-LOOKING STATEMENTS........................................................................................8

THE SPECIAL MEETING...............................................................................................8
     General......................................................................................................8
     Record Date; Voting Rights; Vote Required....................................................................8
     Voting and Revocation of Proxies.............................................................................9
     Solicitation of Proxies......................................................................................9

PRINCIPAL HOLDERS OF FORT BEND COMMON STOCK......................................................................10

PRINCIPAL HOLDERS OF SOUTHWEST COMMON STOCK......................................................................11

THE MERGER.......................................................................................................11
     Closing and Effective Time of the Merger....................................................................11
     Background of the Merger....................................................................................11
     Reasons for the Merger; Recommendation of Fort Bend's Board of Directors....................................13
     Opinion of Fort Bend's Financial Advisor....................................................................13
     Merger Consideration........................................................................................16
     Fort Bend Stock Options.....................................................................................16
     Fort Bend Restricted Stock Awards...........................................................................17
     Fort Bend Employee Stock Ownership Plan.....................................................................17
     Mitchell Mortgage Company L.L.C.............................................................................17
     No Dissenters' Rights.......................................................................................18
     Surrender of Certificates...................................................................................18
     Conditions to the Merger....................................................................................19
     Regulatory Approvals........................................................................................20
     Conduct of Business Pending the Merger......................................................................20
     No Solicitation.............................................................................................21
     Certain Additional Agreements...............................................................................21
     Termination of the Merger Agreement.........................................................................21
     Amendment of Merger Agreement...............................................................................22
     Waiver of Performance of Obligations........................................................................22
     Interests of Certain Persons in the Merger..................................................................23
     Federal Income Tax Consequences.............................................................................23
     Resale of Southwest Common stock............................................................................23
     NASDAQ Listing..............................................................................................24
     Accounting Treatment........................................................................................24
     Expenses....................................................................................................24

IMPACT OF THE YEAR 2000 ISSUE....................................................................................25
     General.....................................................................................................25
     Fort Bend...................................................................................................25
     Southwest...................................................................................................26

DIRECTORS AND OFFICERS OF SOUTHWEST FOLLOWING THE MERGER.........................................................26

DESCRIPTION OF SOUTHWEST CAPITAL STOCK...........................................................................27
     General.....................................................................................................27
     Southwest Common Stock......................................................................................27
     Preferred Stock.............................................................................................27
     Texas Law and Certain Provisions of the Articles of Incorporation and Bylaws................................28

COMPARATIVE RIGHTS OF HOLDERS OF SOUTHWEST COMMON
     STOCK AND HOLDERS OF FORT BEND COMMON STOCK.................................................................29
     General.....................................................................................................29
     Directors...................................................................................................30
     Voting of Shares............................................................................................30
     Amendment of Articles or Certificate and Bylaws.............................................................30
     Shareholder Approval of Mergers and Asset Sales.............................................................31
     Business Combinations with Interested Stockholders..........................................................31
     Special Meetings............................................................................................32
     Limitation of Director Liability............................................................................32
     Appraisal Rights............................................................................................33
     Action Without a Meeting....................................................................................33
     Indemnification of Officers and Directors...................................................................33
     Dividends...................................................................................................34
     Proposal of Business; Nomination of Directors...............................................................35

LEGAL MATTERS....................................................................................................35

EXPERTS..........................................................................................................36

STOCKHOLDER PROPOSALS............................................................................................36

OTHER MATTERS....................................................................................................36

WHERE YOU CAN FIND MORE INFORMATION..............................................................................36



APPENDIX A     AGREEMENT AND PLAN OF MERGER BETWEEN SOUTHWEST BANCORPORATION OF
               TEXAS, INC. AND FORT BEND HOLDING CORP.

APPENDIX B     OPINION OF CHARLES WEBB & COMPANY

                              QUESTIONS AND ANSWERS
                      ABOUT THE SOUTHWEST/FORT BEND MERGER


Q:   WHY ARE THE TWO COMPANIES PROPOSING TO
     MERGE?  HOW WILL I BENEFIT?

A: We believe you will benefit from the merger because the potential for the combined company exceeds, in our opinion, what Fort Bend could accomplish individually. The merger provides us with the opportunity to become part of the largest independent bank in Houston through a tax-free reorganization.

     The complementary financial products and services offered by us, such as our mortgage origination expertise and the locations of our branch offices, should contribute significantly to the future performance of Southwest. In addition, our customers will benefit from the broader range of products and services and higher loan limits offered by Southwest. As a result, we believe that the combined company will have a greater growth potential and will be able to compete more effectively than Fort Bend as an independent institution. This will benefit our stockholders in the long term.

Q: WHAT WILL FORT BEND STOCKHOLDERS RECEIVE FOR THEIR SHARES OF FORT BEND COMMON STOCK?


A: Fort Bend stockholders will receive 1.45 shares of Southwest common stock in exchange for each of their shares of Fort Bend common stock. This exchange ratio will not change, even if the market price of Southwest's common stock or Fort Bend's common stock increases or decreases between now and the date that the merger is completed. Southwest will pay cash to Fort Bend stockholders who would otherwise be entitled to receive fractional shares of Southwest common stock. On February ___, 1999, as reported in THE WALL STREET JOURNAL, the closing price of Southwest common stock was $_____ and the closing price of Fort Bend common stock was $_____, making 1.45 shares of Southwest common stock worth $____.
     You are urged to obtain current market quotations of the stock prices from your broker between the date of this proxy statement/prospectus and the completion of the merger.


Q:   DO I HAVE DISSENTER'S RIGHTS?


A: No, Delaware law does not provide you with dissenter's or appraisal rights in connection with the merger.


Q:   WHAT HAPPENS TO MY FUTURE DIVIDENDS?


A: The merger agreement permits Fort Bend to pay dividends on its common stock with respect to its earnings for the three-month periods ending September 30, 1998 and December 31, 1998. Its Board currently intends to pay regular cash dividends of $0.10 per share for each of those periods. No cash dividends have ever been paid by Southwest on its common stock, because its policy has been to retain all earnings to support growth of its capital and assets. Southwest does not currently intend to change its dividend policy following the merger; however, Southwest's Board of directors will continue to evaluate the financial condition and earnings of Southwest and the continuing appropriateness of its policy.


Q:   WHAT ARE THE TAX CONSEQUENCES OF THE MERGER
     TO FORT BEND'S STOCKHOLDERS?

A: The exchange of shares of Fort Bend common stock for shares of Southwest common stock in the merger is designed to be tax-free to Fort Bend stockholders for federal income tax purposes, except that Fort Bend stockholders will recognize gain or loss in connection with any cash received instead of fractional shares of Southwest common stock. Your tax basis in the shares of Southwest common stock that you will receive in the merger will equal your current tax basis in your Fort Bend common stock. To review the tax consequences to Fort Bend stockholders in greater detail, see page 23.

     THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR OWN SITUATION. YOU SHOULD CONSULT WITH YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:   We hope to complete the merger in the first quarter of 1999.




Q:   WHAT DO I NEED TO DO NOW?


A: Just mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the March ___, 1999 Fort
     Bend special meeting.


Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A:   If you have more questions about the merger, you should contact:

     Fort Bend Holding Corp.
     3400 Avenue H
     Rosenberg, Texas  77471

     Attention:    David D. Rinehart
                   Tel: (281) 342-5571

                                     SUMMARY


     THIS BRIEF SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO CAREFULLY READ THE ENTIRE PROXY STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH THIS DOCUMENT REFERS TO FULLY UNDERSTAND THE MERGER. SEE "WHERE YOU CAN FIND MORE INFORMATION" (PAGES 36 AND 37). WE HAVE ATTACHED THE MERGER AGREEMENT TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX A. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER OF SOUTHWEST AND FORT BEND.


THE COMPANIES

SOUTHWEST BANCORPORATION OF TEXAS, INC.
4400 POST OAK PARKWAY
HOUSTON, TEXAS  77027
(713) 235-8800

Southwest is a Texas corporation and bank holding company headquartered in Houston, Texas. As of September 30, 1998, Southwest had assets of $1.98 billion, net loans of $1.19 billion, deposits of $1.64 billion and shareholders' equity of $137.5 million. Substantially all of Southwest's revenue and income is derived from the operations of its subsidiary, Southwest Bank of Texas N.A., a national bank with 17 full service banking facilities in the Houston area. Southwest Bank provides a full range of commercial and private banking services, including financial planning and investment management, to small and middle market businesses and individuals in the Houston metropolitan area. Based on total assets as of September 30, 1998, Southwest is the largest independent bank holding company headquartered in the Houston metropolitan area.

FORT BEND HOLDING CORP.
3400 AVENUE H
ROSENBERG, TEXAS  77471
(281) 342-5571

Fort Bend is a Delaware corporation that was organized in 1993 for the purpose of becoming the savings and loan holding company of Fort Bend Federal Savings and Loan Association of Rosenberg. Fort Bend owns all of the outstanding stock of the Association, which is a federal stock savings and loan association. Fort Bend serves its primary market area, Fort Bend County, Texas, and portions of Harris, Montgomery, Waller and Wharton Counties, Texas, through the Association's six retail banking offices and the operations of Mitchell Mortgage Company, L.L.C., a mortgage banking company in which the Association acquired a majority interest in January 1997. At September 30, 1998, Fort Bend had assets of $327 million, net loans of $166 million, deposits of $276 million and stockholders' equity of $23.6 million.




THE SPECIAL MEETING (PAGES 8 AND 9)


A special meeting will be held on March ___, 1999, at the Fort Bend Country Club, located at 2627 Farm to Market Road 762, Richmond, Texas to vote on the proposal to approve the merger agreement.


THE MERGER (PAGES 11 THROUGH 24)

If the merger agreement is approved and the merger becomes effective, Fort Bend will be merged into Southwest, and Southwest will continue as the surviving corporation in the merger. In addition, simultaneously with the merger, the Association will be merged into Southwest Bank pursuant to a Plan of Merger that is attached to the merger agreement as Exhibit A.

VOTE REQUIRED (PAGES 8 AND 9)

Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Fort Bend common stock. Directors and executive officers of Fort Bend and their affiliates beneficially owned an aggregate of 230,192, or approximately 8.26%, of the shares of Fort Bend common stock outstanding on the record date. If the holders of at least 1,393,409 of the outstanding shares of Fort Bend common stock do not vote for the merger agreement, Fort Bend will continue to act as a separate entity and a going concern. If the merger agreement is approved by Fort Bend's stockholders, neither Fort Bend nor the

Association will continue to exist as independent entities. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box, will have the same effect as a vote against approval of the merger agreement.

MEMBERS OF FORT BEND'S MANAGEMENT INTEND TO VOTE FOR THE MERGER AGREEMENT.

RECOMMENDATION TO FORT BEND'S STOCKHOLDERS
(PAGE 13)


The Board of directors of Fort Bend believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" the merger agreement.


OPINION OF FORT BEND'S FINANCIAL ADVISOR
(PAGES 13 THROUGH 16)


Charles Webb & Company has delivered its written opinion to the Fort Bend board of directors dated as of October 20, 1998 and reaffirmed as of the date of this Proxy statement/prospectus that the exchange ratio to be received by the stockholders of Fort Bend in the merger is fair from a financial point of view. We have attached this opinion as Appendix B to this proxy statement/prospectus. You should read it carefully for a description of the procedures followed, matters considered and limitations on the reviews undertaken by Charles Webb in providing its opinion.


FORT BEND STOCK OPTIONS (PAGE 16)

The currently outstanding options to purchase an aggregate of 221,313 shares of Fort Bend common stock held by directors and certain employees of Fort Bend will, in accordance with their terms, be converted into options, having the same terms as such Fort Bend stock options, to purchase an aggregate of 320,903 shares of Southwest common stock, in each case, at an exercise price per share equal to the exercise price per share for the Fort Bend stock option divided by 1.45.

INTERESTS OF CERTAIN PERSONS IN THE MERGER
(PAGES 22 AND 23)

In the merger, Fort Bend's directors and executive officers will receive the same consideration for each of their shares of Fort Bend common stock as that received by the other Fort Bend stockholders.

Southwest has agreed to assume the obligations under the existing employment agreement between Fort Bend and Lane Ward, Vice Chairman, President and Chief Executive Officer of Fort Bend, upon completion of the merger, subject to the following changes:

1.   The expiration date of the employment
     agreement will be extended from March 31, 2001 to December 31, 2001;

2.   His annual salary will increase from $140,000 to $150,000; and

3. He will receive an incentive stock option to purchase 12,000 shares of Southwest common stock.

As soon as practicable following the effective time of the merger, Southwest and Southwest Bank intend to increase the size of their respective Boards of Directors by one member and elect Lane Ward to fill the vacancies created by such increases.


Existing employment agreements between Fort Bend and two additional officers, David D. Rinehart, Executive Vice President and Chief Financial Officer, and Larry J. Dobrava, Senior Vice President, Lending, will remain effective following the merger without any change, except that Mr. Rinehart will also receive an incentive stock option to purchase 2,000 shares of Southwest common stock. Each of the employment agreements provides for special payments to the employee if his employment is terminated for any reason within 12 months following a "change in control" of Fort Bend, such as the merger. The maximum amount of the special payments that Mr. Ward would be eligible to receive would be $431,531, that Mr. Rinehart would be eligible to receive would be $333,925 and that Mr. Dobrava would be eligible to receive would be $192,550.







ACCOUNTING TREATMENT (PAGE 24)

We expect the merger to be accounted for as a "pooling of interests" under generally accepted accounting principles.

COMPARISON OF RIGHTS OF HOLDERS OF SOUTHWEST COMMON STOCK AND FORT BEND COMMON STOCK (PAGES 29 THROUGH 35)


The rights of Fort Bend stockholders are governed by Delaware law and the Fort Bend certificate of incorporation and bylaws. The rights of Southwest shareholders are governed by Texas law and Southwest's articles of incorporation and bylaws. Upon completing the merger, Fort Bend stockholders will become shareholders of Southwest, and their rights will be governed by Texas law and Southwest's articles and bylaws.


TREATMENT OF FORT BEND'S SUBSIDIARY, FORT BEND FEDERAL SAVINGS AND LOAN ASSOCIATION OF ROSENBERG (PAGE 11).

The Association will be merged into Southwest's subsidiary, Southwest Bank of Texas N.A., in a separate merger that will occur simultaneously with the merger of the two parent companies. All Association offices will become branch offices of Southwest Bank and will have access to all services provided by Southwest Bank to its customers.

               HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

     The following tables show information about historical basic and diluted earnings per common share, dividends per share and book value per share for Southwest and Fort Bend, and similar information reflecting the merger, which we refer to as "pro forma" information. The pro forma and equivalent pro forma data are provided for informational purposes. In presenting the comparative pro forma information for certain time periods, we assumed that Fort Bend and Southwest had always been combined for accounting and financial reporting purposes, a method known as "pooling of interests" accounting. The pro forma annual information was obtained by combining the consolidated financial statements of Southwest for the years ended December 31, 1997, 1996 and 1995 and the consolidated financial statements of Fort Bend for the years ended March 31, 1998, 1997 and 1996. The pro forma interim information was obtained by combining the consolidated financial statements of Southwest and Fort Bend for the nine months ended September 30, 1998 and 1997. The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by the exchange ratio of 1.45. We present this information to reflect the fact that Fort Bend stockholders will receive 1.45 shares of the combined company's common stock for each share of Fort Bend common stock exchanged in the merger.

     We expect that Fort Bend and Southwest will incur merger and integration charges as a result of combining our companies of approximately $3.0 million. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined.


     The information in the following tables is based on, and should be read together with, the historical financial information that Fort Bend and Southwest have presented in prior Commission filings, some of which, regarding Fort Bend, have been delivered to you with this Proxy statement/prospectus. We have incorporated this material into this document by reference. See "Where You Can Find More Information" on pages 36 and 37.

                     SOUTHWEST BANCORPORATION OF TEXAS, INC.
                              PER COMMON SHARE DATA


                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,      YEAR ENDED DECEMBER 31,
                                       -----------------   ------------------------
                                        1998      1997     1997       1996     1995
                                        ----      ----     ----       ----     ----
HISTORICAL:
     Basic earnings per share .     $   0.72  $   0.54  $   0.77  $   0.62  $   0.52
     Diluted earnings per share         0.68      0.50      0.72      0.57      0.48
     Cash dividends ...........        --        --        --        --        --
     Book value ...............         5.92      4.92      5.14      3.91      3.23

PRO FORMA:
     Basic earnings per share .     $   0.71  $   0.55  $   0.77  $   0.58  $   0.53
     Diluted earnings per share         0.65      0.50      0.71      0.54      0.50
     Cash dividends ...........        --        --        --        --        --
     Book value ...............         6.22      5.24      5.48      4.33      3.71

                             FORT BEND HOLDING CORP.
                              PER COMMON SHARE DATA


                                      NINE MONTHS ENDED
                                      -----------------   -----------------------
                                        SEPTEMBER 30,       YEAR ENDED MARCH 31,
                                       1998     1997      1998      1997     1996
                                       ----     ----      ----      ----     ----
HISTORICAL:
     Basic earnings per
      share ...................     $   0.91  $   0.94  $   1.21  $   0.47  $   1.00
     Diluted earnings per
      share ...................         0.71      0.73      0.94      0.46      0.91
     Cash dividends ...........         0.30      0.12      0.285     0.14      0.14
     Book value ...............        12.65     11.88     12.42     11.20     10.75

EQUIVALENT PRO FORMA:
     Basic earnings per
      share ...................     $   1.03  $   0.80  $   1.12  $   0.84  $   0.77
     Diluted earnings per
      share ...................        0.94      0.73      1.03      0.78      0.73
     Cash dividends ...........        --        --        --        --        --
     Book value ...............         9.01      7.60      7.95      6.28      5.38

                         MARKET PRICE AND DIVIDEND DATA

         MARKET PRICES. The Southwest common stock commenced trading on NASDAQ under the symbol "SWBT" on January 28, 1997. The Fort Bend common stock is also quoted on NASDAQ under the symbol "FBHC." Quotations of the sales volume and the closing sales prices of the common stock of Southwest and Fort Bend are listed daily in NASDAQ's national market listings.


         The following table includes, for the periods indicated, the range of high and low sale prices of the common stock of Southwest and Fort Bend, as quoted by NASDAQ's monthly statistical report, and dividends paid per share for the Fort Bend common stock. No dividends have been paid on the Southwest common stock. Share prices and dividends are for calendar quarters. Southwest's fiscal year ends on December 31, and Fort Bend's fiscal year ends on March 31. Share prices for the Southwest common stock have been restated to adjust for the two-for-one stock split effected on May 29, 1998. Share prices for the Fort Bend common stock have been restated to adjust for the two-for-one stock split effected on October 1, 1997. The exchange ratio for the merger is 1.45 shares of Southwest common stock for each share of outstanding Fort Bend common stock.



                                                  SOUTHWEST                       FORT BEND
                                              ----------------          -------------------------------
                                              HIGH         LOW          HIGH         LOW       DIVIDEND
                                              ----         ---          ----         ---       --------
1996
         Second Quarter ..........          $   --       $    --       $ 9 1/4    $ 8 3/4      $ 0.035
         Third Quarter ...........              --            --         9 3/4      8 3/8        0.035
         Fourth Quarter ..........              --            --        13          9 3/8        0.035
1997
         First Quarter ...........          $ 10 1/4     $ 8 15/16     $12 3/8    $ 11         $ 0.035
         Second Quarter ..........            13 13/16     9 3/16       15 1/4      11 7/8       0.035
         Third Quarter ...........            15 1/16     12 13/16      20 1/8      14 3/4       0.050
         Fourth Quarter ..........            16 1/16     14 1/8        24 1/4      19           0.100
1998
         First Quarter ...........          $ 19 7/8     $15          $ 30 3/4    $ 20 1/2     $ 0.100
         Second Quarter ..........            21 3/8      16 1/2        28          22 1/4       0.100
         Third Quarter ...........            19 1/4      12 3/4        23 1/2      16 1/2       0.100
         Fourth Quarter ..........            18 1/2      10            24 5/8      18           0.100
1999
         First Quarter (through
          February 3) ............            18 3/16     12 1/16       24 3/4      16 3/4         --




         On October 20, 1998, the last trading day prior to the date of the joint announcement by Southwest and Fort Bend that they had entered into the merger agreement, as reported in THE WALL STREET JOURNAL, the closing per share sales price of Southwest common stock was $_____ and the closing per share sales price of Fort Bend common stock was $_____. The pro forma equivalent per share value of the Fort Bend common stock on October 20, 1998 was $21.75 per share. This pro forma equivalent per share value is calculated by multiplying the quoted Fort Bend common stock price by the merger exchange ratio of 1.45. On February ____, 1999, as reported in THE WALL STREET JOURNAL, the closing price of Southwest common stock was $_____ and the closing price of Fort Bend common stock was $______. You are urged to obtain current market quotations. As of September 30, 1998, Southwest had approximately 756 shareholders of record, and Fort Bend had approximately 524 stockholders of record.


         Following the merger, Southwest common stock will continue to be quoted by NASDAQ. Fort Bend common stock will cease to be quoted by NASDAQ, and there will be no further market for the Fort Bend common stock.

         DIVIDEND DATA. No cash dividends have ever been paid by Southwest on its common stock, and Southwest does not anticipate paying any cash dividends on its common stock in the foreseeable future.


         If Southwest and Fort Bend do not merge, the board of directors of Fort Bend intends to continue to consider the payment of quarterly dividends on the outstanding shares of Fort Bend common stock. The merger agreement prohibits Fort Bend from declaring or paying any dividends on shares of Fort Bend common stock other than regular quarterly cash dividends in amounts per share not to exceed $0.10 for the quarters ending September 30, 1998 and December 31, 1998. The declaration and payment of such dividends will be at the discretion of the Board of directors of Fort Bend and will depend upon future earnings of Fort Bend, its general financial condition, the success of its business activities, its capital requirements and general business conditions.



         For information regarding regulatory limitations on Southwest's and Fort Bend's abilities to pay dividends, see "Comparative Rights of Holders of Southwest common stock and Holders of Fort Bend common stock--Dividends."

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                     SOUTHWEST BANCORPORATION OF TEXAS, INC.


         These tables show financial results actually achieved by Southwest. The annual historical financial amounts are derived from Southwest's consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants. Financial amounts as of and for the nine months ended September 30, 1998 and 1997 are unaudited, but Southwest believes such amounts reflect all normal recurring adjustments necessary for a fair presentation of the results of operations and financial position for those periods. You should not assume the nine-month results indicate results for any future period. The information below should also be read in conjunction with Southwest's Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as applicable, each of which is incorporated by reference in this Proxy statement/prospectus.


                                                   NINE MONTHS
                                               ENDED SEPTEMBER 30.                     YEARS ENDED DECEMBER 31,
                                               ------------------        -------------------------------------------------------
                                               1998         1997         1997        1996          1995        1994         1993
                                               ----         ----         ----        ----          ----        ----         ----
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Interest income .......................  $  102,203   $   77,742   $  108,932   $   78,257   $   61,695   $   42,063   $   30,903
  Interest expense ......................      43,562       32,374       45,729       32,275       25,509       13,848        9,970
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
     Net interest income ................      58,641       45,368       63,203       45,982       36,186       28,215       20,933
  Provision for loan losses .............       2,700        2,736        3,886        2,090        1,121        1,349        1,037
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
     Net interest income after provision
      for loan losses ...................      55,941       42,632       59,317       43,892       35,065       26,866       19,896
  Noninterest income ....................      11,269        7,733       10,573        6,847        4,867        3,986        3,352
  Noninterest expenses ..................      41,623       32,263       44,013       32,210       25,684       20,903       17,366
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
     Income before taxes ................      25,587       18,102       25,877       18,529       14,248        9,949        5,882
  Provision for income taxes ............       9,081        6,351        9,072        6,468        4,919        3,462        2,002
  Cumulative effect of change in
    accounting principle ................        --           --           --           --           --           --             16
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income before preferred dividend ..      16,506       11,751       16,805       12,061        9,329        6,487        3,896
  Preferred stock dividend ..............        --             36           36          457           50         --           --
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income available to common
   shareholders .........................  $   16,506   $   11,715   $   16,769   $   11,604   $    9,279   $    6,487   $    3,896
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
PER SHARE DATA:
  Basic earnings per share ..............  $     0.72   $     0.54   $     0.77   $     0.62   $     0.52   $     0.38   $     0.23
  Diluted earnings per share (1) ........        0.68         0.50         0.72         0.57         0.48         0.35         2.22
  Book value ............................        5.92         4.92         5.14         3.91         3.23         2.61         2.22
  Weighted average common shares
   outstanding (2) ......................      23,058       21,781       21,918       18,790       18,064       17,226       17,194
  Average common share equivalents ......       1,141        1,521        1,324        1,604        1,374        1,252        1,084
PERFORMANCE RATIOS:
  Return on average assets ..............        1.20%        1.13%        1.15%        1.09%        1.15%        1.04%        0.77%
  Return on average common equity .......       17.63%       15.88%       16.46%       17.58%       17.50%       15.43%       10.65%
  Net interest margin ...................        4.58%        4.71%        4.57%        4.69%        4.81%        4.86%        4.58%
  Efficiency ratio (3) ..................       59.54%       60.76%       59.66%       60.97%       62.56%       64.91%       71.51%
BALANCE SHEET DATA (4):
  Total assets ..........................  $1,983,330   $1,638,231   $1,807,604   $1,272,141   $1,007,616   $  703,497   $  579,909
  Securities ............................     510,802      434,945      555,398      345,398      347,906      196,333      189,961
  Loans .................................   1,206,103      928,765      986,150      731,655      531,770      417,601      327,396
  Allowance for loan losses .............      12,142        9,389       10,335        7,400        6,024        4,991        3,802
  Total deposits ........................   1,637,044    1,392,203    1,512,341    1,041,447      840,174      603,481      516,164
  Total shareholders' equity ............     137,516      109,499      114,835       73,415       58,304       46,969       38,091
ASSET QUALITY RATIOS (4):
  Nonperforming assets to loans and
    other real estate ...................        0.19%        0.18%        0.37%        0.26%        0.19%        0.18%        0.25%
  Net charge-offs (recoveries) to
    average loans .......................        0.11%        0.12%        0.11%        0.13%        0.09%        0.04%        0.00%
  Allowance for loan losses to
    total loans .........................        1.01%        1.01%        1.05%        1.01%        1.13%        1.20%        1.16%
  Allowance for loan losses to
    nonperforming loans (5) .............      697.42%      897.61%      332.64%      452.05%      675.34%     1250.88%     1604.22%

--------------------
(1) Diluted earnings per share is based upon the weighted average number of common shares outstanding and common share equivalents during the period.
(2)  Adjusted for the two-for-one stock split effected on May 29, 1998.
(3) Calculated by dividing total Noninterest expenses, excluding securities losses, by net interest income plus Noninterest income.
(4)  At period end except net charge-offs (recoveries) to average loans.
(5) Nonperforming loans consist of nonaccrual loans and loans contractually past due 90 days or more.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                             FORT BEND HOLDING CORP.


         These tables show financial results actually achieved by Fort Bend. The annual historical financial amounts are derived from Fort Bend's consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants. Financial amounts as of and for the six months ended September 30, 1998 and 1997 are unaudited, but Fort Bend believes such amounts reflect all normal recurring adjustments necessary for a fair presentation of the results of operations and financial position for those periods. You should not assume the six-month results indicate results for any future period. The information below should also be read in conjunction with Fort Bend's Annual Report on Form 10-KSB and Quarterly Report on Form 10-QSB, as applicable, each of which is delivered with and is incorporated by reference in this Proxy statement/prospectus.



                                                       SIX MONTHS ENDED
                                                          SEPTEMBER 30,                     YEARS ENDED MARCH 31,
                                                        ---------------       -----------------------------------------------
                                                        1998       1997       1998      1997        1996       1995      1994
                                                        ----       ----       ----      ----        ----       ----      ----
                                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Interest income ...................................  $ 11,332   $ 10,882   $ 21,714   $ 18,766   $ 16,417   $ 14,594   $ 13,824
Interest expense ..................................     6,116      6,116     12,326     11,398     10,024      7,708      7,609
                                                     --------   --------   --------   --------   --------   --------   --------
  Net interest income .............................     5,216      4,766      9,388      7,368      6,393      6,886      6,215
Provision for loan losses .........................        90         78         96        324        123        258          2
                                                     --------   --------   --------   --------   --------   --------   --------
  Net interest income after provision
   for loan losses ................................     5,126      4,688      9,292      7,044      6,270      6,628      6,213
Noninterest income ................................     4,112      3,053      6,880      3,355      1,897      1,281      1,421
Noninterest expenses ..............................     7,179      5,992     12,686      9,203      5,567      5,168      5,198
                                                     --------   --------   --------   --------   --------   --------   --------
  Income before taxes and minority interest .......     2,059      1,749      3,486      1,196      2,600      2,741      2,436
Provision for income taxes ........................       667        547      1,095        363        913        970        794
Minority interest .................................       288        180        373         58       --         --         --
                                                     --------   --------   --------   --------   --------   --------   --------
Net income ........................................  $  1,104   $  1,022   $  2,018   $    775   $  1,687   $  1,771   $  1,642
                                                     --------   --------   --------   --------   --------   --------   --------
                                                     --------   --------   --------   --------   --------   --------   --------
PER SHARE DATA:
Basic earnings per share ..........................  $   0.62   $   0.62   $   1.21   $   0.47   $   1.00   $   0.99   $   0.92
Diluted earnings per share (1) ....................      0.48       0.48       0.94       0.46       0.91       0.97       0.91
Book value ........................................     12.64      11.88      12.42      11.20      10.75       9.74       8.74
Dividends .........................................      0.20      0.085      0.285       0.14       0.14       0.14      0.025
Average common shares outstanding (2) .............     1,794      1,654      1,665      1,640      1,694      1,794      1,789
Average common share equivalents ..................     1,110      1,196      1,211         52        406         28         11
PERFORMANCE RATIOS:
Return on average assets ..........................      0.68%      0.66%      0.65%      0.28%      0.71%      0.80%      0.76%
Return on average equity ..........................      9.79%     10.73%     10.16%      4.33%      9.72%     10.71%     12.07%
Net interest margin ...............................      3.49%      3.36%      3.29%      2.95%      2.81%      3.24%      3.04%
Efficiency ratio ..................................     76.96%     76.63%     77.98%     85.83%     67.15%     63.29%     68.07%
BALANCE SHEET DATA (3):
At period end:
Total assets ......................................  $327,495   $319,414   $316,606   $295,080   $244,169   $229,701   $211,872
Securities ........................................    78,167    104,000     95,303    111,650    123,281    137,230    121,372
Loans .............................................   167,375    143,146    161,654    139,929     94,212     78,506     77,419
Allowance for loan losses .........................     1,665      1,619      1,592      1,701      1,350      1,650      1,712
Total deposits ....................................   275,695    269,084    268,991    250,218    203,914    194,468    189,733
Total stockholders' equity ........................    23,596     19,671     21,404     18,428     17,572     16,719     15,637
ASSET QUALITY RATIOS (3):
Non-performing loans to total loans receivable ....      0.88%      1.23%      0.67%      0.64%      3.22%      4.76%      5.40%
Net charge-offs to average loans ..................      0.01%      0.07%      0.13%      0.60%      0.49%      0.42%      0.04%
Allowance for loan losses to total loans
 receivable .......................................      0.99%      1.13%      0.99%      1.22%      1.43%      2.10%      2.21%
Allowance for loan losses to non-performing
 loans ............................................    112.50%     91.73%    148.06%    190.20%     44.46%     44.17%     40.98%

------------------
(1) Diluted earnings per share is based upon the weighted average number of common shares outstanding and common share equivalents during the period.
(2)  Adjusted for two-for-one stock split effected on October 1, 1997.
(3)  At period end, except net charge-offs to average loans.

                               RECENT DEVELOPMENT


         On November 16, 1998, Fort Bend announced the intention to redeem on December 23, 1998 all of its outstanding 8% Convertible Subordinated Debentures due December 1, 2005. As a result, the entire $9,910,000 aggregate principal amount of debentures outstanding as of September 30, 1998, was converted into 917,013 shares of Fort Bend common stock and stockholders' equity as of September 30, 1998, increased by approximately $9,910,000. Had this redemption occurred as of September 30, 1998, the pro forma book value per share of the combined company would have been $5.98.


                           FORWARD-LOOKING STATEMENTS


         This Proxy statement/prospectus, including information incorporated by reference, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Southwest and Fort Bend, as well as certain information relating to the merger, including (1) statements relating to the cost savings and accretion to reported earnings estimated to result from the merger, (2) statements relating to revenues estimated to result from the merger, (3) statements relating to the merger and integration costs estimated to be incurred in connection with the merger and (4) statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those expected by such forward-looking statements due to, among others, the following factors: (a) expected cost savings from the merger are not fully realized or are not realized within the expected time frame or additional or unexpected costs are incurred; (b) revenues following the merger are lower than expected; (c) competitive pressures among financial services companies increase; (d) costs or difficulties related to the integration of the businesses of Southwest and Fort Bend or other acquired businesses are greater than expected; (e) changes in the interest rate environment may reduce interest margins, cause prepayment of loans being serviced and reduce the demand for loans; (f) general economic conditions, either internationally or nationally or in the states in which Southwest or Fort Bend is doing business are less favorable than expected; (g) legislative or regulatory changes adversely affect the businesses in which Southwest or Fort Bend are engaged; (h) personal or commercial customers' bankruptcies increase; (i) technological changes, including "Year 2000" data systems compliance issues, are more difficult or expensive than anticipated; and (j) changes occur in the securities markets. See "Where You Can Find More Information" on pages 36 and 37 for a list of the documents incorporated by reference in this Proxy statement/prospectus.


                               THE SPECIAL MEETING

GENERAL


         This Proxy statement/prospectus is being furnished to holders of the common stock, par value $0.01 per share, of Fort Bend in connection with the solicitation of proxies by the Fort Bend board of directors for use at a special meeting to be held on March __, 1999, and at any adjournments or postponements thereof. At the special meeting, stockholders of Fort Bend will consider and vote upon a proposal to approve the Agreement and Plan of Merger dated October 20, 1998 between Fort Bend and Southwest. The merger agreement provides that Fort Bend will merge with and into Southwest and stockholders of Fort Bend will receive 1.45 shares of the common stock, par value $1.00 per share, of Southwest in exchange for each of their shares of Fort Bend common stock. The Fort Bend board is not aware as of the date of this proxy statement/prospectus of any business to be acted upon at the special meeting other than the proposal to approve the merger agreement. If other matters are properly brought before the special meeting or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.


RECORD DATE; VOTING RIGHTS; VOTE REQUIRED


         The Fort Bend board has fixed the close of business on January 19, 1999 as the record date for the determination of stockholders of Fort Bend entitled to receive notice of and to vote at the special meeting. On the record date, there were 2,786,817 shares of Fort Bend common stock outstanding. Each holder of Fort Bend common stock is entitled to one vote per share held of record on the record date.

         The presence in person or by proxy at the special meeting of the holders of a majority of the outstanding shares of Fort Bend common stock will constitute a quorum for the transaction of business at the special meeting. Under the Delaware General Corporation Law, approval of the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Fort Bend common stock. Directors and executive officers of Fort Bend and their affiliates beneficially owned on the record date an aggregate of 230,192, or approximately 8.26%, of the outstanding shares of Fort Bend common stock. MEMBERS OF FORT BEND'S MANAGEMENT AND THEIR AFFILIATES INTEND TO VOTE ALL SHARES OF FORT BEND COMMON STOCK HELD BY THEM IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT.


VOTING AND REVOCATION OF PROXIES


         Shares of Fort Bend common stock represented by a proxy properly signed and received at or prior to the special meeting, unless subsequently revoked, will be voted at the special meeting in accordance with the instructions on the proxy. If a proxy is signed and returned without indicating any voting instructions, shares of Fort Bend common stock represented by such proxy will be voted "FOR" approval of the merger agreement. If your shares of Fort Bend common stock are held in street name by your broker, your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker.



         Any proxy given in connection with this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of Fort Bend prior to or at the special meeting or by voting the shares subject to the proxy in person at the special meeting. Attendance at the special meeting will not in and of itself constitute a revocation of a proxy.



         A proxy may indicate that all or a portion of the shares represented thereby are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of such proposal. The proposal to approve the merger agreement must be approved by the holders of a majority of the shares of Fort Bend common stock outstanding on the record date. Because the proposal to approve the merger agreement requires the affirmative vote of a specified percentage of outstanding shares, any nonvoted shares and abstentions with regard to this proposal will have the same effect as votes against the proposal.


SOLICITATION OF PROXIES


         In addition to solicitation by mail, the directors, officers, employees and agents of Fort Bend may solicit proxies from Fort Bend's stockholders, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners. Fort Bend will reimburse such nominees, fiduciaries and other custodians for the reasonable out-of-pocket expenses incurred by them in connection therewith. Fort Bend has retained Kissel-Blake, Inc. to assist in the solicitation of proxies for a fee estimated to be approximately $2,500 plus reasonable out-of-pocket expenses. Fort Bend will bear its own expenses in connection with the solicitation of its proxies for the special meeting; however, the cost of printing and mailing this Proxy statement/prospectus and the filing fees of the Securities and Exchange Commission will be borne equally by Southwest and Fort Bend. See "The Merger--Expenses."



         THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF FORT BEND. STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS AND TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO FORT BEND IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                   PRINCIPAL HOLDERS OF FORT BEND COMMON STOCK


         Information regarding ownership of Fort Bend common stock as of December 31, 1998, by (1) beneficial owners of more than 5% of the outstanding shares of Fort Bend common stock, as described in the latest Schedule 13D or 13G filings by such persons, (2) each director and each executive officer whose salary and bonus for the fiscal year ended March 31, 1998 exceeded $100,000 and
(3) all directors and executive officers of Fort Bend and the Association as a group, is listed in the following table:



                                                                 SHARES BENEFICIALLY        % OF
            NAME AND ADDRESS                                            OWNED               CLASS
        -----------------------                                  -------------------        ------
The Woodlands Operating Company, L.P., as Agent for                   213,516 (1)           7.12%
The Woodlands Land Development Company L.P.
2201 Timberloch Place
The Woodlands, Texas 77380

Wellington Management Company, LLP                                    155,400 (2)            5.58
75 State Street
Boston, Massachusetts 02109

First Financial Fund, Inc.                                            154,000 (3)            5.53
Gateway Center Three
100 Mulberry Street, 9th Floor
Newark, New Jersey 07102-4077

Lane Ward                                                              79,061 (4)            2.94

David D. Rinehart                                                      32,565 (4)            1.17

Directors and executive officers of Fort Bend                         230,192 (5)            8.26
    and the Association as a group (9 persons)


------------------


(1) Represents shares that the named party has the right to acquire after January 1, 1999, by converting the book value of its 49% ownership interest (as of December 31, 1998) in Mitchell Mortgage Company L.L.C. into shares of Fort Bend common stock. See "The Merger -- Mitchell Mortgage Company L.L.C."


(2)      Wellington has reported shared dispositive power as to 155,400 shares.
(3) First Financial Fund, Inc. reported sole voting and shared dispositive power as to 154,000 shares.


(4) Includes shares held directly and jointly with family members, as well as shares that are held in retirement accounts, or held by certain members of the named individual's families, or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective individuals may be deemed to have sole or shared voting and/or dispositive powers. Also includes (a) 4,600 restricted shares awarded to Mr. Ward and 2,640 restricted shares awarded to Mr. Rinehart under Fort Bend's Recognition and Retention Plan that have not yet vested but over which such individuals have sole voting power, (b) 33,836 shares subject to options granted to Mr. Ward and 17,162 shares subject to options granted to Mr. Rinehart under the Fort Bend Stock Option Plan that are currently exercisable and (c) 6,037 shares allocated to the Employee Stock Ownership Plan account of Mr. Ward and 4,578 shares allocated to the Employee Stock Ownership Plan account of Mr. Rinehart.



(5) Includes shares held directly, as well as jointly with family members, and shares held in retirement accounts, in a fiduciary capacity or by certain family members, with respect to which shares the listed individuals or group members may be deemed to have sole voting and/or dispositive powers. Also includes (a) 400 restricted shares awarded to Robert W. Lindsey, 3,400 restricted shares awarded to Mr. Ward, 1,920 restricted shares awarded to Mr. Rinehart, 920 restricted shares awarded to Mr. Dobrava and 400 restricted shares awarded to Ms. Sandra
         C. Samford, the Vice President and Corporate Secretary, under Fort Bend's Recognition and Retention Plan that have not yet vested but over which such individuals have sole voting power, (b) 33,836 shares subject to options granted to Mr. Ward, 17,162 shares subject to options granted to Mr. Rinehart, 9,776 shares subject to options granted to Mr. Dobrava, 2,256 shares subject to options granted to Ms. Samford, 467 shares subject to options granted to Mr. Workman and 8,145 shares subject to options granted to each of directors Gubbels, Poldrack, Little and Brady that are currently exercisable and (c) 6,037 shares allocated to the Employee Stock Ownership Plan account of Mr. Ward, 4,578 shares allocated to the Employee Stock Ownership Plan account of Mr. Rinehart, 4,061 shares allocated to the Employee Stock Ownership Plan account of Mr. Dobrava, 465 shares allocated to the Employee Stock Ownership Plan account of Mr. Lindsey and 1,610 shares allocated to the Employee Stock Ownership Plan account of Ms. Samford.


                   PRINCIPAL HOLDERS OF SOUTHWEST COMMON STOCK


         Information regarding ownership of Southwest common stock by (1) each director and each of the five most highly compensated executive officers and (2) all directors and executive officers of Southwest as a group, is contained in Southwest's proxy statement dated April 20, 1998, for its annual meeting of shareholders held on May 26, 1998, which is incorporated by reference in Southwest's Annual Report on Form 10-K for the year ended

December 31, 1997, incorporated by reference in this proxy statement/prospectus. No person is known by Southwest to own beneficially 5% or more of the outstanding shares of Southwest common stock.


                                   THE MERGER


         THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES CERTAIN ASPECTS OF THE MERGER. THE FOLLOWING DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. YOU ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY IN ITS ENTIRETY.


CLOSING AND EFFECTIVE TIME OF THE MERGER


         The closing of the merger will take place on the last business day of the month when all conditions to the merger are satisfied, unless the parties agree to another closing date. The merger will become effective at the time that Southwest and Fort Bend agree to be the effective time. At the effective time, Fort Bend will be merged with and into Southwest. Following the merger, Southwest will continue as the surviving corporation, and Fort Bend will no longer exist as an independent entity. The merger of the Association with and into Southwest Bank will be effectuated simultaneously with the merger at the effective time. Except with respect to fractional shares as discussed below, if the merger agreement is approved and the merger becomes effective, stockholders of Fort Bend will receive 1.45 shares of Southwest common stock for each of their shares of Fort Bend common stock. See "--Merger Consideration." Shares of Southwest common stock issued and outstanding immediately before the effective time will remain issued and outstanding immediately after the effective time.



         The market price for Southwest common stock will fluctuate between the date of this Proxy statement/prospectus and the effective time. The market value of the shares of Southwest common stock that stockholders of Fort Bend receive at the effective time may be more or less than the market value of such shares on the date of this Proxy statement/prospectus.


BACKGROUND OF THE MERGER


         BACKGROUND. Fort Bend was organized in 1993 as the holding company for the Association, which had converted from a mutual savings and loan to a stock savings and loan in 1993 raising $9.6 million in Fort Bend's initial public offering. In December 1995, Fort Bend issued its 8% Convertible Subordinated Debentures due December 1, 2005 in the original aggregate principal amount of $12.1 million to provide capital for acquisitions by Fort Bend. In August 1996, Fort Bend acquired FirstBanc Savings Association of Missouri City, Texas in a cash purchase totaling $4.21 million, which provided Fort Bend with an additional $31 million in assets and an expanded presence in East Fort Bend County. Fort Bend completed a second acquisition in January 1997, when it acquired a 51% controlling interest in Mitchell Mortgage Company L.L.C., a mortgage banking company originating and servicing single family purchase loans, single family construction loans and commercial and multi-family real estate loans headquartered in The Woodlands, a community north of Houston.



         Southwest was incorporated in 1996 as the holding company for Southwest Bank, which was organized as a national banking association in 1982. On January 27, 1997, Southwest completed its initial public offering of Southwest common stock. On August 1, 1997, Pinemont Bank was merged into Southwest Bank in exchange for 3,337,500 shares of Southwest common stock issued to the Pinemont shareholders in a transaction accounted for as a pooling of interests. Since the completion of its initial public offering, Southwest has pursued selected acquisitions of other financial institutions as a means for expansion in addition to its internal growth. As of September 30, 1998, Southwest had assets of $1.98 billion, net loans of $1.19 billion, deposits of $1.64 billion and shareholders' equity of $137.5 million. Substantially all of Southwest's revenue and income is derived from the operations of Southwest Bank, which has 17 full service banking facilities in the Houston area.


         Through the years Fort Bend has, on an ongoing basis, attempted to increase the value of Fort Bend to its stockholders by building a strong retail franchise in one of the fastest growing counties, Fort Bend County, in the nation. The Mitchell acquisition added substantial mortgage banking expertise and gave Fort Bend a growth opportunity in The Woodlands. Since becoming a stock company, Fort Bend has also increased its stockholders' value with the payment of quarterly cash dividends and several share repurchase programs.


         In March 1998, Millers Mutual Fire Insurance Co., one of Fort Bend's securityholders, delivered an unsolicited letter to Fort Bend stating its interest in acquiring Fort Bend for between $28 and $32 per share. Millers subsequently disclosed publicly this intention. At that time, Fort Bend engaged Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc., to evaluate its business plan and current prospects relative to the interest expressed by Millers. In May 1998, Fort Bend announced that Millers failed to pursue its unsolicited expression of interest and that Fort Bend had been advised through third party sources that Millers had allowed its expression of interest to expire. Millers later confirmed this position and, as a result, no further discussions were pursued by Fort Bend.


         Subsequent to this event, Fort Bend decided to consider a strategic alliance in keeping with its goals to increase Fort Bend's value. On July 13, 1998, Fort Bend engaged Webb to evaluate a number of alternatives, including soliciting interest in a strategic alliance with another financial institution.


         Throughout the second and third calendar quarters of 1998, Fort Bend, in conjunction with Webb, evaluated its business plan, including its historical strategy of growth through operations and selective acquisitions. Discussions included: (1) an analysis of competition at the retail franchise level and competition for acquisition candidates that would meet Fort Bend's asset mix and geographic goals; (2) Fort Bend's ability to grow at historical levels;
(3) the strategy as it related to retiring at the call date the Fort Bend debentures and the subsequent effect on earnings per share; and (4) the amount of "takeover premium" that remained in the market price of Fort Bend common stock from the effect of the Millers public announcement and its effect on stockholder expectations. Webb also reviewed the status of the current merger market, the relative pricing and the opportunities that might be available for Fort Bend. All of these issues were analyzed in conjunction with Fort Bend's goal to continue to increase stockholder value. Based on this review, the Fort Bend board elected to explore a strategic affiliation with another financial institution.



         Webb, working with Fort Bend, prepared a Confidential Investor Profile containing financial and operating information about Fort Bend and the Association. In July 1998, Webb, on behalf of Fort Bend, began a confidential inquiry and contacted 24 potential candidates. Eighteen of those companies executed confidentiality agreements, 13 of which, including Southwest, received the Confidential Investor Profile. The five who did not receive the Confidential Investor Profile after signing a confidentiality agreement opted to not proceed for a variety of reasons. In August 1998, Southwest and two other financial institutions submitted preliminary, non-binding indications of interest to acquire Fort Bend. Upon receipt of the preliminary indications of interest, Webb reviewed with the Fort Bend board the details of each of the indications of interest received. Additionally, Webb reviewed with the Fort Bend board the relative value of the stock consideration offered by each of the interested parties. After discussion, the Fort Bend board determined to go back to each party submitting a proposal to explore the possibility for a stronger offer. Fort Bend gave each potential acquiror additional information and access to its management to answer questions about the operations of Fort Bend and to provide additional information to revise their proposal. From this process, Southwest and one other potential acquiror delivered revised proposals in September 1998.



         In addition to the factors described below under "-- Reasons for the merger; Recommendation of Fort Bend's Board of directors," Fort Bend determined that the Southwest proposal was for the highest consideration and therefore, Fort Bend elected to begin discussions with Southwest. Due diligence and discussion of the definitive agreement commenced immediately. Upon completion of the due diligence and negotiation of a definitive agreement, the pricing, as detailed in the revised indication of interest, with a fixed exchange rate of
1.45 shares of Southwest common stock for each share of Fort Bend common stock, was unchanged.



         On October 20, 1998, the Fort Bend board met with Webb and Fort Bend's legal counsel. Prior to this meeting, the definitive agreement and fairness presentation were distributed to the Fort Bend board for their review. At the Fort Bend board meeting on October 20, 1998 Fort Bend's legal counsel reviewed the terms of the merger agreement and other relevant documents and the contemplated transaction. Webb delivered its fairness opinion that the merger consideration was fair, from a financial point of view, to the holders of Fort Bend common stock. After a thorough discussion of the transaction, including a review of the due diligence findings, the Fort Bend board voted unanimously to approve the merger agreement and authorized execution of the merger agreement and related documents.


REASONS FOR THE MERGER; RECOMMENDATION OF FORT BEND'S BOARD OF DIRECTORS


         The terms of the merger agreement, including the merger consideration to be paid to Fort Bend's stockholders, were the result of arm's length negotiations between the representatives of Southwest and Fort Bend. The material factors considered by the Fort Bend board in deciding to approve and recommend the terms of the merger were:



         - the merger consideration to be paid to Fort Bend's stockholders in relation to the market value, tangible book value and earnings per share of Fort Bend common stock;


         - information concerning the financial condition, results of operations, capital levels, asset quality and prospects for Fort Bend;

         -        industry and economic conditions;


         - the impact of the merger on the depositors, employees, customers and communities served by Fort Bend;



         - the opinion of Fort Bend's financial advisor as to the fairness of the merger consideration, from a financial point of view, to the holders of Fort Bend common stock;


         - the general structure of the transaction and the compatibility of management and business philosophy;

         - the likelihood of receiving the required approvals in a timely manner; and

         - the ability of the combined enterprise to compete in relevant banking and non-banking markets.


In making its determination, the Fort Bend board did not assign any relative or specific weights to the factors which it considered, and individual directors may have given differing weights to different factors.



         The Fort Bend board believes that the merger is fair to and in the best interest of Fort Bend and its stockholders.



         THE FORT BEND BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER.


OPINION OF FORT BEND'S FINANCIAL ADVISOR


         On July 13, 1998, Fort Bend retained Webb to evaluate Fort Bend's strategic alternatives as part of a stockholder enhancement program and to review and evaluate any specific proposals for a strategic alliance that might be received regarding an alliance with Fort Bend. Webb, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings and distributions of listed and unlisted securities. Webb is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. The Fort Bend board selected Webb on the basis of the firm's reputation and its experience and expertise in transactions similar to the merger and its prior work for, and relationship with, Fort Bend.



         In connection with its engagement, Webb was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to stockholders of Fort Bend. Webb delivered its opinion to the Fort Bend board that, as of October 20, 1998, the merger consideration is fair, from a financial point of view, to the stockholders of Fort Bend. No limitations were imposed by the Fort Bend board upon Webb with respect to the investigations made or procedures followed by it in rendering its opinion. Webb has consented to the inclusion in this proxy statement/prospectus of the summary of its opinion to the Fort Bend board and to the reference to the entire opinion attached hereto as Appendix B.



         THE FULL TEXT OF THE OPINION OF WEBB, WHICH IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS, INCLUDES CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY WEBB, AND SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF WEBB IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION.


         In rendering its opinion, Webb:


         -        reviewed the merger agreement;



         - reviewed Fort Bend's Annual Reports, proxy statements and Form 10-KSB's for the prior three fiscal years of 1998, 1997 and 1996 and Southwest's Annual Reports, proxy statements and Form 10-K's for the prior three fiscal years of 1997, 1996 and 1995 and certain other information considered relevant, including internal reports, such as board reports, asset-liability reports, asset-quality reports and loan files;


         - discussed with senior management and the boards of directors of Fort Bend and its wholly-owned subsidiary, Fort Bend Federal Savings and Loan Association of Rosenberg, the current position and prospective outlook for Fort Bend;

         - discussed with senior management of Southwest their operations, financial performance and future plans and prospects;


         - considered historical quotations, levels of activity and prices of recorded transactions in Fort Bend's and Southwest's common stock;


         - reviewed financial and stock market data of other thrifts in a comparable asset range to Fort Bend;

         - reviewed financial and stock market data of other thrifts in a comparable asset range to Southwest;

         - reviewed certain recent business combinations with thrifts as the acquired company, which Webb deemed comparable in whole or in part; and

         -        performed other analyses that Webb considered appropriate.


         In rendering its opinion, Webb assumed and relied upon the accuracy and completeness of the financial information provided to it by Fort Bend and Southwest. In its review, with the consent of the Fort Bend board, Webb did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities nor of potential exposure resulting from Year 2000 issues, if any, of Fort Bend or Southwest, and potential or contingent liabilities of Fort Bend or Southwest.



         In rendering its opinion, Webb analyzed certain comparable merger and acquisition transactions of both pending and completed thrift deals, comparing the merger consideration relative to tangible book value, last 12 months earnings, total assets, total deposits and premium to core deposits. The analysis of comparable acquisition transactions evaluated two groups: (1) all thrift acquisitions pending as of October 20, 1998, which are referred to as pending deals; and (2) all thrift acquisitions closed between June 1, 1998 and October 20, 1998, which are referred to as completed deals.



         The information in the following table summarizes the comparable group results analyzed by Webb with respect to the merger. The summary does not purport to be a complete description of the analysis performed by Webb and should not be construed independently of the other information considered by Webb in rendering its opinion. Selecting portions of Webb's analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors could create an incomplete or potentially misleading view of the evaluation process.


                                                                         PRICE TO
                                               ------------------------------------------------------------------------------------
                                                                   LAST 12 MONTHS
                                                                    EARNINGS PER                              CORE DEPOSIT
                                                TANG. BOOK (A)        SHARE (B)        DEPOSITS     ASSETS    PREMIUM (C)
                                      NUMBER         (%)                 (X)              (%)         (%)         (%)
                                    -----------------------------------------------------------------------------------------------


Consideration to Fort Bend:  $21.75(d):             189.3               22.8             23.7        20.0         11.2
Median of pending deals:                51          211.7               25.5             30.9        22.5         18.2
Median of completed deals:              28          175.7               18.9             23.4        18.7         12.5



(a)      Assumes Fort Bend fully-diluted tangible book value of $11.49.
         Includes the conversion of debt and the exercise of stock options.
(b) Last 12 months ending September 30, 1998 earnings per fully diluted share of $0.95. Includes the conversion of debt and the exercise of stock options.
(c) Calculated by the premium of the purchase price over book value divided by the amount of core deposits. Core deposits include all deposits except for certificates of deposit greater than $100,000.
(d) Based on Southwest closing price of $15.00 on October 20, 1998 and the exchange ratio of 1.45.


         Particular analysis and discussion was given to those pending transactions that had been announced since the market for financial institution equities began its market correction in August 1998. As of the date the fairness opinion was delivered, of all the 51 pending deals, 40 of those had been announced prior to August 1, 1998. The following information regarding the market movement was taken into consideration in the fairness presentation:



                                               % PRICE CHANGE             % PRICE CHANGE
                                           FROM DECEMBER 31, 1997       FROM JULY 31, 1998
                                           ----------------------       ------------------
KBW Index (a)                                       -2.7%                      -9.0%
Thrift Index (b)                                   -25.2%                     -19.0%
Fort Bend Stock Price                              -13.8%                      -8.5%
Southwest Stock Price                               -5.2%                     -17.5%


(a) The KBW Index is an index of 24 large banking institutions consolidated as an index that trades on the Philadelphia Options Exchange. This index generally tracks the overall market movement in financial institution stocks.
(b) The Thrift Index used is a group of 20 large thrift holding companies consolidated as an index for evaluation purposes.

         Based on the above information, Webb concluded that the above comparable group analysis as it relates to the multiples implied by the 1.45 exchange ratio and the implied per share price of $21.75 were fair from a financial point of view relative to comparable transactions. Further, the fairness analysis considered:


         - the relative market performance of the Southwest common stock since December 31, 1997 versus the thrift industry index, which was used instead of Fort Bend common stock due to the implied takeover premium in the Fort Bend common stock price as a result of the earlier public indication of interest discussed under "-- Background and Reasons for the Merger";



         - the relative annual returns on equity of Southwest of 16.54% and Fort Bend of 10.0% for the four quarters ending June 30, 1998; and


         - the expected performance of each company given additional considerations such as the business plan, asset mix, net interest margin, net interest spread and asset quality.

         In preparing its analysis, Webb made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Webb and Fort Bend. The analyses performed by Webb are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

         Webb will receive a fee of approximately $650,000 for services rendered in connection with advising and issuing a fairness opinion regarding the merger. As of the date of this proxy statement/prospectus, Webb has received $100,000 of its fee, and the remainder of the fee is due upon the closing of the merger.

MERGER CONSIDERATION

         SHARES OF SOUTHWEST COMMON STOCK. Except with respect to fractional shares as described below, if the merger agreement is approved and the merger becomes effective, each share of Fort Bend common stock outstanding immediately prior to the effective time will be automatically converted into the right to receive 1.45 shares of Southwest common stock. At the effective time, the 2,786,817 outstanding shares of Fort Bend common stock will be converted into a total of 4,040,884 shares of Southwest common stock, each unexercised Fort Bend stock Option will, in accordance with its terms, be converted into an option to purchase Southwest common stock as described under "--Fort Bend Stock Options," and the 49% equity interest in Mitchell owned by The Woodlands Land Development Company L.P. will become convertible into shares of Southwest common stock as described under "-- Mitchell Mortgage Company L.L.C."


         CASH IN LIEU OF FRACTIONAL SHARES. Southwest will not issue any fractional shares of Southwest common stock in the merger. Southwest will pay cash to each holder of Fort Bend common stock who would otherwise be entitled to receive a fractional share of Southwest common stock. The cash payment will be equal to the product of the fractional part of the share of Southwest common stock multiplied by the average closing sales price per share of Southwest common stock as reported by THE WALL STREET JOURNAL for the five consecutive trading days immediately preceding the date of the special meeting.

FORT BEND STOCK OPTIONS

         At the effective time, each outstanding Fort Bend stock option will be automatically converted into an option, having the same terms, including vesting, as such Fort Bend stock option, to purchase a number of shares of Southwest common stock equal to the total number of shares subject to such Fort Bend stock option multiplied by 1.45, at an exercise price per share equal to the exercise price per share of such Fort Bend stock option divided by 1.45. As of the date of this proxy statement/prospectus, a total of 221,313 shares of Fort Bend common stock were subject to outstanding Fort Bend stock options. At the effective time, such options will automatically be converted into options to purchase a total of 320,903 shares of Southwest common stock, assuming none are exercised prior to that time, at exercise prices equal to the respective original exercise prices divided by 1.45, in accordance with their terms and the terms of the merger agreement. All other terms and provisions of the option agreements governing the Fort Bend stock options, including vesting, will remain unchanged. THE OPTION AGREEMENTS ALSO PROVIDE THAT ALL PREVIOUSLY UNVESTED FORT BEND STOCK OPTIONS WILL BECOME FULLY EXERCISABLE FOR A PERIOD OF 60 DAYS FOLLOWING THE DATE OF APPROVAL OF THE MERGER BY THE FORT BEND STOCKHOLDERS, AFTER WHICH TIME THEY WILL REVERT TO THEIR ORIGINAL VESTING SCHEDULE. The following table includes each director and executive officer of Fort Bend who holds unvested Fort Bend stock options that would become fully exercisable for the above described 60-day period:


                                                                               FORT BEND              EQUIVALENT
    NAME OF DIRECTOR                   POSITION                              STOCK-OPTIONS          SOUTHWEST STOCK
  OF EXECUTIVE OFFICER                                                          TO VEST             OPTIONS TO VEST
-----------------------        ------------------------------------          -------------          ---------------
Robert W. Lindsey              Chairman of the Board                               933                   1,352
George C. Brady                Director                                            933                   1,352
J. Patrick Gubbels             Director                                            933                   1,352
William A. Little              Director                                            933                   1,352
Wayne O. Poldrack              Director                                            933                   1,352
Doyle G. Callender             Director                                            933                   1,352
Ron L. Workman                 Director                                            933                   1,352
Lane Ward                      Vice Chairman, President and Chief                4,042                   5,860
                               Executive Officer
                               Executive Vice President, Chief
David D. Rinehart              Financial Officer                                 5,558                   8,059
Larry J. Dobrava               Senior Vice President, Lending                      933                   1,352

FORT BEND RESTRICTED STOCK AWARDS

         A total of 52,150 outstanding restricted shares of Fort Bend common stock have been issued as a form of compensation to certain Fort Bend employees under the terms of Fort Bend's Recognition and Retention Plan. Each restricted share will be converted into the right to receive 1.45 shares of Southwest common stock in the merger. All restricted shares vest at the rate of 20% per year, beginning on the first anniversary of the date of grant. The restrictions have expired on 40,704 restricted shares, and the restrictions on the remaining 11,446 restricted shares are scheduled to expire at different times over the next five years. The Recognition and Retention Plan provides that if the employment of an employee who holds any restricted shares is terminated for any reason following the merger, all remaining restrictions on those restricted shares will expire at that time.


         The following table includes each director and executive officer of Fort Bend who holds restricted shares and the number of unvested restricted shares that would vest immediately upon the termination of such person's employment following the merger:


                                                                               EQUIVALENT SOUTHWEST
       NAME OF DIRECTOR OR                         FORT BEND RESTRICTED        RESTRICTED SHARES TO
        EXECUTIVE OFFICER                             SHARES TO VEST                   VEST
  -------------------------                        ---------------------       --------------------
Robert W. Lindsey                                               400                          580
Lane Ward                                                     3,400                        4,980
David D. Rinehart                                             1,920                        2,784
Larry J. Dobrava                                                920                        1,334
Sandra C. Samford                                               400                          580


FORT BEND EMPLOYEE STOCK OWNERSHIP PLAN

         Each of the 117,941 outstanding shares of Fort Bend common stock held in Fort Bend's Employee Stock Ownership Plan will be converted into 1.45 shares of Southwest common stock in the merger. The Fort Bend employees who own an interest in those shares immediately prior to the merger will retain that interest following the merger. Southwest currently intends to merge the Employee Stock Ownership Plan into Southwest's 401(k) Plan at or shortly after the effective time. Upon that merger, the respective accounts of the Fort Bend employees in the Employee Stock Ownership Plan would be carried forward to the Southwest 401(k) Plan.

MITCHELL MORTGAGE COMPANY L.L.C.

         Mitchell is owned 51% by the Association and 49% by The Woodlands Land Development Company L.P., which is not affiliated with either Fort Bend or Southwest. Following January 1, 1999, The Woodlands has the right to convert the book value of its 49% ownership interest in Mitchell into shares of Fort Bend common stock, at a conversion rate equal to 82.304 shares of Fort Bend common stock for each $1,000 of The Woodlands' ownership interest in Mitchell. This equates to a conversion price of $12.15 per share of Fort Bend common stock. The number of shares of Fort Bend common stock that may be acquired by The Woodlands upon exercise of this right is limited to 9.9% of the outstanding Fort Bend shares, after taking into account the shares being issued to The Woodlands, with any excess being paid in cash in an amount equal to the book value of such remaining ownership interest.


         At the effective time, The Woodlands' conversion right will become the right to convert its ownership interest into shares of Southwest common stock at a conversion price of $8.38 per share of Southwest common stock. Based on The Woodlands' ownership interest of $2,594,242, as of December 31, 1998, The Woodlands would have the right to acquire 213,516 shares of Fort Bend common stock before the effective time or 309,598 shares of Southwest common stock after the effective time. No cash would be paid to The Woodlands in either situation since the shares to be received would be less than the 9.9% limitation.

NO DISSENTERS' RIGHTS

         Under Delaware law, holders of Fort Bend common stock are not entitled to any appraisal or dissenters' rights in connection with the merger.

SURRENDER OF CERTIFICATES

         As soon as practicable after the effective time, Southwest's transfer agent, American Securities Transfer & Trust, Inc., acting in the capacity of exchange agent for Southwest, will mail to each holder of record of shares of Fort Bend common stock a form letter of transmittal, together with instructions for the exchange of such holder's stock certificates for a certificate representing the shares of Southwest common stock and the cash in lieu of fractional shares of Southwest common stock to which he or she is entitled.

         STOCKHOLDERS OF FORT BEND SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

         After surrendering to the exchange agent one or more certificates for Fort Bend common stock, together with a properly completed letter of transmittal, the exchange agent will issue and mail to the holder a certificate representing the number of whole shares of Southwest common stock to which the holder is entitled and, if applicable, a check for the amount representing any fractional share, without interest. The exchange agent may issue a certificate for Southwest common stock in a name other than the name in which the surrendered certificate is registered only if (a) the certificate surrendered is properly endorsed and is in proper form for transfer and (b) the person requesting the issuance of the certificate either pays to the exchange agent any transfer or other taxes required by the issuance of a certificate for shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the exchange agent that the taxes have been paid or are not due.


         All Southwest common stock issued in the merger will be deemed issued as of the effective time. No dividends in respect of the Southwest common stock with a record date after the effective time will be paid to the former stockholders of Fort Bend entitled to receive certificates for shares of Southwest common stock until such shareholders surrender their certificates representing shares of Fort Bend common stock. After the certificates are surrendered, Southwest will pay the shareholder in whose name the certificates representing the shares of Southwest common stock are issued any dividends the record and payment dates of which are after the effective time and before the date of surrender. After the certificates are surrendered, Southwest will pay to the person in whose name the certificate representing the shares of Southwest common stock is issued, on the dividend payment date, any dividend on the shares of Southwest common stock that have a record date after the effective time and before the date of surrender, but a payment date after the surrender. In no event will persons entitled to receive dividends be entitled to receive interest on amounts payable as dividends.

CONDITIONS TO THE MERGER

         The effectiveness of the merger is subject to the satisfaction as of the closing date of a number of conditions or, if permissible under the merger agreement, waiver of such conditions.


         CONDITIONS TO THE OBLIGATIONS OF BOTH PARTIES. Following are the material conditions to the obligations of both parties to effect the merger:


         - the approval of the merger agreement by the requisite vote of Fort Bend's stockholders;


         -        the receipt of all requisite regulatory approvals; and


         - the absence of any pending or threatened suits, claims, actions, investigations or proceedings challenging or in any manner seeking to restrict or prohibit the transactions contemplated by the merger agreement or seeking to obtain any damages against any person as a result of the transactions contemplated by the merger agreement.

         CONDITIONS TO THE OBLIGATIONS OF SOUTHWEST. Conditions to the obligations of Southwest to effect the merger:


         - the receipt by Southwest of a certificate from Fort Bend's chief executive officer certifying compliance with Fort Bend's representations, warranties and covenants and confirming the absence of any pending or threatened litigation against Fort Bend that, when aggregated with any breaches of representations and warranties, would have a material adverse effect on Fort Bend;

         - the absence of any general banking moratorium or general suspension of payments in respect of banks in the United States or any event that significantly and adversely affects the normal functioning or operation of the convertibility of major European currencies into United States dollars;

         - the receipt by Southwest of an opinion of counsel to Southwest at the Closing date regarding certain federal income tax consequences of the merger to Southwest and Southwest Bank;


         - the execution and delivery by holders of Fort Bend Stock Options of acknowledgments confirming the conversion of such options into options to purchase Southwest common stock as described under "--Fort Bend Stock Options;"


         - the qualification of the merger as a "pooling of interests" for financial accounting purposes and the receipt by Southwest of an appropriate opinion from PricewaterhouseCoopers LLP to that effect;


         - the receipt by Southwest of agreements substantially in the form of Exhibit B to the merger agreement from each of the "affiliates" of Fort Bend;


         - the receipt by Southwest of releases from the directors and officers of Fort Bend substantially in the forms of Exhibit E and Exhibit F to the merger agreement; and


         - the receipt by Southwest of an opinion of counsel from Silver, Freedman & Taff, L.L.P., special counsel to Fort Bend, substantially in the form of Exhibit D to the merger agreement.


         CONDITIONS TO THE OBLIGATION OF FORT BEND. Following are the material conditions to the obligations of Fort Bend to effect the merger:


         - the receipt of an opinion of counsel to Fort Bend at the closing date regarding certain federal income tax consequences of the merger to Fort Bend stockholders as described under "--Certain Federal Income Tax Consequences;"

         - the receipt by Fort Bend of a certificate from Southwest's chief executive officer, president or any executive vice president, certifying compliance with Southwest's representations, warranties and covenants; and

         - the receipt by Fort Bend of an opinion of Vinson & Elkins L.L.P., counsel to Southwest and Southwest Bank, substantially in the form of Exhibit C to the merger agreement.


         For a complete description of all of the conditions to the obligations of the parties to effect the merger, see Article VI of the merger agreement.

REGULATORY APPROVALS

         The merger is subject to prior approval by the Office of the Comptroller of the Currency under the National Bank Act. The merger is also subject to certain filing and other requirements of the Office of Thrift Supervision and the Board of Governors of the Federal Reserve Board. Southwest has filed an application with the OCC requesting approval of the merger; however, there can be no assurances that the necessary regulatory approval will be obtained or as to the timing of or conditions placed on such approval.

         The approval of any application merely implies satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, stockholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed merger.


         Southwest and Fort Bend are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. The parties currently intend to seek to obtain any other approval and to take any other action that may be required to effect the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting. The receipt of all necessary regulatory approvals is a condition to effecting the merger. See "--Conditions to the merger" and "--Termination of the merger agreement."

CONDUCT OF BUSINESS PENDING THE MERGER

         The merger agreement requires Fort Bend to maintain the general character of its business and conduct its business in the ordinary and usual manner at all times prior to the effective time. In addition, without the prior written consent of Southwest, Fort Bend and its subsidiaries may not:


         - make any loans or other extensions of credit to any borrower in excess of $500,000, with certain exceptions;

         - enter into, amend or terminate any material agreement, contract or commitment exceeding $50,000, other than banking transactions in the ordinary course of business;

         - issue, sell or otherwise dispose of any shares of its capital stock except for shares issued upon the exercise of Fort Bend Stock Options, the conversion of Fort Bend debentures or the Mitchell Exchange;

         - sell or otherwise dispose of any of its or its subsidiaries material assets or properties other than in the ordinary course of business;

         - declare, set aside, make or pay any dividend or other distribution with respect to its capital stock other than its regular quarterly dividend in the amount of $0.10 per share;

         - amend its Certificate of Incorporation or Bylaws or any of the organizational documents of any of its subsidiaries;

         - open or close any branch office, other than The Woodlands branch office; or

         - make any material change in the interest rate risk profile of the Association from that as of June 30, 1998.

         See Article V of the merger agreement for additional restrictions on the conduct of the business of Fort Bend pending the merger.

NO SOLICITATION

         Fort Bend has agreed under the merger agreement that neither it nor any of its directors, officers, employees or agents, will, directly or indirectly, solicit, initiate, encourage or facilitate any proposal for a merger or other business combination involving Fort Bend or for the acquisition of a substantial equity interest in, or a substantial portion of the assets of, Fort Bend, or, except as otherwise required in the opinion of counsel to Fort Bend in order for the Fort Bend board to fulfill its fiduciary duties to Fort Bend's stockholders, participate in any negotiation in respect of or cooperate with any acquisition proposal. If any third party makes an offer or inquiry to Fort Bend concerning any acquisition proposal, Fort Bend is required to promptly disclose such offer or inquiry, including the terms thereof, to Southwest.

CERTAIN ADDITIONAL AGREEMENTS

         FORT BEND. Fort Bend has also agreed under the merger agreement to
(a) terminate on or prior to the Closing date, certain employment, consulting, severance or similar agreements with Fort Bend or any of its subsidiaries that would otherwise extend past the Closing date; (b) if requested by Southwest, after approval of the merger by Fort Bend's stockholders and receipt of all regulatory approvals, make accounting entries prior to the effective time in order to conform the accounting records of Fort Bend to the accounting policies and practices of Southwest and its subsidiaries, provided they are consistent with generally accepted accounting principles; and (c) cooperate with Southwest in obtaining and delivering environmental assessment reports on certain properties.

         SOUTHWEST. Southwest has also agreed under the merger agreement to indemnify the directors, officers, employees and agents of Fort Bend and its subsidiaries against all losses, expenses, claims, damages, liabilities or amounts in connection with any claim, action, suit, proceeding or investigation based in whole or in part on the fact that such person is or was a director, officer, employee or agent of Fort Bend or any of its subsidiaries and arising out of actions or omissions occurring at or prior to the effective time, in each case to the fullest extent permitted under applicable law, and, in addition, to maintain liability insurance for such purpose through October 20, 2000.

         For information concerning additional agreements and covenants of Fort Bend and Southwest, see Article V of the merger agreement.

TERMINATION OF THE MERGER AGREEMENT

         The merger agreement may be terminated at any time prior to the effective time:

         -        by mutual written consent of the parties;

         - by either party if the merger has not become effective by March 31, 1999, unless the party seeking to terminate is in default under the merger agreement;


         - by either party upon the expiration of 15 days after any governmental authority having jurisdiction over the merger indicates that it intends to deny or to refuse to grant its approval, provided, that with respect to governmental authorities other than the OCC or the Federal Reserve Board, the parties shall use their reasonable efforts during such 15-day period to obtain the withdrawal of such denial or refusal;


         - by Southwest upon the expiration of 30 days after the date Southwest has given notice to Fort Bend of Fort Bend's material failure to satisfy any covenant or agreement in the merger agreement or of Fort Bend's breach of any representations or warranties that in the aggregate represent a material adverse effect on Fort Bend, provided Fort Bend has not corrected the grounds for such termination within such 30-day period;


         - by Fort Bend upon the expiration of 30 days following the date that Fort Bend has given written notice to Southwest of Southwest's material failure to satisfy any covenant or agreement contained in the merger agreement or of Southwest's breach of any representations or warranties that in the aggregate represent a material adverse effect on Southwest, provided that Southwest has not corrected such grounds for termination within such 30-day period;


         - by either Southwest or Fort Bend if the requisite approval of Fort Bend's stockholders is not obtained at the special meeting thereof or the Fort Bend board has determined not to recommend approval of the merger to Fort Bend's stockholders in order to fulfill its fiduciary duty to such stockholders, provided, that if the terminating party is Fort Bend, Fort Bend shall not be in material breach of any of its obligations under the merger agreement;

         - by Southwest if there shall have occurred since June 30, 1998, any change in or effect on the business of Fort Bend or its subsidiaries or any occurrence, development or event of any nature that has had or may reasonably be expected to have, together with all such other changes and effects, a material adverse effect on Fort Bend; and

         - by Fort Bend, if there shall have occurred since June 30, 1998, any change in or effect on the business of Southwest or any occurrence, development or event of any nature that has had or may reasonably be expected to have, together with all such other changes and effects, a material adverse effect on Southwest.

AMENDMENT OF MERGER AGREEMENT

         The merger agreement may be amended by the respective boards of directors of the parties at any time before or after approval of the merger agreement by Fort Bend's stockholders. Unless required by law, no amendment of the merger agreement effected after the merger agreement is approved by Fort Bend's stockholders shall require any further stockholder approval.

WAIVER OF PERFORMANCE OF OBLIGATIONS

         Either of the parties to the merger agreement may, by a signed writing, give any consent, take any action with respect to the termination of the merger agreement or otherwise, or waive any of the inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the merger agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Southwest has agreed to assume the obligations under the existing Employment Agreement between Fort Bend and Lane Ward upon completion of the merger, subject to the following changes:

                  (a) the expiration date of the Employment Agreement will be extended from March 31, 2001 to December 31, 2001;

                  (b) Mr. Ward's annual salary will increase from $140,000 to $150,000;

                  (c) Mr. Ward will receive an incentive stock option under Southwest's 1996 stock Option Plan to purchase 12,000 shares of Southwest common stock at an exercise price per share equal to the fair market value per share of Southwest common stock on the date the option is granted following completion of the merger; and

                  (d) for the 1999 calendar year, Mr. Ward has the opportunity to earn a bonus of up to $60,000.

         Following the merger, Mr. Ward will be elected Vice Chairman of the Board of Southwest Bank, with responsibility for all mortgage banking and mortgage servicing operations of Southwest Bank. He will also be responsible for coordinating all business development activities in all branch offices of Southwest Bank located in Fort Bend County, Wharton County and Montgomery County and for assisting line of business managers in the implementation of their strategic business objectives in those offices. As soon as practicable following the effective time, the respective Boards of Directors of Southwest and Southwest Bank will be increased by one member, and Lane Ward will be elected to fill the vacancies created by each such increase.


         Southwest has agreed to assume Fort Bend's obligations under its existing employment agreements with David D. Rinehart and Larry J. Dobrava. Southwest has also agreed to grant Mr. Rinehart an incentive stock option to purchase 2,000 shares of Southwest common stock at an exercise price per share equal to the fair market value per share of Southwest common stock on the date the option is granted following completion of the merger.

         Existing employment agreements between Fort Bend and each of Lane Ward, David D. Rinehart and Larry J. Dobrava provide that if there is a voluntary or involuntary termination of employment within 12 months after a "change of control" of Fort Bend, such as the merger with Southwest, the employee is entitled to receive all remaining payments under his employment agreement at the times they would otherwise become payable. In addition, if he is involuntarily terminated, other than for cause, during such 12-month period he is also entitled to receive a lump sum payment equal to his then current annual compensation. Mr. Rinehart's employment agreement currently expires on March 31, 2001, and his current annual salary is $108,300. Mr. Dobrava's employment agreement currently expires on March 31, 2000, and his current annual salary is $92,423.


         See "-- Fort Bend Stock Options" and "-- Fort Bend Restricted Stock Awards" for information regarding the possible acceleration of vesting of such awards held by certain directors and executive officers of Fort Bend as a result of the merger.

FEDERAL INCOME TAX CONSEQUENCES

         The receipt of the following opinions from Silver, Freedman & Taff, L.L.P., Fort Bend's counsel, as to the federal income tax consequences of the merger, in form and substance satisfactory to Fort Bend, is a condition to the consummation of the merger:

                  (a) the proposed merger qualifies as a tax-free
         "reorganization" within the meaning of Section 368(a) of the Code;

                  (b) Southwest and Fort Bend will each be a party to that reorganization;

                  (c) no gain or loss will be recognized by the stockholders of Fort Bend on the receipt by them of shares of Southwest common stock in exchange for their shares of Fort Bend common stock, except to the extent they receive cash;


                  (d) the basis of Southwest common stock received by the stockholders of Fort Bend will be the same as the basis of the Fort Bend common stock surrendered in exchange therefor, reduced by the excess, if any, of the cash received over the amount of gain recognized on the exchange; and


                  (e) the holding period of Southwest common stock received by stockholders of Fort Bend will include the period during which Fort Bend common stock exchanged therefor was held, provided the surrendered Fort Bend common stock was held as a capital asset on the date of the exchange.


         The above opinion of counsel, which will be delivered on the Closing date, is filed as an exhibit to the registration statement. A further condition to the consummation by Southwest of the merger is the receipt of additional opinions of Southwest's counsel, in form and substance satisfactory to Southwest, as to the federal income tax consequences of the merger and the bank merger as they affect Southwest and Southwest Bank.


         The foregoing discussion is a summary of all of the material tax consequences of the merger. An opinion of counsel only represents counsel's best legal judgment and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Neither Fort Bend nor Southwest has requested or will request a ruling from the Internal Revenue Service with regard to the federal income tax consequences of the merger.


         THE ABOVE SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING ON AN INDIVIDUAL BASIS. IN ADDITION TO THE FEDERAL INCOME TAX CONSEQUENCES DISCUSSED ABOVE, CONSUMMATION OF THE MERGER MAY HAVE SIGNIFICANT STATE AND LOCAL INCOME TAX CONSEQUENCES THAT ARE NOT DISCUSSED IN THIS PROXY STATEMENT/PROSPECTUS. ACCORDINGLY, PERSONS CONSIDERING THE MERGER ARE URGED TO CONSULT THEIR TAX ADVISORS WITH SPECIFIC REFERENCE TO THE EFFECT OF THEIR OWN PARTICULAR FACTS AND CIRCUMSTANCES ON THE MATTERS DISCUSSED IN THIS PROXY STATEMENT/PROSPECTUS.

RESALE OF SOUTHWEST COMMON STOCK

         The shares of Southwest common stock issuable to stockholders of Fort Bend upon the merger becoming effective have been registered under the Securities Act of 1933, as amended. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Fort Bend or Southwest as that term is defined in the rules under the Securities Act. Persons who may be deemed to be affiliates of Fort Bend generally include individuals or entities that control, are controlled by or are under common control with Fort Bend and may include the executive officers and directors of Fort Bend, as well as certain principal stockholders of Fort Bend.

NASDAQ LISTING

         The merger agreement provides that Southwest will, prior to the effective time, notify NASDAQ of the listing of the shares of Southwest common stock to be issued in connection with the merger and will obtain any approval required by NASDAQ necessary in connection with the issuance of the Southwest common stock.

ACCOUNTING TREATMENT

         Management of Southwest anticipates that the merger will be accounted for as a "pooling of interests" under generally accepted accounting principles. This means that Southwest will carry forward to Southwest's consolidated balance sheet the net assets of Fort Bend at their historical cost.

EXPENSES

         Except as otherwise provided in the merger agreement, Southwest and Fort Bend will each pay their own expenses in connection with the merger and the bank merger, including fees and expenses of their respective independent auditors and counsel, except that all out-of-pocket costs and expenses of the parties relating to the printing, filing, shipping and distribution of the registration statement and this Proxy statement/prospectus shall be borne equally by Southwest, on the one hand, and Fort Bend, on the other hand. In addition, if the merger agreement is terminated because the Board of directors of Fort Bend has either failed to recommend approval of the merger to Fort Bend's stockholders or has recommended against approval of the merger because of the receipt by Fort Bend of an acquisition proposal from a third party, Fort Bend shall pay Southwest, concurrently with such termination, a termination fee of $3,000,000.

                          IMPACT OF THE YEAR 2000 ISSUE

GENERAL

         With the new millennium approaching, organizations are examining their computer systems to ensure they are Year 2000 compliant. The Year 2000 issue is that many existing computer systems use only two numbers to identify a year in the date field with the assumptions that the first two digits are always 19. As the century is implied in the date, on January 1, 2000, computers that are not Year 2000 compliant will assume the year is 1900. Systems that calculate, compare, or sort using the incorrect date will cause erroneous results, ranging from system malfunctions to incorrect or incomplete transaction processing. If not remedied, potential risks include business interruption or shut down, financial loss, reputation loss and/or legal liability.

         In May 1997, the Federal Financial Institutions Examination Council issued an interagency statement to the chief executive officers of all federally supervised financial institutions, including Southwest and Fort Bend, regarding Year 2000 project management awareness. The FFIEC statement provides guidance to financial institutions, providers of data services and all examining personnel of the federal banking agencies regarding the Year 2000 issue. The federal banking agencies have been conducting Year 2000 compliance examinations, and the failure to implement an adequate Year 2000 program can be identified as an unsafe and unsound banking practice. The OCC and the OTS have established examination procedures that contain three categories of ratings: "Satisfactory," "Needs Improvement," and "Unsatisfactory." Institutions that receive a Year 2000 rating of Unsatisfactory may be subject to formal enforcement action, supervisory agreements, cease and desist orders, civil money penalties, or the appointment of a conservator. In addition, federal banking agencies will be taking into account Year 2000 compliance programs when reviewing applications and may deny an application based on Year 2000 related issues.


FORT BEND

         In September 1997, Fort Bend inventoried its suppliers, hardware, software and facilities and quantified the extent of its business impact. Fort Bend has received written assurances from most suppliers or third party providers that their products or services are Year 2000 ready or in-process of becoming Year 2000 ready. While Fort Bend will continue to monitor the progress being made by these vendors in addressing their own Year 2000 issues, to date Fort Bend is generally satisfied with their responses and their progress in addressing Year 2000 risk.

         In May 1998, Fort Bend began discussions with large borrowers. All commercial and construction loans in excess of $200,000 were evaluated for Year 2000 exposure by using a questionnaire developed by Fort Bend. The questionnaire was either mailed or handed out at a group meeting with borrowers. As a part of the current credit approval process loans are evaluated for Year 2000 risk. Fort Bend is continuing to monitor the progress being made by its larger borrowers in addressing Year 2000 issues and to date is generally satisfied with borrowers' responses and their progress in addressing Year 2000 risk.

         Renovation and validation testing of mission critical hardware is substantially complete after installation of vendor upgrades. As a result of the merger, mission critical software and outside service bureau systems will not be in service at the end of 1999, therefore Fort Bend has discontinued Year 2000 efforts on these systems. However, a contingency plan has been developed in the event the merger does not occur. In this case renovation and testing would resume with the resources originally planned for these systems.

         The majority of Fort Bend's mission critical systems fall into the category of core-banking software that is provided by an outside service bureau. It is the intention of Fort Bend to convert accounts to Southwest Bank's in-house system. While no warranty has been received with respect to the core-banking system, that system is used by a number of banking institutions and has been reviewed by Federal Banking Regulators for Year 2000 readiness. Fort Bend has also reviewed its facilities for Year 2000 issues including elevators, vaults, security alarms, heating and air conditioning. Most of these systems do not have imbedded computer chips or date sensitive systems that would have an adverse impact on operations.

         Fort Bend has no internally generated programmed software coding to correct, as substantially all of the software utilized by Fort Bend is purchased or licensed from external providers. Fort Bend has determined that it has little to no exposure to contingencies related to the Year 2000 issue for products it has sold. For the six months ended September 30, 1998, Fort Bend had incurred costs of approximately $44,000, and has budgeted $140,000 for the fiscal year ending March 31, 1999, for Year 2000 compliance, based on currently available information. The merger, however, may eliminate the expense of upgrading systems that may not be in place after the merger.

SOUTHWEST

         Southwest has undertaken a company-wide initiative to address the Year 2000 issue and has developed a comprehensive plan to prepare, as appropriate, its computer systems and facilities. Southwest has completed a thorough education and awareness initiative and an inventory and assessment of its technology and application portfolio to understand the scope of the Year 2000 impact. Southwest is presently renovating, in the way of upgrades, and testing these technologies and applications in partnership with software development organizations.

         Southwest has focused on developing appropriate policies or risk mitigation actions to address Year 2000 related failures prior to the millennium due to reliance on internal or external dependencies. Southwest is working with key external parties, including customers, counterparties, vendors, exchanges, depositories, utilities, suppliers, agents, and regulatory agencies, to eliminate the potential risks posed by the Year 2000 problem. Year 2000 compliance by Southwest's borrowers is now an integral part of its underwriting procedures. Southwest is prepared to curtail credit availability to customers identified as having material exposure to the Year 2000 issue. However, its ability to exercise such curtailment may be limited by various factors, including existing legal agreements and potential concerns regarding lender liability.

         Southwest has also completed an extensive review of its non-information technology systems, such as elevators, escalators, bank vaults and security systems. Most of these systems do not have date sensitive systems or imbedded computer chips, and Southwest has received written confirmation from substantially all vendors of these systems that they are Year 2000 compliant.

         The failure of external parties to resolve their own Year 2000 issues in a timely manner could result in a material financial risk to Southwest. For potential failure scenarios where the risk to Southwest is deemed significant and where such risk is considered to have higher probability of occurrence, Southwest has developed business recovery/contingency plans. These plans define the infrastructure that should be put in place for managing a failure after January 1, 2000.

         Costs to prepare Southwest's systems for the Year 2000 are estimated at approximately $4.0 million, for internal systems renovation and testing, testing equipment and both internal and external resources working on the project. Through December 31, 1998, Southwest had incurred approximately $2.4 million of these costs. Capital expenditures total approximately $584,000 and non-capital expenditures total approximately $1.8 million.

                       DIRECTORS AND OFFICERS OF SOUTHWEST
                              FOLLOWING THE MERGER


         Following completion of the merger, the Southwest board of directors intends to increase its size by adding one Class III position and to elect Lane Ward as a director of Southwest to fill that position. Mr. Ward will hold the position as a director of Southwest until the 1999 annual meeting of shareholders. Mr. Ward will also be elected a director of Southwest Bank and will hold the title of Vice Chairman of Southwest Bank. For information concerning Mr. Ward, see Fort Bend's proxy statement dated June 29, 1998 for its annual meeting of stockholders held on July 28, 1998, a copy of which accompanies this proxy statement/prospectus. For information regarding the directors and executive officers of Southwest, see Southwest's proxy statement dated April 20, 1998 for its annual meeting of shareholders held on May 26, 1998, which is incorporated by reference in Southwest's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated by reference in this proxy statement/prospectus.

                     DESCRIPTION OF SOUTHWEST CAPITAL STOCK

GENERAL

         Southwest has authorized two classes of stock: (1) 50,000,000 authorized shares of Southwest common stock, par value $1.00 per share, 23,215,048 shares of which are issued and outstanding as of September 30, 1998; and (2) 1,000,000 authorized shares of preferred stock, par value $0.01 per share, none of which have been issued. The following summary is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of Southwest, copies of which have been filed as exhibits to the registration statement of which this proxy statement/prospectus is a part.

SOUTHWEST COMMON STOCK

         The holders of Southwest common stock are entitled to one vote for each share of Southwest common stock owned. Except as expressly provided by law and except for any voting rights which may be conferred on any shares of preferred stock issued by the Southwest board, all voting power is in Southwest common stock. Holders of Southwest common stock may not cumulate their votes for the election of directors. Holders of Southwest common stock do not have preemptive rights to acquire any additional, unissued or treasury shares of the Company, or securities of Southwest convertible into or carrying a right to subscribe to or acquire shares of Southwest.


         Holders of Southwest common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by the Southwest board. However, the Southwest board may not declare or pay cash dividends on Southwest common stock, and no Southwest common stock may be purchased by Southwest, unless full dividends on outstanding preferred stock for all past dividend periods and for the current dividend period, if any, have been declared and paid.

         On liquidation of Southwest, the holders of Southwest common stock are entitled to share pro rata in any distribution of the assets of Southwest, after the holders of shares of preferred stock have received the liquidation preference of their shares plus any cumulated but unpaid dividends, whether or not earned or declared, if any, and after all other indebtedness of Southwest has been retired.

PREFERRED STOCK

         Southwest is authorized to issue 1,000,000 shares of preferred stock. The preferred stock is available for issuance from time to time for various purposes as determined by the Southwest board, including making future acquisitions, raising additional equity capital and financing. Subject to certain limits set by the Southwest articles, the preferred stock may be issued on such terms and condition, and at such times and in such situations, as the Southwest board in its sole discretion determines to be appropriate, without any further approval or action by the shareholders, unless otherwise required by laws, rules, regulations or agreements applicable to Southwest.


         Moreover, except as otherwise limited by the Southwest articles or applicable laws, rules or regulations, the Southwest board has the sole authority to determine the relative rights and preferences of the preferred stock and any series thereof without shareholder approval. The Southwest articles require all shares of preferred stock to be identical, except as to the following characteristics, which may vary between different series of preferred stock: (a) dividend rate, preference of dividend with respect to any other class or series of stock, and cumulativity, non-cumulativity or partial cumulativity of dividends; (b) redemption price and terms, including, to the extent permitted by law, the manner in which shares are to be chosen for redemption if less than all the shares of a series are to be redeemed;
(c) sinking fund provisions, if any, for the redemption or purchase of share;
(d) the amount payable upon shares in the event of voluntary or involuntary liquidation; (e) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and
(f) voting rights.


         The Southwest board does not intend to seek shareholder approval prior to any issuance of preferred stock or any series thereof, unless otherwise required by law or the rules of any applicable securities exchange. Under Texas law, shareholder approval prior to the issuance of shares of Southwest common stock is required in connection with certain mergers. Frequently, opportunities arise that require prompt action, such as the possible acquisition of a property or business or the private sale of securities, and it is the belief of the Southwest board that the delay necessary for shareholder approval of a specific issuance could be to the detriment of Southwest and its shareholders.


         The preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with Southwest's management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of Southwest's securities or the removal of incumbent management.


         The effects of the issuance of the preferred stock on the holders of Southwest common stock could include (a) reduction of the amount otherwise available for payments of dividends on Southwest common stock if dividends are payable on the series of preferred stock; (b) restrictions on dividends on Southwest common stock if dividends on the series of preferred stock are in arrears; (c) dilution of the voting power of Southwest common stock if the series of preferred stock has voting rights, including a possible "veto" power if the series of preferred stock has class voting rights; (d) dilution of the equity interest of holders of Southwest common stock if the series of preferred stock is convertible, and is converted, into Southwest common stock; and (e) restrictions on the rights of holders of Southwest common stock to share in Southwest's assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

TEXAS LAW AND CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

         Certain provisions of Texas law, the Southwest articles and the Southwest bylaws could make more difficult the acquisition of Southwest by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Southwest to negotiate first with Southwest.

         The following discussion is a summary of certain material provisions of the Southwest articles and the Southwest bylaws, copies of which are filed as exhibits to the registration statement of which this proxy statement/prospectus is a part.


         CLASSIFIED BOARD OF DIRECTORS. Under the Southwest bylaws, the Southwest board is classified into three classes, with the directors being elected for staggered, three-year terms. The classification of the Southwest board has the effect of making it more difficult to change the composition of the Southwest board, because at least two annual meetings of the shareholders would be required to change the control of the Southwest board rather than one. In addition, the bylaws provide that directors may be removed by the shareholders only for cause and that vacancies on the Southwest board may be filled by the remaining directors.


         ADVANCE NOTICE OF SHAREHOLDER PROPOSALS AND NOMINATIONS. The Southwest bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or bring other business before an annual meeting of shareholders of Southwest. The shareholder notice procedure provides that only persons who are nominated by, or at the direction of, the Southwest board, or by a shareholder who has given timely written notice to the Secretary of Southwest prior to the meeting at which directors are to be elected, will be eligible for election as directors of Southwest and that, at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of the Southwest board or by a shareholder who has given timely written notice to the Secretary of Southwest of such shareholder's intention to bring such business before such meeting.


         Under the shareholder notice procedure, for notice of shareholder nominations or other business to be made at an annual meeting to be timely, such notice must be received by Southwest not less than 90 days prior to the first anniversary of the previous year's annual meeting, or if the date of the annual meeting is advanced by more than 20 days not later than the 10th day after public announcement of the date of such meeting is first made. Notwithstanding the foregoing, in the event that the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Southwest board made by Southwest at least 80 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is received by Southwest not later than the 10th day after such public announcement is first made by Southwest. The Southwest bylaws further provide that, for notice of a shareholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by Southwest not later than the 10th day after public announcement of the date of such meeting is first made.


         Under the shareholder notice procedure, a shareholder's notice to Southwest proposing to nominate a person for election as a director or proposing other business must contain certain information specified in the Southwest bylaws, including the identity and address of the nominating shareholder, the class and number of shares of stock of Southwest owned by such shareholder, information regarding the proposed nominee that would be required under the federal securities laws to be included in a proxy statement soliciting proxies for the proposed nominee and, with respect to business other than a nomination, a brief description of the business the shareholder proposes to bring before the meeting, the reasons for conducting such business at such meeting and any material interest of such shareholder in the business so proposed.


         The shareholder notice procedure may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Southwest and its shareholders.


         SPECIAL MEETINGS OF SHAREHOLDERS. The Southwest articles and Southwest bylaws provide that special meetings of shareholders can be called by shareholders only upon a written request signed by holders of one-third of the outstanding shares of stock entitled to vote at the meeting.

         REDUCED SHAREHOLDER VOTE REQUIRED FOR CERTAIN ACTIONS. The Southwest articles provide that, notwithstanding any provision of Texas law that would require approval of more than a majority of the shares entitled to vote on such matter, the vote or approval of a majority of the shares of Southwest stock entitled to vote on such matter will be sufficient to approve such matter. This provision reduces the required shareholder approval level for certain actions such as a merger, a consolidation, a share exchange, certain sales of substantially all of Southwest's assets, a dissolution or an amendment to the Southwest articles, each of which would otherwise require the approval of two-thirds of the Southwest stock entitled to vote on such matter under Texas law.


         AMENDMENT OF BYLAWS. The Southwest articles and Southwest bylaws provide that the Southwest bylaws may be amended only by the Southwest board. Shareholders do not have the power to amend the Southwest bylaws.


                COMPARATIVE RIGHTS OF HOLDERS OF SOUTHWEST COMMON
                   STOCK AND HOLDERS OF FORT BEND COMMON STOCK

GENERAL

         Southwest is incorporated under the laws of the State of Texas. Fort Bend is incorporated under the laws of the State of Delaware. The rights of Fort Bend's stockholders are currently governed by Delaware law and Fort Bend's certificate of incorporation and bylaws. If Fort Bend's stockholders approve the merger agreement and the merger becomes effective, stockholders of Fort Bend will become shareholders of Southwest. For that reason, after the effective time, their rights will be governed by Texas law, the Southwest articles and the Southwest bylaws.


         THE FOLLOWING IS A COMPARISON OF THE MATERIAL RIGHTS OF HOLDERS OF SOUTHWEST COMMON STOCK WITH THE RIGHTS OF HOLDERS OF FORT BEND COMMON STOCK. IT IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE RELEVANT PROVISIONS OF THE LAWS AND DOCUMENTS DISCUSSED BELOW.

DIRECTORS

         FORT BEND. The Fort Bend certificate provides that the number of directors shall be fixed from time to time exclusively by the Fort Bend board and that the directors, other than those who may be elected by the holders of any class or series of preferred stock, shall be divided into three classes, each serving a three-year term. The number of directors of Fort Bend is currently fixed at eight. Vacancies and newly created directorships on the Fort Bend board may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until such director's successor shall have been duly elected and qualified. Directors of Fort Bend are elected by a plurality of the votes cast present in person or by proxy at the meeting at which directors are elected. The Fort Bend Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders of Fort Bend. See "--Proposal of Business; Nomination of Directors--Fort Bend."


         SOUTHWEST. The Southwest bylaws provide that the number of directors shall be fixed from time to time by the Southwest board and that the directors shall be divided into three classes, each serving a three-year term. The number of directors of Southwest is currently fixed at 11. Vacancies on the Southwest board may be filled by a majority of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by a majority vote of Southwest shareholders. Directors of Southwest are elected by a plurality of the votes of shares of Southwest capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. The Southwest bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of shareholders of Southwest. See "--Proposal of Business; Nomination of Directors--Southwest."

VOTING OF SHARES

         FORT BEND. Each stockholder of Fort Bend has one vote for every share of stock entitled to vote; provided, however, in no event will any record owner of any outstanding Fort Bend common stock that is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of Fort Bend common stock, be entitled, or permitted to any vote in respect of the shares held in excess of that limit. The number of votes that may be cast by any record owner of Fort Bend common stock that is beneficially owned by a person owning shares in excess of the limit shall be a number equal to the total number of votes that a single record owner of all Fort Bend common stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Fort Bend common stock beneficially owned by such person owning shares in excess of the limit.


         SOUTHWEST. Each share of Southwest common stock is entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

AMENDMENT OF ARTICLES OR CERTIFICATE AND BYLAWS

         FORT BEND. The Fort Bend certificate provides that Fort Bend reserves the right to amend or repeal any provision contained in the certificate in the manner prescribed by Delaware law and all rights conferred upon stockholders are granted subject to this reservation; provided, however, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock of Fort Bend entitled to vote in the election of directors, voting together as a single class, is required to amend or repeal certain provisions of the Fort Bend certificate, including those relating to certain business combinations, liability and indemnification of officers and directors, amendment of the Fort Bend certificate, action by written consent, the calling of special meetings and the amendment of the Bylaws. The Fort Bend Bylaws may be adopted, amended or repealed by either (1) the approval of a majority of the Fort Bend board or (2) the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock of Fort Bend entitled to vote in the election of directors, voting together as a single class. Shares of Fort Bend preferred stock currently authorized in the Fort Bend certificate may be issued by the Fort Bend board without amending the Fort Bend certificate or otherwise obtaining the approval of Fort Bend's stockholders.


         SOUTHWEST. The Southwest articles may be amended only if the proposed amendment is approved by the Southwest board and thereafter approved by the holders of a majority of the outstanding shares of stock entitled to vote thereon. The Southwest bylaws may be amended only by a majority of the Southwest board. Shares of Southwest preferred stock currently authorized in the Southwest articles may be issued by the Southwest board without amending the Southwest articles or otherwise obtaining the approval of Southwest's shareholders.

SHAREHOLDER APPROVAL OF MERGERS AND ASSET SALES

         IN ADDITION TO BEING SUBJECT TO THE LAWS OF THEIR RESPECTIVE STATES OF INCORPORATION, SOUTHWEST, AS A BANK HOLDING COMPANY, AND FBHC, AS A SAVINGS AND LOAN HOLDING COMPANY, ARE SUBJECT TO VARIOUS PROVISIONS OF FEDERAL LAW WITH RESPECT TO MERGERS, CONSOLIDATIONS AND CERTAIN OTHER CORPORATE TRANSACTIONS.

         FORT BEND. Under Delaware law, the recommendation of the Board of directors and the approval of a simple majority of the outstanding shares of Fort Bend entitled to vote thereon are required to effect a merger or consolidation or to sell, lease or exchange substantially all of Fort Bend's assets. Subject to the provisions of the Fort Bend certificate and Section
203 of the Delaware General Corporation Law described below under "-- Business Combinations with Interested Stockholders," no vote of the stockholders of Fort Bend is required with respect to a merger or consolidation if Fort Bend is the surviving corporation of such merger or consolidation and (a) the related agreement of merger or consolidation does not amend the Fort Bend certificate, (b) each share of stock of Fort Bend outstanding immediately prior to the merger is an identical outstanding or treasury share of Fort
Bend after the merger and (c) the number of shares of Fort Bend common stock to be issued in such merger or consolidation, or to be issuable upon conversion of any convertible instruments to be issued in such merger or consolidation, does not exceed 20% of the shares of Fort Bend common stock outstanding immediately prior to such merger or consolidation.

         SOUTHWEST. Except as described below, the affirmative vote of a majority of the outstanding shares of stock entitled to vote thereon is required to approve a merger or consolidation involving Southwest or the sale, lease or exchange of all or substantially all of Southwest's assets. No vote of the shareholders is required, however, in connection with a merger in which Southwest is the surviving corporation and (i) the agreement of merger for the merger does not amend in any respect the Southwest articles, (ii) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of Southwest after the merger and (iii) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Southwest's capital stock outstanding immediately before the merger.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

         FORT BEND. Section 203 of the Delaware General Corporation Law prohibits a "business combination," which as defined in Section 203, generally including mergers, sales and leases of assets, issuances of securities and similar transactions, by a corporation or its subsidiary with an "interested stockholder," which as defined in Section 203, is generally the beneficial owner of 15% or more of the voting stock of such corporation, within three years after the person or entity became an interested stockholder, unless (a) the business combination or the transaction by which such person or entity became an interested stockholder was approved by the board of directors of the corporation prior to the person or entity becoming an interested stockholder, (b) upon the consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation, excluding, for purposes of determining the number of shares outstanding, shares held by persons who are both officers and directors of the corporation and shares held by certain employee benefit plans, or (c) the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.


         Article Eighth of the Fort Bend certificate includes some additional protections to those provided for by Section 203 of the Delaware General Corporation Law. Article Eighth provides that an affirmative vote of 80% of Fort Bend's outstanding shares of stock, voting together as a single class, is required to approve a merger or other business combination involving a beneficial owner of more than 10% of Fort Bend's outstanding voting shares. An affirmative vote of 80% of Fort Bend's outstanding shares of stock, voting together as a single class, is also required if the consideration offered in connection with such a transaction does not satisfy certain "fair price" requirements. These requirements do not apply if the transaction is approved by a majority of the "disinterested directors" of Fort Bend's board, which is defined as a director who is either (1) a director who is unaffiliated with the interested stockholder and was a member of the board prior to the time the interested stockholder became an interested stockholder or (2) a director thereafter chosen to fill a vacancy on the board or who is elected, and in either case, is unaffiliated with the interested stockholder and is recommended by a majority of the disinterested directors then on the board. The foregoing provision may only be altered, amended or repealed by the affirmative vote of the holders of at least 80% of the outstanding shares of voting stock, voting together as a single class.


         The merger is not subject to the limitations of Section 203 of the Delaware General Corporation Law, because Southwest is not an interested stockholder of Fort Bend.


         SOUTHWEST. The Texas Business Corporation Act does not have a comparable provision to the Delaware General Corporation Law's Section 203, and no such provision is included in the Southwest articles or the Southwest bylaws.

SPECIAL MEETINGS

         FORT BEND. Under the Delaware General Corporation Law, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. The Fort Bend Bylaws provide, subject to the rights of the holders of any class or series of preferred stock, that special meetings of stockholders may be called only by a resolution of the Fort Bend board that is adopted by a majority of the board.

         SOUTHWEST. Under Texas law, special meetings of shareholders may be called by the president, the board of directors, or such other person or persons as may be authorized in the articles of incorporation or the bylaws, or by the holders of at least 10% of all the shares entitled to vote at the proposed special meeting, unless the articles of incorporation require a number of shares greater than or less than 10%, but in no event greater than 50%. The Southwest bylaws provide that a special meeting of shareholders may be called by the Chairman of the Board, the President or a majority of the Southwest board, and shall be called by the President at the request of the holders of not less than one-third of the shares entitled to vote at the meeting.

LIMITATION OF DIRECTOR LIABILITY

         FORT BEND. The Fort Bend certificate provides that a director of Fort Bend shall not be liable personally to Fort Bend or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) or any breach of the director's duty of loyalty to Fort Bend or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under
Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. This provision protects Fort Bend's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care. In addition, the Certificate provides that if, after it is filed, the Delaware General Corporation Law is amended to further eliminate or limit the personal liability of directors, then the liability of a director of Fort Bend shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.


         SOUTHWEST. Article 1302-7.06 of the Texas Civil Statutes provides that the articles of incorporation may provide that a director of the corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, provided that there shall be no limitation of liability of a director to the extent the director is found liable for (1) a breach of the director's duty of loyalty to the corporation or its shareholders, (2) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of law, (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or
(4) an act or omission for which the liability of a director is expressly provided by an applicable statute. The Southwest articles provide that no director of Southwest will be liable to Southwest or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except to the extent the foregoing exemption from liability is not permitted under Texas law.

APPRAISAL RIGHTS

         FORT BEND. Section 262 of the Delaware General Corporation Law provides for stockholder appraisal rights in connection with mergers and consolidations generally; HOWEVER, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of merger or consolidation, were either (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (2) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Fort Bend common stock is quoted on the Nasdaq National Market System; therefore, holders of Fort Bend common stock will not have appraisal rights in connection with mergers and consolidations involving Fort Bend.


         SOUTHWEST. Articles 5.11 through 5.13 of the Texas Business Corporation Act provide for shareholder appraisal rights in connection with mergers and corporate combinations generally; however, appraisal rights are not available to holders of any class or series of class that, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting to act upon the agreement of merger or combination, were either (1) listed on a national securities exchange, or (2) held of record by more than 2,000 shareholders, so long as shareholders are not required by the terms of the plan of merger or combination to accept for their shares any consideration other than (a) shares of the corporation that, immediately after the effective time of the merger or combination, will be part of a class or series of shares which are listed, or authorized for listing upon official notice of issuance, on a national securities exchange or held of record by not less than 2,000 holders and (b) cash in lieu of fractional shares otherwise entitled to be received.

ACTION WITHOUT A MEETING

         FORT BEND. Subject to the rights of the holders of any class or series of preferred stock, any action required or permitted to be taken by the Fort Bend stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

         SOUTHWEST. As permitted by Article 9.10 of the Texas Business Corporation Act, any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting by the written consent of the holders of all of the shares entitled to vote with respect to the action that is subject to the consent. Article 9.10 of the Texas Business Corporation Act also states that the articles of incorporation may provide that any action required to be taken at a meeting of shareholders may instead be taken without a meeting by the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of shareholders. The Southwest bylaws provide that action may be taken by the written consent of all of the shareholders entitled to vote with respect to the subject matter thereof, and such consent shall have the same force and effect as a unanimous vote of the shareholders.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         FORT BEND. The Fort Bend certificate provides that Fort Bend will indemnify, to the fullest extent authorized by the DGCL at the time the Certificate was filed or as Delaware law may be amended in the future, but only to the extent such amendment provides broader indemnification rights, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding because he is or was a director or officer of Fort Bend, or is or was serving at the request of Fort Bend as a director or officer of another corporation, including any subsidiary of Fort Bend, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, against all expense, liability and loss reasonably incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by the Fort Bend board. The Fort Bend certificate also provides that Fort Bend must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if Delaware law requires, such advance payments for expenses incurred by a director or officer may be made only if such director or officer undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.


         The Fort Bend certificate authorizes Fort Bend, by a majority vote of the disinterested directors, to provide similar rights to indemnification and advancement of expenses to employees or agents of Fort Bend.


         The Fort Bend certificate allows Fort Bend to maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Fort Bend or another entity against any expense, liability or loss, regardless of whether Fort Bend has the power or obligation to indemnify that person against such expense, liability or loss under Delaware law.


         The rights to indemnification and advancement of expenses are not exclusive of any other rights that any person may have or acquire under any statute, provision of the Fort Bend certificate or Fort Bend Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.


         SOUTHWEST. The Southwest articles provide that, subject to certain limitations, its officers and directors, and certain other individuals acting on behalf of Southwest, will be indemnified by Southwest against judgments, penalties, fines, settlements and reasonable expenses actually incurred by such persons, to the fullest extent permitted under Texas law. Generally,
Article 2.01-1 of the Texas Business Corporation Act permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, or (b) in other cases, that his conduct was at least not opposed to the corporation's best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, Texas law requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

         The Southwest articles provide that a director of Southwest will not be liable to the corporation for monetary damages for an act or omission in the director's capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (1) a breach of the director's duty of loyalty to the corporation or the shareholders, (2) an act or omission not in good faith that involves intentional misconduct or a knowing violation of the law, (3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (4) an action or omission for which the liability of the director is expressly provided by statute, or (5) an act related to an unlawful stock repurchase or dividend.

DIVIDENDS

         IN ADDITION TO RESTRICTIONS IMPOSED ON SOUTHWEST UNDER TEXAS LAW AND ON THE ASSOCIATION UNDER DELAWARE LAW, SOUTHWEST AND THE ASSOCIATION ARE SUBJECT TO FEDERAL RESERVE BOARD, OTS, OCC AND OTHER REGULATORY POLICIES REGARDING PAYMENT OF DIVIDENDS, WHICH GENERALLY LIMIT DIVIDENDS TO OPERATING EARNINGS.


         FORT BEND. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the Delaware General Corporation Law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Fort Bend's principal source of funds to pay cash dividends on its common stock is cash dividends from the Association. Generally, savings associations, such as the Association, that before and after the proposed distribution meet their capital requirements, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its capital requirement for such capital component, as measured at the beginning of the calendar year, or 75% of its net income for the most recent four quarter period. However, an association deemed to be in need of more than normal supervision by the OTS may have its dividend authority restricted by the OTS. The Association may pay dividends in accordance with this general authority.

         Savings associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. Savings associations that do not, or would not meet their current minimum capital requirements following a proposed capital distribution, however, must obtain OTS approval prior to making such distribution. The OTS may object to the distribution during that 30-day period notice based on safety and soundness concerns.

         SOUTHWEST. Texas corporations may pay dividends out of surplus provided that after giving effect to the dividend payment, the corporation would not be insolvent. Southwest's principal source of funds to pay cash dividends on its common stock would be cash dividends from Southwest Bank. There are certain statutory limitations on the payment of dividends by national banks. Without approval of the OCC, dividends in any calendar year may not exceed Southwest Bank's total net profits for that year, plus its retained profits for the preceding two years, less any required transfers to capital surplus or to a fund for the retirement of any preferred stock. In addition, a dividend may not be paid in excess of a bank's cumulative net profits after deducting bad debts in excess of the allowance for loan losses. Regulatory authorities could impose administratively stricter limitations on the ability of Southwest Bank to pay dividends to Southwest if such limits were deemed appropriate to preserve certain capital adequacy requirements. As of September 30, 1998, approximately $44.9 million was available for payment of dividends by Southwest Bank to Southwest under these restrictions without regulatory approval.

PROPOSAL OF BUSINESS; NOMINATION OF DIRECTORS

         FORT BEND. The Fort Bend bylaws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. The Fort Bend bylaws require a stockholder to give notice of a proposed nominee in advance of the stockholders' meeting at which directors will be elected. In addition, the Fort Bend bylaws contain detailed advance notice and informational procedures which must be followed in order for a Fort Bend stockholder to propose an item of business for consideration at a meeting of Fort Bend stockholders. To be timely, a stockholder's notice must be delivered to Fort Bend no less than 30 days prior to the date of the meeting; provided, however, that in the event less than 40 days' notice of the meeting date is given, the notice must be received no later than the 10th day following the day on which such notice of the date of the meeting was mailed.

         SOUTHWEST. The Southwest bylaws contain detailed advance notice and informational procedures which must be complied with in order for a shareholder to nominate a person to serve as a director. The Southwest bylaws generally require a shareholder to give notice of a proposed nominee in advance of the shareholders' meeting at which directors will be elected. In addition, the Southwest bylaws contain detailed advance notice and informational procedures which must be followed in order for a Southwest shareholder to propose an item of business for consideration at a meeting of Southwest shareholders. To be timely, a shareholder's notice must be delivered to Southwest no later than the 70th day prior to the anniversary of the immediately preceding annual meeting; provided, however, if the date of the annual meeting is more than 20 days before such anniversary, the notice must be delivered to Southwest no later than the 10th day following the day public disclosure of the date of such meeting is first made by Southwest.

                                  LEGAL MATTERS

         The validity of the shares of Southwest common stock to be issued by Southwest will be passed upon by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters with respect to the merger will be passed upon for Fort Bend by Silver, Freedman & Taff, L.L.P., Washington, D.C.

                                    EXPERTS

         The consolidated balance sheets of Southwest Bancorporation of Texas, Inc. as of December 31, 1997 and 1996 and the consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, incorporated in this Proxy statement/prospectus by reference to the Southwest Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated by reference in this proxy statement/prospectus in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.


         With respect to the unaudited interim financial information for the periods ended September 30, 1998 and 1997, incorporated by reference in this Proxy statement/prospectus, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in Southwest's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1998, June 30, 1998 and March 31, 1998, and incorporated by reference in this proxy statement/prospectus, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of
Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.


         The consolidated statements of financial condition of Fort Bend as of March 31, 1998 and 1997 and the statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended March 31, 1998 incorporated in this Proxy statement/prospectus by reference to the accompanying Fort Bend Annual Report on Form 10-KSB for the year ended March 31, 1998, have been so incorporated by reference in this proxy statement/prospectus in reliance on the report, which includes an explanatory paragraph for changes in accounting principles, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                              STOCKHOLDER PROPOSALS

         As disclosed in the proxy materials for Fort Bend's 1998 annual meeting of stockholders, in order to be eligible for inclusion in Fort Bend's proxy materials for the 1999 annual meeting of stockholders, any stockholder proposal to take action at such meeting, which meeting will only be held if Southwest and Fort Bend do not merge, must be received at the main office of Fort Bend, 3400 Avenue H, Rosenberg, Texas 77471, no later than March 7, 1999. Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

                                  OTHER MATTERS

         The Fort Bend board is not aware of any business to come before the special meeting other than those matters described above in this Proxy statement/prospectus. However, if any other matters should properly come before the special meeting, including proposals to adjourn the special meeting to permit further solicitation of proxies in the event that there are not sufficient votes to approve any proposal at the time of the special meeting, it is intended that holders of the proxies will act in accordance with their best judgment; provided, however, that no proxy that is voted against a proposal will be voted in favor of adjournment to solicit further proxies for such proposal.


                       WHERE YOU CAN FIND MORE INFORMATION

         Southwest and Fort Bend each file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that the companies file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Southwest and Fort Bend's public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Commission at http://www.sec.gov.

         Southwest has filed a Form S-4 registration statement to register with the Commission the offering and sale of the shares of Southwest common stock to be issued to Fort Bend stockholders in the merger. This Proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of Southwest, as well as a proxy statement of Fort Bend for the special meeting.


         As allowed by Commission rules, this Proxy statement/prospectus does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.


         The Commission allows Southwest and Fort Bend to incorporate information into this Proxy statement/prospectus "by reference," which means that the companies can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Proxy statement/prospectus, except for any information superseded by information contained directly in this Proxy statement/prospectus. This Proxy statement/prospectus incorporates by reference the documents listed below that Southwest and Fort Bend have previously filed with the Commission. These documents contain important information about the companies and their financial condition.



SOUTHWEST FILINGS (FILE NO. 000-22007)              PERIOD
--------------------------------------              ------
Annual Report on Form 10-K......................... Year ended December 31, 1997 and January 20, 1999
Quarterly Reports on Form 10-Q..................... Quarter ended March 31, 1998; quarter ended June 30,
                                                    1998; quarter ended September 30, 1998
Current Reports on Form 8-K........................ Filed October 22, 1998 and January 20, 1999

Description of Southwest common stock from registration statement on Form 8-A filed on January 17, 1997, including any amendment or report filed with the Commission for the purpose of updating such description

FORT BEND FILINGS (FILE NO. 0-21328)                PERIOD
--------------------------------------              ------
Annual Report on Form 10-KSB....................... Year ended March 31, 1998
Quarterly Report on Form 10-QSB.................... Quarter ended June 30, 1998; quarter ended September 30,
                                                    1998
Current Reports on Form 8-K........................ Filed August 5, 1998, October 23, 1998, October 30,
                                                    1998 and January 25, 1999
Description of Fort Bend common stock from
registration statement on Form 8-A filed on
March 10, 1993, including any amendment or report
filed with the Commission for the purpose of
updating such description


         This Proxy statement/prospectus is accompanied by copies of Fort Bend's Annual Report on Form 10-KSB for the year ended March 31, 1998, proxy statement dated June 29, 1998 for its annual meeting of stockholders held on July 28, 1998 and Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998.


         Southwest and Fort Bend hereby incorporate by reference additional documents that Southwest or Fort Bend may file with the Commission between the date of this Proxy statement/prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K or 10-KSB, Quarterly Reports on Form 10-Q or 10-QSB and Current Reports on Form 8-K, as well as proxy statements.


         Southwest has supplied all information contained or incorporated by reference in this Proxy statement/prospectus relating to Southwest or Southwest Bank, and Fort Bend has supplied all such information relating to Fort Bend or the Association.


         You may obtain any of the documents incorporated by reference in this document from the appropriate company or the Commission through the Commission's Internet web site described above. Documents incorporated by reference are available from the appropriate company without charge, excluding all exhibits to those documents unless specifically incorporated by reference as an exhibit in this Proxy statement/prospectus. You may obtain documents incorporated by reference in this Proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:


                     SOUTHWEST BANCORPORATION OF TEXAS, INC.
                              4400 Post Oak Parkway
                              Houston, Texas 77027
                          Attention: R. John McWhorter
                               Tel: (713) 235-8800

                             FORT BEND HOLDING CORP.
                                  3400 Avenue H
                             Rosenberg, Texas 77471
                          Attention: David D. Rinehart
                               Tel: (281) 342-5571

         If you would like to request documents, please do so by [five business days before special meeting], 1999 to receive them before the special meeting. If you request any incorporated documents, the appropriate company will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED FEBRUARY ___, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF SHARES OF SOUTHWEST COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SOUTHWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                     SOUTHWEST BANCORPORATION OF TEXAS, INC.

                                       AND

                             FORT BEND HOLDING CORP.




                          Dated as of October 20, 1998

                                TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                ----
                                    ARTICLE I

                                   THE MERGER

         Section 1.1   The Merger................................................................................A-2
         Section 1.2   Conversion of FBHC Common Stock and FBHC Stock Options....................................A-3
         Section 1.3   Surrender of FBHC Stock Certificates......................................................A-3

                                   ARTICLE II

                                   THE CLOSING

         Section 2.1   Closing Date..............................................................................A-5
         Section 2.2   Effective Time; Procedure.................................................................A-5

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF FBHC

         Section 3.1   Organization.............................................................................A-6
         Section 3.2   Binding Effect...........................................................................A-7
         Section 3.3   Capitalization...........................................................................A-7
         Section 3.4   Financial Statements and Reports.........................................................A-8
         Section 3.5   Compliance with Applicable Laws; Operating Authorities...................................A-9
         Section 3.6   Other Activities of FBHC................................................................A-10
         Section 3.7   Contracts and Commitments...............................................................A-11
         Section 3.8   Broker's and Finder's Fees..............................................................A-12
         Section 3.9   Corporate Records; Other Information....................................................A-12
         Section 3.10  Real Property Owned or Leased...........................................................A-13
         Section 3.11  Personal Property.......................................................................A-13
         Section 3.12  Accounting Records; Data Processing.....................................................A-14
         Section 3.13  Absence of Certain Changes..............................................................A-14
         Section 3.14  Litigation..............................................................................A-15
         Section 3.15  Tax Matters.............................................................................A-16
         Section 3.16  Employment and Similar Agreements; Obligations
                            Upon Change in Control.............................................................A-17
         Section 3.17  Benefit Plans...........................................................................A-18
         Section 3.18  Labor and Employment Matters............................................................A-20
         Section 3.19  Certain Interests.......................................................................A-21
         Section 3.20  Registration Statement and Regulatory Applications......................................A-22
         Section 3.21  Insurance...............................................................................A-22
         Section 3.22  Environmental Matters...................................................................A-23
         Section 3.23  Intellectual Property Rights............................................................A-24
         Section 3.24  Site Locations..........................................................................A-24
         Section 3.25  Loans...................................................................................A-24
         Section 3.26  Allowance for Losses....................................................................A-25
         Section 3.27  Real Estate Owned.......................................................................A-25
         Section 3.28  Interest Rate Risk Management Instruments...............................................A-26
         Section 3.29  Disclosure..............................................................................A-26


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Section 4.1   Organization............................................................................A-26
         Section 4.2   Binding Effect..........................................................................A-27
         Section 4.3   Capitalization..........................................................................A-27
         Section 4.4   Financial Statements and Reports........................................................A-28
         Section 4.5   Registration Statement and Regulatory Applications......................................A-29
         Section 4.6   Compliance with Applicable Laws; Operating Authorities..................................A-29
         Section 4.7   Absence of Certain Changes..............................................................A-30
         Section 4.8   Litigation..............................................................................A-30
         Section 4.9   Broker's and Finder's Fees..............................................................A-31
         Section 4.10  Tax Matters.............................................................................A-31
         Section 4.11  Environmental Matters...................................................................A-31
         Section 4.12  Allowance for Losses....................................................................A-31
         Section 4.13  Disclosure..............................................................................A-31

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

         Section 5.1   Preparation of Registration Statement and
                            Prospectus/Proxy Statement.........................................................A-32
         Section 5.2   Pursuit of Regulatory Approvals.........................................................A-32
         Section 5.3   Other Consents..........................................................................A-33
         Section 5.4   FBHC Activities Pending Closing.........................................................A-33
         Section 5.5   Ongoing Financial Disclosure............................................................A-35
         Section 5.6   Access to Information...................................................................A-35
         Section 5.7   Confidentiality.........................................................................A-36
         Section 5.8   Meeting of Shareholders.................................................................A-37
         Section 5.9   Stock Listing...........................................................................A-37
         Section 5.10  Affiliates' Letters.....................................................................A-37
         Section 5.11  Plan Amendments and Participation in Company Plans;
                            Option Registration................................................................A-37
         Section 5.12  Assumption of FBHC Stock Options........................................................A-38
         Section 5.13  Termination of Severance and Consulting Arrangements....................................A-38
         Section 5.14  Certain Notifications...................................................................A-39
         Section 5.15  No Shopping.............................................................................A-39
         Section 5.16  No Inconsistent Actions; Pooling; Tax Treatment.........................................A-40
         Section 5.17  Taxes; Consent..........................................................................A-40
         Section 5.18  Transactions with Affiliates and Insiders...............................................A-40
         Section 5.19  Classification of Loans.................................................................A-40
         Section 5.20  Compliance with Applicable Law..........................................................A-41
         Section 5.21  Certain Accounting Adjustments..........................................................A-41
         Section 5.22  Environmental Investigation; Right to Terminate Agreement...............................A-41
         Section 5.23  Indemnification of Directors and Officers; Insurance....................................A-42
         Section 5.24  Access to Information of the Company....................................................A-43
         Section 5.25  Further Assurances......................................................................A-44



                                   ARTICLE VI

                              CONDITIONS TO CLOSING

         Section 6.1  Conditions to FBHC's Obligation to Close.................................................A-45
         Section 6.2  Conditions to the Company's Obligations to Close.........................................A-47

                                   ARTICLE VII

                                   TERMINATION

         Section 7.1   Termination..............................................................................A-50
         Section 7.2   Effect of Termination....................................................................A-51

                                  ARTICLE VIII

                                  MISCELLANEOUS

         Section 8.1   Non-Survival of Representations and Warranties..........................................A-52
         Section 8.2   Notices.................................................................................A-52
         Section 8.3   Governing Law...........................................................................A-53
         Section 8.4   Entire Agreement........................................................................A-53
         Section 8.5   Amendments and Waivers..................................................................A-53
         Section 8.6   Severability............................................................................A-53
         Section 8.7   Counterparts............................................................................A-53
         Section 8.8   Interpretation of Agreement.............................................................A-54
         Section 8.9   Expenses................................................................................A-54
         Section 8.10  Attorneys' Fees.........................................................................A-54
         Section 8.11  Publicity...............................................................................A-54
         Section 8.12  Binding Effect..........................................................................A-55
         Section 8.13  Third Parties...........................................................................A-55
         Section 8.14  Gender; Number..........................................................................A-55
         Section 8.15  Certain Definitions.....................................................................A-55



EXHIBITS

         Exhibit A -                Plan of Merger for the Bank Merger
         Exhibit B -                Form of Affiliates' Letter
         Exhibit C -                Form of Opinion of Counsel for the Company
         Exhibit D -                Form of Opinion of Counsel for FBHC
         Exhibit E -                Form of Release (Director)
         Exhibit F -                Form of Release (Officer)


                          AGREEMENT AND PLAN OF MERGER
                                     BETWEEN
                     SOUTHWEST BANCORPORATION OF TEXAS, INC.
                                       AND
                             FORT BEND HOLDING CORP.


         This Agreement and Plan of Merger ("Agreement") is entered into as of October 20, 1998 between Southwest Bancorporation of Texas, Inc., a Texas corporation (the "Company"), and Fort Bend Holding Corp., a Delaware corporation ("FBHC").

                                    RECITALS

         A. The parties hereto desire to effect a business combination pursuant to which (i) FBHC will be merged with and into the Company, with the Company being the surviving corporation (the "Merger"), and (ii) the shareholders of record, as of the date of the Merger, of the common stock, $.01 par value, of FBHC ("FBHC Common Stock") (such holders of record of FBHC Common Stock are hereinafter referred to as the "Shareholders") will receive shares of Common Stock, $1.00 par value, of the Company ("Company Common Stock") in accordance with the terms and conditions of this Agreement, all for the purpose of effecting a tax-free reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

         B. In connection with the Merger, all options to purchase shares of FBHC Common Stock outstanding as of the date of the Merger ("FBHC Stock Options") pursuant to FBHC's 1993 Stock Option and Incentive Plan (as amended and restated July 29, 1997) (the "FBHC Stock Option Plan") shall be converted into options to purchase Company Common Stock as described herein.

         C. The parties hereto also desire to effect a merger of Fort Bend Federal Savings and Loan Association of Rosenberg (the "Association"), a federally chartered savings and loan association and wholly-owned subsidiary of FBHC, with and into Southwest Bank of Texas National Association ("SW Bank"), a national banking association and wholly-owned subsidiary of the Company, pursuant to a Plan of Merger between the Association and SW Bank, a form of which is attached hereto as Exhibit A (the "Bank Plan of Merger") for the purpose of effecting a tax-free reorganization pursuant to Section 368(a)(1) of the Code. Such merger (the "Bank Merger") shall be effectuated on the same date as, and simultaneously with, the effectiveness of the Merger.

         D. The Merger and the Bank Merger require certain shareholder and regulatory approvals as described herein and shall be effected only after the necessary approvals have been obtained. Certain capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Section 8.15 hereof.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.1  THE MERGER.

         (a) PROCEDURE FOR MERGER. The Merger shall take place upon the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of the Texas Business Corporation Act (the "TBCA") and the General Corporation Law of the State of Delaware (the "DGCL"), pursuant to which, at the Effective Time:

                  (i) FBHC shall be merged with and into the Company by a statutory merger; the separate corporate existence of FBHC shall thereupon cease; and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation");

                  (ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, continue to be outstanding as one share of Company Common Stock;

                  (iii) each share of FBHC Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive, upon surrender of the certificate representing such share, 1.45 shares of Company Common Stock, as provided in Section 1.2 hereof;

                  (iv) the Articles of Incorporation and the Bylaws of the Company shall be unchanged and shall be the Articles of Incorporation and Bylaws of the Surviving Corporation;

                  (v) the authorized capital stock of the Surviving Corporation shall be unchanged, consisting of 1,000,000 shares of preferred stock, $.01 par value, and 50,000,000 shares of Company Common Stock, $1.00 par value;

                  (vi) the directors of the Company at the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified;

                  (vii) the corporate existence of each of FBHC and the Company shall be merged into and continued in the Surviving Corporation, and such Surviving Corporation shall be deemed to be the same corporation as FBHC and the Company; all rights, title and interests to all real estate and other property owned by FBHC and the Company shall be vested in the Surviving Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens and other encumbrances thereon; and

                  (viii) the Merger shall have the other effects set forth in
         Article 5.06 of the TBCA and Sections 259, 260 and 261 of the DGCL, including, without limitation, that the Surviving Corporation shall be liable for all liabilities of FBHC and the Company.

         SECTION 1.2 CONVERSION OF FBHC COMMON STOCK AND FBHC STOCK OPTIONS.

         (a) OUTSTANDING FBHC COMMON STOCK. At the Effective Time, each share of FBHC Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for 1.45 (the "Exchange Ratio") shares of Company Common Stock. All of the shares of FBHC Common Stock converted into Company Common Stock pursuant to this Section 1.2(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of FBHC Common Stock shall thereafter represent the right to receive
(i) the number of whole shares of Company Common Stock and (ii) cash in lieu of fractional shares into which the shares of FBHC Common Stock represented by such Certificate have been converted pursuant to this Section 1.2(a) and Section 1.3(e) hereof. Certificates previously representing shares of FBHC Common Stock shall be exchanged for certificates representing whole shares of Company Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 1.3 hereof, without any interest thereon. If prior to the Effective Time, the Company should split or combine the outstanding shares of Company Common Stock, recapitalize, or pay a dividend or other distribution payable in Company Common Stock, then the Exchange Ratio shall be appropriately adjusted to reflect such split, recapitalization, combination, dividend or distribution.

         (b) TREASURY STOCK. At the Effective Time, all shares of FBHC Common Stock that are held in FBHC's treasury or otherwise owned by FBHC as treasury stock shall be canceled and shall cease to exist, and no stock of the Company or other consideration shall be delivered in exchange therefor.

         (c) FBHC STOCK OPTIONS. At the Effective Time, each FBHC Stock Option shall, in accordance with its terms, be converted (automatically and without any action on the part of the holder thereof) into an option, having the same terms as such FBHC Stock Option, to purchase a number of shares of Company Common Stock equal to the number of shares of FBHC Common Stock subject thereto multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price per share subject thereto divided by the Exchange Ratio. The total number of shares subject to each FBHC Stock Option shall be rounded to the nearest whole share, and all exercise prices shall be rounded to the nearest whole cent.

         SECTION 1.3 SURRENDER OF FBHC STOCK CERTIFICATES.

         (a) As soon as practicable after the Effective Time, American Securities Transfer & Trust, Inc., as Exchange Agent (the "Exchange Agent"), shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the

Certificates in exchange for certificates representing the shares of Company Common Stock and the cash in lieu of fractional shares into which the shares of FBHC Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Company Common Stock to which such holder of FBHC Common Stock shall have become entitled pursuant to the provisions of Section 1.2 hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 1.3, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

         (b) No dividends or other distributions declared after the Effective Time with respect to Company Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section
1.3. After the surrender of a Certificate in accordance with this Section 1.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Company Common Stock represented by such Certificate.

         (c) If any certificate representing shares of Company Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to the Company) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Company Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (d) At the Effective Time, the stock transfer books of FBHC shall be closed, and no transfer of the shares of FBHC Common Stock shall thereafter be recognized. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the certificates representing shares of Company Common Stock and cash in lieu of fractional shares as provided in Section 1.2 hereof.

         (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Company Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of the Company. In lieu of the issuance of any such fractional share, the Company shall pay to each former holder of FBHC Common Stock who otherwise would be entitled to receive a fractional share of Company Common Stock an amount in cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of Company Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.2 hereof. The term "Average Closing Price" means the average closing sales price per share of Company Common Stock on The Nasdaq Stock Market ("Nasdaq"), (as reported by THE WALL STREET JOURNAL or, if not reported thereby, another authoritive source selected by the Company), for the five consecutive Nasdaq trading days immediately prior to the date of the Shareholders' Meeting.

         (f) None of the Company, FBHC, the Exchange Agent or any other person shall be liable to any former holder of shares of FBHC Common Stock for any Company Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Company Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE II

                                   THE CLOSING

         SECTION 2.1 CLOSING DATE. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place on a date to which the Company and FBHC may agree (the "Closing Date"); PROVIDED, HOWEVER, that in the absence of an agreement by the parties to the contrary, such Closing Date shall be the last business day of the month in which the last of the conditions to Closing set forth in Sections 6.1 and 6.2 have been satisfied, but in no event later than the date specified in Section 7.1(h) hereof.

         SECTION 2.2  EFFECTIVE TIME; PROCEDURE.

         (a) The Company and FBHC shall, in accordance with Section 5.04 of the TBCA and Sections 103 and 251(c) of the DGCL, file Articles of Merger with the Secretary of State of Texas and a Certificate of Merger with the Secretary of State of Delaware regarding the Merger. The Merger shall become effective as of the close of business on the date on which both such filings have been completed and the Secretary of State of Texas has issued a Certificate of Merger with respect to the Merger (the "Effective Time"). The parties hereto shall take all such other and further actions as may be required by Applicable Law to make the Merger and the Bank Merger effective simultaneously at the Effective Time.

         (b) If at any time the Company shall consider or be advised that any further assignment or assurances in law or any other actions are reasonably necessary or desirable to vest the title of any property or rights of FBHC in the Surviving Corporation after the Effective Time, the last acting officers and directors of FBHC (prior to the Effective Time) shall execute and make all such proper assignments and assurances and do all things necessary or proper to vest title in such property or rights in the Surviving Corporation after the Effective Time.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF FBHC

         FBHC has delivered to the Company prior to the execution hereof a disclosure schedule with respect to the representations and warranties set forth below (the "Disclosure Schedule"). Sections of the Disclosure Schedule are hereinafter sometimes referred to as a "Schedule." The representations and warranties of FBHC made with respect to or subject to the Disclosure Schedule, any exception taken therein or any information or documentation provided or required to be provided thereby shall be deemed to have been made as of the date of this Agreement. The Disclosure Schedule shall in each case specifically reference the Section or subsection of this Agreement to which any exception, information or documentation set forth therein applies (disclosure in any Section or subsection of the Disclosure Schedule shall apply only to the referenced Section or subsection of this Agreement).

         FBHC hereby represents and warrants to the Company as follows:

         SECTION 3.1 ORGANIZATION.

         (a) FBHC is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. FBHC is duly qualified to do business as a foreign corporation and is in good standing in the State of Texas. FBHC is a unitary savings and loan holding company subject to regulatory oversight by the Office of Thrift Supervision (the "OTS").

         (b) FBHC owns all of the outstanding capital stock of the Association, and the Association is the only direct Subsidiary of FBHC. The Association is duly organized and validly existing as a federally chartered savings and loan association. The Association is a member of the Federal Home Loan Bank ("FHLB") of Dallas, and its deposits are insured by the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted by law. The Association is duly authorized by the OTS or otherwise by federal law to conduct a savings and loan business at all locations at which it is now conducting business.

         (c) Fairview, Inc. ("Fairview") and Mitchell Mortgage Corporation, LLC ("Mitchell") are the only Subsidiaries of the Association, and the Association does not own any equity interest in any other entity other than stock in the FHLB of Dallas and readily marketable securities. Fairview is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas. Mitchell is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Texas. The Association owns all of the outstanding capital stock of Fairview and 51% of the outstanding equity interests in Mitchell.

         (d) Each of FBHC, the Association, Fairview and Mitchell has all requisite power and authority to own or lease its properties and to carry on its business as currently conducted. Except as set forth in Schedule 3.5(c), the nature of the business of each such entity and its activities, as currently conducted, do not require it to be qualified or registered to do business in any jurisdiction other than the State of Texas.

         (e) FBHC has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein, subject to receipt of the approval of the Shareholders and any required Regulatory Approvals.

         (f) FBHC has delivered to the Company true and complete copies of the Certificate or Articles of Incorporation or Association and Bylaws (or comparable organizational documents in the case of Mitchell) of FBHC, the Association, Fairview and Mitchell and all amendments thereto. All such documents are in full force and effect.

         SECTION 3.2 BINDING EFFECT. Subject to receipt of Shareholder approval, this Agreement has been duly and validly authorized, executed and delivered by FBHC and constitutes the legal, valid and binding obligations of FBHC, enforceable against FBHC in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). FBHC's Board of Directors has determined that the Merger is fair to, and in the best interest of, FBHC's shareholders and has resolved to recommend approval and adoption of this Agreement by FBHC's shareholders, subject to its fiduciary duties. Except as otherwise disclosed on Schedule 3.2, neither the execution and delivery of this Agreement by FBHC, nor the consummation by FBHC of the transactions contemplated hereby, nor compliance with any of the provisions hereof will (i) conflict with or result in the breach of any provision of FBHC's Certificate of Incorporation or Bylaws or the organizational documents of any of its Subsidiaries, (ii) conflict with or result in the breach of any term, condition or provision of, or constitute a default under (upon the giving of notice, the lapse of time or otherwise), or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of FBHC or any of its Subsidiaries or otherwise require the consent of any Person under any agreement or obligation to which FBHC or any of its Subsidiaries is a party or by which any of their properties or assets may be bound, which conflict, breach, default, right, lien or right of consent could reasonably be expected to cause a Material Adverse Effect on FBHC, or (iii) violate or conflict with (or require any filing, notification, report, approval or other similar action under) any Applicable Laws, subject to obtaining the approval of the Shareholders and the Regulatory Approvals specified in Section 5.2(a).

         SECTION 3.3 CAPITALIZATION.

         (a) The authorized capital stock of FBHC consists of 1,000,000 shares of serial preferred stock, $.01 par value, none of which are issued, and 4,000,000 shares of FBHC Common Stock. As of September 30, 1998, 1,866,304 shares of FBHC Common Stock are issued and outstanding, 176,348 shares of FBHC Common Stock are held in FBHC's treasury, 917,586 shares of FBHC Common Stock are reserved for issuance upon conversion of the Company's 8% Convertible Subordinated Debentures (the "FBHC Debentures"), a number of shares of Common Stock equal to up to 9.9% of the outstanding shares of FBHC Common Stock at any point in time are reserved for issuance in exchange for the equity interests in Mitchell which are not currently owned by the Association (the "Mitchell Exchange") and 225,467 shares of which are reserved for issuance upon the exercise of options granted under FBHC's Stock Option Plan. As of September 30, 1998, FBHC Debentures in the aggregate principal amount of $9,910,000 are outstanding. All outstanding shares of FBHC Common Stock have been and are, duly authorized and validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. There are outstanding FBHC Stock Options to purchase 225,413 shares of FBHC Common Stock. Schedule 3.3(a) sets forth a list of the exercise prices, vesting schedules, expiration dates, holders of and numbers of shares subject to all such FBHC Stock Options and any stock appreciation rights outstanding thereunder. All FBHC Stock Options have been duly authorized and all FBHC Stock Options (i) were granted at a per share price which was not less than the fair market value per share of FBHC Common Stock at the date of grant and (ii) all FBHC Stock Options intended to qualify as "incentive" stock options under Section 422(b) of the Code meet all requirements under the Code for such qualification.

         (b) Except for the FBHC Stock Options, the FBHC Debentures, the Mitchell Exchange or as otherwise disclosed on Schedule 3.3(a), there are no outstanding or authorized subscriptions, options, warrants, convertible securities, calls, rights, commitments or any other agreements of any character relating to the issued or unissued capital stock or other securities of FBHC obligating FBHC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of FBHC or convertible security or other similar agreement or commitment. There are no outstanding contractual obligations of FBHC to repurchase, redeem or otherwise acquire any outstanding shares of FBHC Common Stock and there are no outstanding stock appreciation rights or similar rights granted by FBHC, except as otherwise disclosed on Schedule 3.3(a). There are no voting trusts or other agreements with respect to the voting of FBHC Common Stock (i) to which FBHC is a party or
(ii) to FBHC's knowledge, to which any other Person is a party. Except for the FBHC Debentures, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which Shareholders may vote are issued and outstanding, and none will be outstanding as of the Effective Time. All outstanding FBHC Common Stock was issued, and all shares of Common Stock issuable pursuant to FBHC Stock Options, the FBHC Debentures and the Mitchell Exchange will be issued, in compliance with or pursuant to an exemption from, Applicable Law. Except as set forth in Schedule 3.3(b), no Person holds of record, or, to FBHC's knowledge, beneficially, 5% or more of the outstanding shares of FBHC Common Stock.

         (c) There is no arrangement pursuant to which the stock of any corporation is held in trust (whether express, resulting or otherwise) for the benefit of the shareholders of FBHC.

         SECTION 3.4 FINANCIAL STATEMENTS AND REPORTS.

         (a) FBHC has delivered to the Company true and complete copies of its
(i) Annual Report on Form 10-KSB for the year ended March 31, 1998 (the "FBHC Annual Report"), as filed with the SEC, which contains FBHC's audited consolidated statements of financial condition as of March 31, 1998 and 1997 and related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years ended March 31, 1998, 1997 and 1996, and (ii) Quarterly

Report on Form 10-QSB for the three month period ended June 30, 1998 (the "FBHC Quarterly Report"), as filed with the SEC, which contains the unaudited consolidated statements of financial condition and related consolidated statements of income, changes in stockholders' equity and cash flows for the three-month periods ended June 30, 1998 and 1997. Such financial statements have been prepared from the books and records of FBHC, present fairly the financial condition as of the relevant dates, and the results of operations and cash flows for the relevant periods, all in accordance with generally accepted accounting principles consistently applied throughout the periods covered, except as stated therein (subject, in the case of unaudited financial statements, to the exclusion of normal year-end adjustments and footnote disclosures required by generally accepted accounting principles). FBHC does not have any Liabilities of a type which should be included in or reflected in such financial statements or the notes thereto, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except
(i) as to the extent disclosed or reflected in such financial statements, (ii) Liabilities incurred in the ordinary course of business since June 30, 1998, which individually or in the aggregate would not result in a Material Adverse Effect upon FBHC, or (iii) Liabilities under this Agreement and fees and expenses related thereto. The FBHC Annual Report and the FBHC Quarterly Report did not, at the respective times at which they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The FBHC Annual Report and the FBHC Quarterly Report comply in all material respects with the applicable requirements of the Exchange Act. FBHC has delivered to the Company true and complete copies of all management letters delivered to FBHC by PricewaterhouseCoopers LLP (or any predecessor thereto) relating to the internal controls of FBHC during any period from and after March 31, 1995.

         (b) FBHC and its Subsidiaries have filed all material documents and reports required to be filed by them with the OTS, the SEC, the FDIC and any other Governmental Authority under all other Applicable Laws (the "Governmental Filings"). All such Governmental Filings, as finally amended or corrected, complied in all material respects at the time of filing and at the time of any amended or supplemented filing with all requirements of their respective forms and with all Applicable Laws.

         (c) FBHC has not changed its independent auditing firm since March 31, 1995, and there has been no disagreement (as such term is used in Item 304 of Regulation S-K promulgated under the Securities Act) between FBHC and its independent auditing firm(s) since March 31, 1995 concerning any aspect of the manner in which FBHC maintains its books and records or the manner in which it has reported upon its financial condition and results of operations during such period.

         SECTION 3.5 COMPLIANCE WITH APPLICABLE LAWS; OPERATING AUTHORITIES.

         (a) Except as described in Schedule 3.5(a), the business of FBHC and its Subsidiaries and any advertising related to such business or otherwise conducted by or on their behalf, including without limitation the business of originating, acquiring, holding or disposing of assets and liabilities, is being conducted in compliance in all material respects with all Applicable Laws, and the forms, procedures, disclosures and practices now or previously used by it are or were in compliance in all material respects with all Applicable Laws as in effect at the relevant times. No formal investigation or review by any Governmental Authority concerning any possible conflicts or violations of Applicable Laws is pending, nor to FBHC's knowledge, is any such investigation threatened, nor has any such investigation occurred during the last three years. Since March 31, 1995, no Governmental Authority has delivered any written notice to FBHC or its Subsidiaries, or to FBHC's knowledge, otherwise asserted an intention to conduct any such investigation or review, nor, to FBHC's knowledge, is there any basis for any investigation or review of the type described above.

         (b) Neither FBHC nor any of its Subsidiaries is (i) a party to any written agreement, stipulation, conditional approval, memorandum of understanding or notice of determination with any Governmental Authority or (ii) subject to any judgment, order, decree or directive of such a Governmental Authority which specifically identifies FBHC or any of its Subsidiaries, that, in either case, restricts or monitors the conduct of its business, or in any manner relates to its capital adequacy, credit policies, management or customer base, other than regular examination reports of regulatory authorities.

         (c) FBHC and its Subsidiaries hold all material registrations, licenses, permits and franchises as are required to conduct their business as now conducted (including, without limitation, any insurance or securities activities), and all such licenses, permits and franchises which they hold are valid and in full force and effect. To FBHC's knowledge, no suspension of any of the foregoing operating rights or cancellation thereof has been initiated or threatened and all filings, applications and registrations with respect thereto are current. Schedule 3.5(c) contains a list of and true, correct and complete copies of all material registrations, licenses, permits and franchises currently held by FBHC and its Subsidiaries.

         (d) To the knowledge of FBHC, no Person or Persons acting in concert are deemed to "control" FBHC under the Federal Deposit Insurance Act, as amended, and the regulations promulgated thereunder.

         SECTION 3.6 OTHER ACTIVITIES OF FBHC.

         (a) FBHC and its Subsidiaries engage only in activities permissible under the OTS and applicable FDIC regulations.

         (b) Except as set forth on Schedule 3.6(b), FBHC and its Subsidiaries do not engage in any insurance activities. Schedule 3.5(c) contains a list of and true and correct copies of all licenses and approvals held by FBHC and its Subsidiaries (and any of their officers, directors or employees) to conduct any insurance activities, whether as principal, agent, broker or otherwise.

         (c) Except as set forth in Schedule 3.6(c), FBHC and its Subsidiaries do not engage in any securities sales, underwriting, brokerage, management or dealing activities, whether as principal or agent, either directly or under contractual or other arrangements with third parties. Schedule 3.5(c) contains a list of and true and correct copies of all licenses and approvals held by FBHC and its Subsidiaries (and any of their officers, directors or employees) to conduct any such activities.

         (d) Except as set forth on Schedule 3.6(d), neither FBHC nor any of its Subsidiaries, in connection with activities relating to funds transfers, (i) is in default under any agreement to which it is a party relating to the transfer of funds or settlement with respect to such transfers; or (ii) has agreed to be or, to its knowledge, is liable for consequential damages for its error or delay in acting on requests for the transfer of funds. FBHC and its Subsidiaries, to the extent applicable, have adopted procedures to reduce the likelihood of such errors and delay; have adopted reasonable security procedures for verifying the authenticity of requests received for the transfer or funds, which procedures are identified on or attached to Schedule 3.6(d); and are in compliance with Applicable Law in all material respects relating to the transfer of funds and settlement with respect thereto with the applicable operating laws of each funds transfer system of which they are members or by which they are bound.

         (e) FBHC and its Subsidiaries do not engage in any trust activities.

         SECTION 3.7 CONTRACTS AND COMMITMENTS.

         (a) Except for Plans, Employee Agreements, deposits, securities sold under repurchase agreements, bankers' acceptances and loans and extensions of credit by the Association in the ordinary course of business, Schedule 3.7(a) contains a list of each agreement that: (i) obligates FBHC or any of its Subsidiaries to pay an amount of $50,000 or more in any twelve-month period;
(ii) binds FBHC or any of its Subsidiaries and has an unexpired term in excess of two years and requires aggregate payments by any party of $50,000 or more;
(iii) relates to the purchase or sale by FBHC or any of its Subsidiaries of any loan (including any participation interest), lease or other extension or commitment to extend credit or any interest therein, or the servicing rights or obligations with respect thereto, in each case for an aggregate amount exceeding $50,000, whether or not servicing rights or obligations have been retained by FBHC; (iv) restricts FBHC or any of its Subsidiaries (or would, to FBHC's knowledge, restrict the Company or any of its Subsidiaries after the Effective
Time) from carrying on their business or any part thereof anywhere in the world or from competing in any line of business with any Person, (v) is a debt obligation of FBHC or any of its Subsidiaries for borrowed money in excess of $50,000 to the extent not itemized in the financial statements or notes thereto included as part of the FBHC Annual Report or the FBHC Quarterly Report, including, without limitation, guarantees of or agreements to acquire any such debt obligation of others or for a leasing transaction of a type required to be capitalized in accordance with SFAS No. 13 (in the case of any such leasing transaction, under which payments to such third Person exceed $50,000 per annum); (vi) obligates FBHC or any of its Subsidiaries as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise (including any "recourse" sale of assets) in respect of the obligations of any other Person (other than routine endorsements and other routine bank collection obligations entered into in the ordinary course of the operations of the Association) in the amount of $50,000 or more; (vii) is an agreement involving the payment of a commission in the amount of $10,000 or more per annum to any Person; (viii) obligates FBHC or any of its Subsidiaries in an amount of $50,000 or more in respect of any capital expenditure or commitment therefor for additions to property, facilities, equipment or leasehold interests; (ix) is a lease of personal property involving aggregate payments by or to FBHC or any of its Subsidiaries of $50,000 or more; (x) is a mortgage, pledge, conditional sales contract, security agreement, option or any other similar agreement with respect to any asset of FBHC or any of its Subsidiaries (other than as mortgagee, secured party or deed of trust beneficiary in the ordinary course of its lending business) in property having a value of $150,000 or more to the extent not itemized in the financial statements or notes thereto included as part of the FBHC Annual Report or the FBHC Quarterly Report; (xi) is an agreement for the sale of any property or assets having a value of $150,000 or more in which FBHC or any of its Subsidiaries has an ownership interest (other than leasehold interests that do not become subject to termination upon such sale) or for the grant of any preferential right to purchase any such property or asset (excluding properties and assets in which FBHC or any of its Subsidiaries hold a security interest granted in the ordinary course of their lending business); or
(xii) involves the ownership or licensing of software or hardware or involves the provision of data processing services (other than incidental software products involving annual expenditures of less than $10,000). All items included or required to be included in Schedule 3.7(a) are being referred to herein as "Scheduled Contracts." FBHC has delivered to the Company true and complete copies of each of the Scheduled Contracts.

         (b) Except as disclosed in Schedule 3.7(b), to the knowledge of FBHC, each Scheduled Contract is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; FBHC or its applicable Subsidiary has duly performed all of its obligations thereunder to the extent that such obligations to perform have accrued; there are no breaches, violations, defaults (or events that have occurred that with notice, lapse of time or the happening or occurrence of any other event would constitute a default) or allegations or assertions of any of the foregoing by FBHC or its applicable Subsidiary or, to FBHC's knowledge, any other party under any such agreement, except for such non-performances, breaches, violations or defaults which could not in the aggregate reasonably be expected to cause a Material Adverse Effect on FBHC; each such agreement was entered into in the ordinary course of business consistent with prudent banking practice; and, except as disclosed in Schedule 3.7(b) or as a result of the consummation of the Merger or the Bank Merger, no breaches disclosed therein, individually, could reasonably be expected to result in a loss to FBHC in excess of $50,000 and all of such breaches, in the aggregate, could not reasonably be expected to result in a loss to FBHC in excess of $100,000.

         SECTION 3.8 BROKER'S AND FINDER'S FEES. Except as disclosed in Schedule 3.8, neither FBHC, nor anyone acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder, intermediary, financial advisor or financial consultant or other Person (other than legal and accounting advisors acting as such) in connection with the transactions contemplated hereby (including, without limitation, any restructuring of obligations, refinancings or other transactions that have been entered into as part of the transactions contemplated hereby) and, except as stated above, no Person is entitled to receive from FBHC any such fee or commission.

         SECTION 3.9 CORPORATE RECORDS; OTHER INFORMATION. The respective minute books of FBHC and its Subsidiaries constitute complete and accurate records of all material actions taken by their respective Boards of Directors, committees of the Boards of Directors and shareholders. All documents and other written information as to existing facts relating to FBHC and its Subsidiaries and their respective assets and liabilities provided to the Company by FBHC or its agents in connection with this Agreement are true and complete in all material respects except to the extent that any documents or other written information was later specifically supplemented or corrected prior to the date of this Agreement with additional documents or written information that was provided to the Company.

         SECTION 3.10 REAL PROPERTY OWNED OR LEASED.

         (a) Other than Real Estate Owned, Schedule 3.10(a) contains a true, correct and complete list of all real property owned or leased by FBHC and its Subsidiaries (the "FBHC Real Property"). FBHC has delivered to the Company true and complete copies of all of its deeds, leases and title insurance policies for the properties referred to in Schedule 3.10(a).

         (b) No lease with respect to any FBHC Real Property and no deed with respect to any FBHC Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such FBHC Real Property. To FBHC's knowledge, each of such leases is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by FBHC or any of its Subsidiaries or, to FBHC's knowledge, the other party thereunder; to FBHC's knowledge, there are no allegations or assertions of such by any party under such agreement or any events that with notice, lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

         (c) None of the buildings and structures located on any FBHC Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any FBHC Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on FBHC. No condemnation proceeding is pending or, to FBHC's knowledge, threatened, which would preclude or materially impair the use of any FBHC Real Property in the manner in which it is currently being used.

         (d) FBHC and its Subsidiaries have good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee's interest in, FBHC Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property.

         (e) All buildings and other facilities used in the business of FBHC and its Subsidiaries are adequately maintained and are free from defects which could materially interfere with the current or future use of such facilities.

         SECTION 3.11 PERSONAL PROPERTY. FBHC and its Subsidiaries have good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of their business (the "FBHC Personalty"), free and clear of all liens, charges or other encumbrances, except
(a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (b) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant FBHC Personalty. Subject to ordinary wear and tear, the FBHC Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

         SECTION 3.12 ACCOUNTING RECORDS; DATA PROCESSING.

         (a) FBHC and its Subsidiaries maintain records that accurately, validly and fairly reflect their transactions and dispositions of assets and maintain a system of internal accounting controls, policies and procedures sufficient to insure that (i) such transactions are executed in accordance with their management's general or specific authorization, (ii) such transactions are recorded in such a manner as to permit preparation of financial statements in accordance with generally accepted accounting principles and any other criteria applicable to such statements and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals as determined by FBHC and its Subsidiaries and appropriate action is taken with respect to any differences and
(v) records of such transactions are retained, protected and duplicated in accordance with prudent banking practices and applicable regulatory requirements.

         (b) The data processing equipment, data transmission equipment, related peripheral equipment and software used by FBHC and its Subsidiaries in the operation of their business to generate and retrieve such records (whether owned or leased by FBHC or any of its Subsidiaries, or provided under any agreement or other arrangement with a third party for data processing services) are adequate for the needs of FBHC and its Subsidiaries.

         SECTION 3.13 ABSENCE OF CERTAIN CHANGES. Except as disclosed in
Schedule 3.13, there has not been since June 30, 1998:

         (a) any change in or effect on the business of FBHC and its Subsidiaries or any occurrence, development or event of any nature, that has had or may reasonably be expected to have, together with all such other changes and effects, a Material Adverse Effect on FBHC;

         (b) any direct or indirect redemption, purchase or other acquisition of shares of FBHC's Common Stock, convertible securities or securities exercisable for FBHC Common Stock or other capital stock of FBHC, by FBHC; any declaration, setting aside or payment of any dividend by FBHC other than its regular quarterly dividend in the amount of $.10 per share; or any alteration of any right attaching to any shares of capital stock of FBHC; or any combination or subdivision of any shares of capital stock of FBHC;

         (c) any increase in the compensation or benefits payable or to become payable by FBHC or any of its Subsidiaries, including, without limitation, compensation or benefits under any Plan (as defined in Section 3.17 hereof) other than as set forth in Schedule 3.13(c), pursuant to Employee Agreements, as may be required to comply with Applicable Law or consistent with past practices;

         (d) any amendment or termination of any agreement to which FBHC is a party, other than amendments or terminations which do not and will not, individually or in the aggregate, have a Material Adverse Effect on FBHC;

         (e) any adoption, assumption or entrance into any Plan or, except as required by Applicable Law or the current provisions of any Plan, the amendment or any other action including, but not limited to, acceleration of vesting and waiver of performance criteria with respect to any Plan;

         (f) any amendment to the Certificate of Incorporation or Bylaws of FBHC or any of the organizational documents of any of the Subsidiaries;

         (g) any change by FBHC in accounting principles or methods, except as required by the Financial Accounting Standards Board ("FASB") or FDIC or OTS regulations and listed on Schedule 3.13(g);

         (h) any loss, damage or destruction (whether or not covered by insurance) affecting any of the tangible assets or business of FBHC and its Subsidiaries that may involve a loss of more than $50,000, individually, or $150,000, in the aggregate (including deductibles), in excess of applicable insurance coverage; or

         (i) any sale, transfer or other disposition of any material properties or assets of FBHC and its Subsidiaries except in the ordinary course of business.

         SECTION 3.14 LITIGATION.

         (a) Schedule 3.14(a) contains a true, correct and complete list, as of the date of this Agreement, of all suits, claims, actions, investigations or proceedings of any nature by any Person that are pending or, to FBHC's knowledge, threatened (as used in this Agreement, the term "threatened" shall include matters that are under consideration or investigation whether or not any formal demand has been made) (i) against or otherwise involving, directly or indirectly, FBHC or any of its Subsidiaries, or any of their properties (including, without limitation, any such matter with respect to Taxes), or (ii) against or otherwise involving, directly or indirectly, any officer, director, employee or agent of FBHC or any of its Subsidiaries (in connection with such officer's, director's, employee's or agent's activities on behalf of them or that otherwise relate, directly or indirectly, to FBHC or any of its Subsidiaries or any of their properties, securities or activities).

         (b) Schedule 3.14(b) contains a true, correct and complete list as of the date of this Agreement of all pending suits, claims, actions, investigations and proceedings of any nature involving claims in the amount of $50,000 or more or involving claims for specific performance or injunctive relief by or on behalf of FBHC or any of its Subsidiaries, or any officer, director, employee or agent thereof that relate, directly or indirectly, to FBHC or any of its Subsidiaries or any of their properties, securities or activities, including, without limitation, the types of actions referred to in Section 3.14(a), but excluding routine collection actions involving single family home loans and consumer loans in which the debtor has not asserted a counterclaim of $50,000 or more.

         SECTION 3.15 TAX MATTERS.

         (a) DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

                  (i) The term "Taxes" shall mean all taxes, however denominated, including, without limitation, any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, without limitation, federal income taxes and state income taxes), payroll and employee withholding taxes, back-up withholding and other withholding taxes, unemployment insurance, social security taxes, sales and use taxes, AD VALOREM taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation and Pension Benefit Guaranty Corporation premiums, and other obligations of the same or of a similar nature to any of the foregoing, which FBHC or any of its Subsidiaries is required to pay, withhold or collect.

                  (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns required to be prepared or filed in connection with, any Taxes.

         (b) RETURNS FILED AND TAXES PAID. FBHC and its Subsidiaries have filed with the appropriate agencies all material Returns required to be filed, and such Returns are true, correct and complete in all material respects. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are owing or payable by FBHC or its Subsidiaries with respect to items or periods covered by such Returns or with respect to any period prior to the date of this representation and warranty. No security interests, liens, encumbrances, attachments or similar interests exist on or with respect to any of the assets of FBHC or its Subsidiaries that arose in connection with any failure or alleged failure to pay any Taxes. FBHC and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any officer, director, employee or agent (including, without limitation, any independent contractor, foreign Person or other third Person) in compliance with all tax withholding provisions of applicable federal, state, local and foreign law (including, without limitation, income, social security, employment tax withholding, and withholding under Code Sections 1441 through
1445). FBHC and its Subsidiaries have timely complied in all material respects with all requirements under Applicable Laws relating to information, reporting and withholding and other similar matters for customer and other accounts (including back-up withholding and furnishing of Forms 1099 and all similar reports).

         (c) TAX RESERVES. With respect to the periods for which Returns have not yet been filed, FBHC and its Subsidiaries have established adequate reserves determined in accordance with generally accepted accounting principles for the payment of all material Taxes.

         (d) RETURNS FURNISHED. FBHC has delivered or made available to the Company true and complete copies of FBHC's federal income tax returns for all periods for which the statute of limitations has not expired. FBHC has made available to the Company true and complete copies of all other Returns and other reports and statements relating to Taxes arising during such periods, including, without limitation, income tax audit reports, statements or income or gross receipts tax, franchise tax, sales tax and transfer tax, deficiencies, and closing or other agreements relating to income or gross receipts tax, franchise tax, sales tax and transfer tax received by FBHC in the possession of FBHC or any of its Subsidiaries. FBHC will promptly furnish to the Company true and correct copies of any other Returns filed by FBHC or any of its Subsidiaries prior to the Closing Date. Except as set forth on Schedule 3.15(d), neither FBHC nor any of its Subsidiaries is (nor ever has been) a party to any tax sharing agreement.

         (e) TAX DEFICIENCIES; AUDITS; STATUTES OF LIMITATIONS. Except as set forth in Schedule 3.15(e), (i) no deficiencies have been formally asserted with respect to Taxes that remain unpaid; (ii) neither FBHC nor any of its Subsidiaries is a party to any formal action or proceeding for assessment or collection of Taxes, and no such action or proceeding has been asserted or threatened against FBHC or any of its Subsidiaries or any of their assets; and
(iii) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns. Except as set forth in Schedule 3.15(e), the Returns for all tax years for which the statute of limitations has not expired have never been audited by a Governmental Authority (which term includes any taxing authority), nor is any such audit in process, pending or threatened.

         SECTION 3.16 EMPLOYMENT AND SIMILAR AGREEMENTS; OBLIGATIONS UPON CHANGE IN CONTROL. Except as set forth in Schedule 3.16 or Schedule 3.17(a), there are no written or oral employment, consulting, non-competition, retirement, parachutes, severance or indemnification agreements or other agreements of any nature whatsoever (collectively, "Employee Agreements") between FBHC or any of its Subsidiaries, on the one hand, and any officer, director, employee or agent thereof, or any of their respective family members, on the other hand, including, without limitation, any such agreement concerning the continued employment or use of such officer, director, employee, agent or family member after the consummation of the transactions contemplated by this Agreement, or any other benefits to be granted to any such officer, director, employee, agent or family member, upon, after or in connection with the consummation of the transactions contemplated by this Agreement. Except as set forth in Schedule
3.16 and except for FBHC Stock Options and shares issued under the FBHC Recognition and Retention Plan ("FBHC RRP"), there are no such Employee Agreements or any other agreements under which the transactions contemplated by this Agreement (including, without limitation, the change in control resulting from the Merger) (i) will require any payment by FBHC or any of its Subsidiaries to, or any consent or waiver from, any officer, director, employee or agent thereof, or any other Person, or (ii) will result in a change of any nature in the rights of any party under an agreement with any officer, director, employee or agent of FBHC or any of its Subsidiaries, or any other Person, including, without limitation, any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments, or other contingent obligations of any nature whatsoever of FBHC or any of its Subsidiaries. Except as set forth in Schedule 3.16, neither FBHC nor any of its Subsidiaries has any agreements with any employee or officer that are inconsistent with the status of all employees and officers thereof being "at-will" employees. Each reference in this Agreement to "officer," "director," "employee" or "agent" of FBHC or any of its Subsidiaries, unless otherwise specified, shall include, without limitation, consultants of FBHC or any of its Subsidiaries. FBHC has delivered to the Company true, correct and complete copies of all Employee Agreements.

         SECTION 3.17 BENEFIT PLANS.

         (a) FBHC has delivered to the Company true and complete copies of all Plans (as defined below), and related trusts, if applicable, including all amendments thereto. FBHC has also delivered to the Company, with respect to each Plan required to file such report and/or description, the most recent report on Form 5500 and/or the summary plan description, as applicable. Further, FBHC has delivered the most recent determination letter, if any issued by the Internal Revenue Service, with respect to any Plan intended to be qualified under Section 401 of the Code. All Plans are listed on Schedule 3.16 or Schedule 3.18(a). There are no Plans of FBHC or any of its Subsidiaries which are not evidenced by such written documents. The term "Plan" shall include each of the following that are sponsored, maintained, or contributed to by FBHC or any of its Subsidiaries for the benefit of any of the present or former directors, officers, employees, agents, consultants, or other similar representatives providing services to or for FBHC or any of its Subsidiaries in connection with such service or any of the following that have been so sponsored maintained, or contributed to within six years prior to the date of this Agreement: (i) any "employee benefit plan" within the meaning of Section 3(3) of ERISA, (ii) any plans that would be employee benefit plans within the meaning of Section 3(3) of ERISA if they were subject to ERISA, such as foreign plans and plans for directors or independent contractors, (iii) any profit-sharing, pension, deferred compensation, incentive compensation, or bonus plan, arrangement, contract, or agreement, (iv) any stock option, stock purchase, stock bonus, stock ownership, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), arrangement, contract, or agreement, (v) any severance, retainer, consulting, "cafeteria" benefits under Section 125 of the Code, health, welfare or incentive plan or agreement, including any post-employment benefits, (iii) any plan, agreement, contract, program, arrangement, or policy providing for "fringe benefits", including, but not limited to, vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs and (iv) any Employee Agreement.

         (b) With respect to each Plan:

                  (i) to the extent applicable, it has been administered in all material respects in accordance with its terms and all Applicable Laws applicable to the Plan, including, without limitation, ERISA and the Code;

                  (ii) no investigation by any Governmental Authority and no actions, suits or claims (other than routine claims for benefits made in the ordinary course of Plan administration) are pending, or to the knowledge of FBHC, threatened or imminent against or with respect to the Plan, the Plan's assets, FBHC or any employer who is participating (or who has participated) in any Plan or any fiduciary of the Plan;

                  (iii) except with respect to Employee Agreements, it provides that it may be amended or terminated at any time and, except for benefits already accrued or which will have accrued at the time of Closing, claims already incurred or benefits protected under Section 411(d) of the Code, all benefits payable to current, terminated or retired employees or any beneficiary, including, without limitation, post-employment health care or insurance benefits, if any, may be amended or terminated by FBHC or the relevant employer at any time without liability;

                  (iv) no event has occurred and, to the knowledge of FBHC, there exists no condition or set of circumstances in connection with which FBHC or any of its Subsidiaries could be subject to any liability under the terms of such Plan, ERISA, the Code, or any other Applicable Law, other than any condition or set of circumstances that could not reasonably be expected to have a Material Adverse Effect on FBHC; and

                  (v) to the knowledge of FBHC, there is no matter pending (other than routine qualification determination filings) with respect to any Plan before the Internal Revenue Service, the Department of Labor, or any other Governmental Authority.

         (c) With respect to each Plan which is an employee benefit plan, as defined under Section 3(3) of ERISA:

                  (i) no prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred that could result in a Material Adverse Effect on FBHC; and

                  (ii) except as set forth in Schedule 3.17(c) and except for any non-compliance that would not have a Material Adverse Effect on FBHC, all reports, forms and other documents required to be filed with any Governmental Authority or distributed to Plan participants (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed (if applicable) and distributed (if applicable) and were accurate. FBHC has made available for inspection by the Company copies of all such reports, forms and documents required to have been filed or distributed since January 1, 1995.

         (d) Except as set forth in Schedule 3.17(d), each Plan that is intended to qualify under Section 401(a) of the Code (i) satisfies in form the requirements of such Section except to the extent amendments are not required by law to be made yet, (ii) has received a favorable determination letter from the Internal Revenue Service regarding such qualified status, (iii) has not, since receipt of the most recent favorable determination letter, been amended, and
(iv) has not been operated in a way that would adversely affect its qualified status.

         (e) Neither FBHC nor any of its Subsidiaries has within the past six years (i) maintained or made any contribution to, (ii) been a member of a controlled group which has maintained or contributed to, or (iii) been under common control with an employer that maintained or contributed to, any Plan subject to Title IV of ERISA, (including a Multiemployer Plan), Section 302 of ERISA or Section 412 of the Code.

         (f) All contributions required to be made to each Plan pursuant to its terms and the provisions of ERISA, the Code, or any Applicable Law have been timely made.

         (g) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for policy years or other applicable policy periods ending before the date of this representation and have been paid as required under the policies for policy years or other applicable policy periods beginning on or before the date of its representation and ending on or after such Closing Date.

         (h) All expenses and Liabilities relating to all of the Plans have been properly accrued on FBHC's consolidated books and records in accordance with generally accepted accounting principles.

         (i) As to any Plan intended to be qualified under Section 401(a) of the Code, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code.

         (j) In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provision of other rights have been or will be made under any of the Plans that would be reasonably likely to be nondeductible under
Section 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

         (k) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) require FBHC or any of its Subsidiaries to make a larger contribution to, or pay greater benefits or provide other rights under any Plan (other than the FBHC Stock Options, the FBHC RRP and the Employee Agreements) than it otherwise could, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (ii) create or give rise to any additional vested rights or service credits under any Plan (other than the FBHC Stock Options, the FBHC RRP and the Employee Agreements), whether or not some subsequent action or event would be required to cause such creation or acceleration to be triggered.

         (l) No Plan provides retiree medical or retiree life insurance benefits to any Person and neither FBHC nor any of its Subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code.

         (m) The written vacation policies of FBHC and its Subsidiaries do not provide for carryover of vacation from one calendar year to the next.

         SECTION 3.18 LABOR AND EMPLOYMENT MATTERS. Except to the extent set forth in Schedule 3.18, (a) FBHC and its Subsidiaries are and have been in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, including, without limitation, the Immigration Reform and Control Act ("IRCA"), the

Worker Adjustment and Retraining Notification Act ("WARN"), any Applicable Law respecting employment discrimination, disability rights and benefits, equal opportunity, plant closure issues, affirmative action, worker's compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in and has not engaged in any unfair labor practice, except for such noncompliances which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on FBHC; (b) to the knowledge of FBHC, no investigation or review by or before any Governmental Authority concerning any possible conflicts with or violations of any such Applicable Law is pending, nor is any such investigation threatened, nor has any such investigation occurred during the last three years and no Governmental Authority has provided any notice to FBHC or otherwise asserted an intention to conduct any such investigation or review, nor is there any basis for any such investigation or review; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to FBHC's knowledge, threatened against or directly affecting FBHC or any of its Subsidiaries; (d) no union representation question or, to FBHC's knowledge, union organizational activity exists respecting the employees of FBHC or any of its Subsidiaries; (e) no collective bargaining agreement exists which is binding on FBHC or any of its Subsidiaries, nor has FBHC or any of its Subsidiaries been a party to any collective bargaining agreement within the last ten years; (f) neither FBHC nor any of its Subsidiaries has experienced any work stoppage or other labor difficulties; (g) neither FBHC nor any of its Subsidiaries is delinquent in payments to any of its officers, directors, employees or agents for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such officers, directors, employees or agents; (h) except as provided in any Plan or Employee Agreement, neither FBHC nor any of its Subsidiaries has done anything or entered into any agreement that would cause FBHC or any of its Subsidiaries, the Company or the Surviving Corporation to be liable to any of said officers, directors, employees or agents, in the event of termination for any reason of the employment of any said officers, directors, employees or agents, for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits; and (i) within the three-year period prior to the date hereof there has not been any termination of employment of any officer, director, employee or agent of FBHC or any of its Subsidiaries who receives salary or compensation in excess of $40,000 per annum or any termination of any officer, director, employee or agent of FBHC or any of its Subsidiaries that could result in a Liability to the Company in excess of $40,000. In furtherance and not in limitation of the representations and warranties set forth in Section 3.14, there are no pending or, to FBHC's knowledge, threatened suits, claims, actions, charges, investigations or proceedings of any nature (A) under or alleging violation of IRCA, WARN or any Applicable Law respecting employment and employment practices, including, without limitation, discrimination, disability rights or benefits, equal opportunity, plant closures, affirmative action, worker's compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements or unemployment insurance and related matters, (B) relating to alleged unfair labor practices (or the equivalent thereof under any Applicable
Law).

         SECTION 3.19 CERTAIN INTERESTS. Except as set forth in Schedule 3.19, to FBHC's knowledge: (i) no officer, director, employee or agent of FBHC or any of its Subsidiaries, any of their respective family members, any corporation or organization (other than FBHC or any of its Subsidiaries) of which any of the foregoing Persons is an officer, director or beneficial owner of 10% or more of any class of its equity securities, or any trust or other estate in which any of the foregoing Persons has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity, nor any Affiliate of FBHC or any of its Subsidiaries, nor any current or former beneficial owner of 5% or more of any of the outstanding stock of FBHC has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of FBHC or any of its Subsidiaries or in any transaction or series of similar transactions to which FBHC or any of its Subsidiaries is a party; (ii) no such Person is indebted to FBHC or any of its Subsidiaries except for (A) normal business expense advances and (B) loans that have been entered into in the ordinary course of business on terms no less favorable to such Person, or the lender, as the case shall be, than if the loan had been entered into on an arm's length basis pursuant to normal commercial terms and conditions and in compliance with Applicable Law; (iii) neither FBHC nor any of its Subsidiaries is indebted to any such Person except for amounts due under normal salary or reimbursement or ordinary business expenses; and (iv) no such Person is a party to an agreement (other than an Employee Agreement, a Plan, FBHC Stock Options or agreements under the FBHC RRP) with FBHC or any of its Subsidiaries. Except as set forth in Schedule 3.19, to FBHC's knowledge, none of the Persons or entities described in clause (i) hereto has any other relationship or has engaged or proposes to engage in any other transaction or series of transactions that would be required to be disclosed pursuant to Item 404 of Regulation S-B under the Securities Act.

         SECTION 3.20 REGISTRATION STATEMENT AND REGULATORY APPLICATIONS.

         (a) When the Prospectus/Proxy Statement referred to in Section 5.1, or any amendment or supplement thereto, shall be mailed to the Shareholders, and at all times subsequent to such mailing up to and including the date of the Shareholders' Meeting, (i) such Prospectus/Proxy Statement and all amendments or supplements thereto, with respect to all information set forth therein provided by FBHC or its Subsidiaries, will comply in all material respects with the provisions (to the extent applicable) of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder and (ii) the information set forth in the Prospectus/Proxy Statement with respect to FBHC and its Subsidiaries, as filed with the SEC under the Securities Act and the Exchange Act and the Registration Statement as filed with the SEC under the Securities Act, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

         (b) When the applications for the Regulatory Approvals are filed, or amended or supplemented, information that is provided to the Company by FBHC for inclusion in applications for such Regulatory Approvals shall comply in all material respects with all Applicable Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

         SECTION 3.21 INSURANCE.

         (a) Schedule 3.21 contains an accurate and complete description of all policies of general liability, theft, life, fire, worker's compensation, health, directors and officers, and other forms of insurance owned or held by FBHC and its Subsidiaries (other than title insurance, FHA mortgage insurance and private mortgage insurance obtained in the ordinary course of business that, to FBHC's knowledge, have been entered into on an arm's length basis pursuant to normal commercial terms and conditions) specifying the insurer, amount of coverage, deductions, exclusions, type of insurance, policy number and any pending claims thereunder involving more than $50,000 of which FBHC has knowledge.

         (b) All policies of general liability, theft, life, fire, worker's compensation, health, directors and officers, and other forms of insurance owned or held by FBHC and its Subsidiaries (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of Applicable Law and of all agreements to which FBHC or any of its Subsidiaries is a party; (iii) are, to FBHC's knowledge, valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (iv) to FBHC's knowledge will remain in full force and effect through the Closing Date. No insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond effective at any time prior to the Closing Date or generally disclaimed liability thereunder. Neither FBHC nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed in a timely fashion. Neither FBHC nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

         SECTION 3.22 ENVIRONMENTAL MATTERS. To the knowledge of FBHC, neither FBHC nor any of its Subsidiaries, nor any properties or businesses owned or operated by any of them, whether or not held in a fiduciary or representative capacity, has been or is in violation of or liable under any Environmental Law (as hereinafter defined). There are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted, pending, or, to the knowledge of FBHC, threatened relating to the liability of any properties or businesses owned or operated by FBHC or any of its Subsidiaries, whether or not held in a fiduciary or representative capacity, under any Environmental Law. To the knowledge of FBHC, neither FBHC nor any of its Subsidiaries is responsible under any Environmental Law for any release by any Person at or in the vicinity of real property of any contaminant, pollutant, hazardous substance, hazardous waste, hazardous pollutant, toxic pollutant, toxic waste or toxic substance ("Contaminant"), including, without limitation, by spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any such Contaminant into the environment (collectively, "Release") nor, to the knowledge of FBHC is FBHC or any of its Subsidiaries responsible for any material costs of any response action required by virtue of any Release of any Contaminant into the environment including, without limitation, costs arising from investigation, removal or remediation of Contaminants, security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body or any other person. The representations contained in the foregoing three sentences are qualified to the extent that there may be certain exceptions to such representations; however, all exceptions to such representations in the aggregate could not reasonably be expected to cause a Material Adverse Effect on FBHC. Notwithstanding the foregoing, "Contaminant" shall not include materials employed in normal consumer or office uses, such as gasoline, lubricants, printing materials, cleaners, disinfectants, pesticides, building materials, fluorescent lights and ballasts, batteries and refrigerants, as long as such materials are used and stored only in quantities typical of consumer and office uses. "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release (or threatened release) or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous by any Governmental Authority or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

         SECTION 3.23 INTELLECTUAL PROPERTY RIGHTS. Schedule 3.23 contains a true, correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by FBHC and its Subsidiaries or used under license by them in the conduct of their business (the "Intellectual Property"). FBHC and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Except as set forth on
Schedule 3.23, neither FBHC nor any of its Subsidiaries is infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has FBHC or any of its Subsidiaries used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid licence for such use. Neither FBHC nor any of its Subsidiaries is engaging, nor has it been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of FBHC or any of its Subsidiaries or the Surviving Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

         SECTION 3.24 SITE LOCATIONS.

         (a) Schedule 3.24(a) contains a true, correct and complete list of all locations of offices in which FBHC and its Subsidiaries are doing business as of the date hereof, including, without limitation, any branch, loan production and agency offices. Except as disclosed on Schedule 3.24(a), the Association has not applied for or received permission to open any additional offices at any such location or any other locations.

         (b) The Association has not filed any application, made any agreement or taken any other action to discontinue operations at any existing branch or agency, commence operations at any new branch or agency, or relocate any existing branch or agency, except for such applications, agreements or other actions as are set forth in Schedule 3.24(b).

         SECTION 3.25 LOANS.

         (a) Except as disclosed on Schedule 3.25(a) and except for those matters which, in the aggregate, could not reasonably be expected to cause a Material Adverse Effect on FBHC, (i) each outstanding loan, lease or other extension of credit or commitment to extend credit of FBHC or any of its Subsidiaries is a legal, valid and binding obligation, is in full force and effect and is enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance or other similar relief; (ii) FBHC and its Subsidiaries have duly performed all of their respective obligations thereunder to the extent that such obligations to perform have accrued; (iii) all documents and agreements necessary to FBHC or any of its Subsidiaries to enforce such loan, lease or other extension of credit are in existence and in their possession; (iv) no claims, counterclaims, set-off rights or other rights exist, nor do the grounds for any such claim, counterclaim, set-off rights or other rights exist, with respect to any such loans, leases or other extensions of credit which could impair the collectability thereof; and (v) each such loan, lease and extension of credit has been originated and served in accordance with the lender's then applicable underwriting guidelines, the terms of the relevant credit documents and agreements and Applicable Law. Except as set forth in Schedule 3.25(a), as of June 30, 1998: (i) there are no loans, leases, other extensions of credit or commitments to extend credit of the Association that have been or, to FBHC's knowledge, should have been classified by the Association in its reasonable determination as "Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable classification and (ii) as of August 31, 1998, there were no loans due to the Association as to which any payment of principal, interest or any other amount is 30 days or more past due.

         (b) Schedule 3.25(b) lists all loan commitments of FBHC and its Subsidiaries (with conforming single family loan commitments and consumer commitments less than $500,000 listed in the aggregate only) outstanding as of the date hereof.

         SECTION 3.26 ALLOWANCE FOR LOSSES. To FBHC's knowledge, the Association's allowance for possible credit losses is adequate in relation to the outstanding loans, leases and other extensions of credit of the Association and is in accordance with the safety and soundness standards administered by, and the practices and procedures of, the OTS for federal stock savings and loan associations, as such standards, practices and procedures may be amended from time to time (the "OTS Standards").

         SECTION 3.27 REAL ESTATE OWNED.

         (a) Schedule 3.27(a) contains a true, correct and complete list of all Real Estate Owned by FBHC and its Subsidiaries, stating with respect to each its type and carrying value.

         (b) All Real Estate Owned is booked at the lower of cost or "fair value."

         (c) Except as set forth in Schedule 3.27(c) or reflected in the financial statements or notes thereto included as part of the FBHC Annual Report or the FBHC Quarterly Report, FBHC or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all of its Real Estate Owned, and such interest is free and clear of all liens, charges or other encumbrances, except those related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record that do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property.

         SECTION 3.28 INTEREST RATE RISK MANAGEMENT INSTRUMENTS.

         (a) Schedule 3.28 contains a true, correct and complete list of all interest rate swaps, caps, floors, and option agreements and other interest rate risk management arrangements or financial derivative products to which FBHC or one of its Subsidiaries is a party or by which any of their properties or assets may be bound. True and complete copies of all such interest rate risk management agreements and arrangements have been provided to the Company.

         (b) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which FBHC or one of its Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to FBHC's knowledge, in accordance with prudent banking practice and all applicable rules, regulations and policies of applicable Governmental Authorities with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. FBHC and its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued; and to FBHC's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

         SECTION 3.29 DISCLOSURE. Without limiting any of the representations and warranties contained herein, no representation or warranty by FBHC in this Agreement, no statement contained in any document (including, without limitation, the financial statements, the Disclosure Schedule and the information to be provided pursuant to Section 5.5 hereof), certificate or other writing and no other information furnished or to be furnished by FBHC to the Company or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby makes the following representations and warranties to FBHC:

         SECTION 4.1 ORGANIZATION.

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company is a registered bank holding company pursuant to 12 U.S.C. Sections 1841 et seq.

         (b) SW Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. The Company owns directly all of the outstanding capital stock of SW Bank. The Company owns no other material Subsidiary.

         (c) Each of the Company and SW Bank has all requisite corporate power and corporate authority to own or lease its properties and to carry on its business as currently conducted. The nature of the business and activities of the Company and SW Bank, as currently conducted, does not require either of them to be qualified or registered to do business in any jurisdiction other than the State of Texas.

         (d) The Company has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder and to consummate the transactions contemplated herein, subject to any required Regulatory Approvals.

         (e) The Company has delivered to FBHC true and complete copies of the Articles of Incorporation and Bylaws of the Company and the Articles of Association and Bylaws of SW Bank. All such documents are in full force and effect.

         SECTION 4.2 BINDING EFFECT. This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Company's Articles of Incorporation or Bylaws or the Articles of Association or Bylaws of SW Bank, (ii) conflict with or result in the breach of any term, condition or provision of, or constitute a default under (upon the giving of notice, the lapse of time or otherwise), or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Company or SW Bank pursuant to, or otherwise require the consent of any Person under, any agreement or obligation to which the Company or SW Bank is a party or by which any of their properties or assets may be bound, which conflict, breach, default, right, lien or right of consent could reasonably be expected to cause a Material Adverse Effect on the Company, or (iii) violate or conflict with any Applicable Laws applicable to the Company or SW Bank or any of their respective properties or assets, subject to obtaining any necessary approvals of Shareholders and the Regulatory Approvals specified in Section 5.2(a).

         SECTION 4.3 CAPITALIZATION. The authorized capital stock of the Company consists of 1,000,000 shares of preferred stock, $.01 par value, none of which shares are issued, and 50,000,000 shares of Company Common Stock, of which 23,206,748 shares were issued and outstanding as of August 31, 1998. All outstanding shares of Company Common Stock have been and are duly authorized and validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person. The shares of Company Common Stock to be issued to the Shareholders pursuant to the provisions of this Agreement have been duly authorized, will be validly issued, fully paid and nonassessable and will not be issued in violation of the preemptive rights of any Person. At August 31, ,1998 options to purchase a total of 2,707,799 shares of Company Common Stock were outstanding under the Company's stock option plans, and a total of 447,093 additional such shares were available for future option grants under such plans.

         SECTION 4.4 FINANCIAL STATEMENTS AND REPORTS. The Company has delivered to FBHC true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 1997 (the "Company Annual Report"), as filed with the SEC, which contains the Company's audited consolidated balance sheets as of December 31, 1997 and 1996 and related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995, and (ii) Quarterly Report on Form 10-Q for the six-month period ended June 30, 1998 (the "Company Quarterly Report"), as filed with the SEC, which contains the unaudited consolidated balance sheets and related consolidated statements of income, changes in shareholders' equity and cash flows for the six-month periods ended June 30, 1998 and 1997. Such financial statements have been prepared from the books and records of the Company and its Subsidiaries, present fairly the financial position and operating results of the Company and its Subsidiaries as of the date and during the periods indicated and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered, except as stated therein (subject, in the case of unaudited financial statements, to the exclusion of normal year-end adjustments and footnote disclosures required by generally accepted accounting principles). The Company does not have any Liabilities of a type that should be included in or reflected in such financial statements or the notes thereto, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except (i) as to the extent disclosed or reflected in such financial statements, (ii) Liabilities incurred in the ordinary course of business since June 30, 1998, which individually or in the aggregate would not result in a Material Adverse Effect upon the Company, or (iii) Liabilities under this Agreement and fees and expenses relating thereto. The Company Annual Report and the Company Quarterly Report did not at the respective times at which they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company Annual Report and the Company Quarterly Report comply in all material respects with the applicable requirements of the Exchange Act. The Company has delivered to FBHC true and complete copies of all management letters delivered to the Company by PricewaterhouseCoopers LLP (or any predecessor thereto) relating to the internal controls of the Company during any period from and after December 31, 1995.

         (b) The Company and SW Bank have filed all material documents and reports required to be filed by them with the OCC, the SEC, the FDIC and any other Governmental Authority under all other Applicable Laws (the "Governmental Filings"). All such Governmental Filings, as finally amended or corrected, complied in all material respects at the time of filing and at the time of any amended or supplemented filing with all requirements of their respective forms and with all Applicable Laws.

         (c) The Company has not changed its independent auditing firm since December 31, 1995, and there has been no disagreement (as such term is used in Item 304 of Regulation S-K promulgated under the Securities Act) between the Company and its independent auditing firm(s) since December 31, 1995 concerning any aspect of the manner in which the Company maintains its books and records or the manner in which it has reported upon its financial condition and results of operations during such period.

         SECTION 4.5 REGISTRATION STATEMENT AND REGULATORY APPLICATIONS.

         (a) When the Prospectus/Proxy Statement referred to in Section 5.1, or any amendment or supplement thereto, shall be mailed to the Shareholders, and at all times subsequent to such mailing up to and including the date of the Shareholders' Meeting, (i) such Prospectus/Proxy Statement and all amendments or supplements thereto, with respect to all information set forth therein provided by the Company and its Subsidiaries, will comply in all material respects with the provisions (to the extent applicable) of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder and (ii) the information relating to the Company and its Subsidiaries, set forth in the Prospectus/Proxy Statement as filed with the SEC under the Securities Act and the Exchange Act and the Registration Statement as filed with the SEC under the Securities Act, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

         (b) When the applications for the Regulatory Approvals are filed, or amended or supplemented, the information relating to the Company and its Subsidiaries or to this Agreement that is provided by the Company or any of its Subsidiaries shall comply in all material respects with all Applicable Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

         SECTION 4.6 COMPLIANCE WITH APPLICABLE LAWS; OPERATING AUTHORITIES.

         (a) The business of the Company and SW Bank and any advertising related to such business or otherwise conducted by or on their behalf, including without limitation the business of originating, acquiring, holding or disposing of assets and liabilities, is being conducted in compliance in all material respects with all Applicable Laws, and the forms, procedures, disclosures and practices now or previously used by them are or were in compliance in all material respects with all Applicable Laws, as in effect at the relevant times. No formal investigation or review by any Governmental Authority concerning any possible conflicts or violations of Applicable Laws is pending, nor to the Company's knowledge, is any such investigation threatened, nor has any such investigation occurred during the last three years. Since December 31, 1995, no Governmental Authority has delivered any written notice to the Company or SW Bank, or to the Company's knowledge, otherwise asserted an intention to conduct any such investigation or review, nor, to the Company's knowledge, is there any basis for any investigation or review of the type described above.

         (b) Neither the Company nor SW Bank is (i) a party to any written agreement, stipulation, conditional approval, memorandum of understanding or notice of determination with any Governmental Authority or (ii) subject to any judgment, order, decree or directive of such a Governmental Authority, that, in either case, restricts or monitors the conduct of its business, or in any manner relates to its capital adequacy, credit policies, management or customer base.

         (c) The Company and SW Bank hold all material registrations, licenses, permits and franchises as are required to conduct their business as now conducted (including, without limitation, any insurance or securities activities), and all such licenses, permits and franchises which they hold are valid and in full force and effect. To the Company's knowledge, no suspension of any of the foregoing operating rights or cancellation thereof has been initiated or threatened and all filings, applications and registrations with respect thereto are current.

         (d) To the Company's knowledge, no Person or Persons acting in concert are deemed to "control" the Company under the Federal Deposit Insurance Act, as amended, and the regulations promulgated thereunder.

         SECTION 4.7 ABSENCE OF CERTAIN CHANGES. There has not been since June 30, 1998:

         (a) any change in or effect on the business of the Company or SW Bank or any occurrence, development or event of any nature, that has had or may reasonably be expected to have, together with all such other changes and effects, a Material Adverse Effect on the Company;

         (b) any direct or indirect redemption, purchase or other acquisition of shares of the Company's capital stock, convertible securities or securities exercisable for capital stock of the Company by the Company, any declaration, setting aside or payment of any dividend by the Company, any alteration of any right attaching to any shares of capital stock of the Company, or any combination or subdivision of any shares of capital stock of the Company;

         (c) any amendment or termination of any agreement to which the Company or SW Bank is a party, other than amendments or terminations which do not and will not, individually or in the aggregate, have a Material Adverse Effect on the Company;

         (d) any amendment to the Articles of Incorporation or Bylaws of the Company;

         (e) any change by the Company in accounting principles or methods, except as required by the FASB or OCC regulations;

         (f) any loss, damage or destruction (whether or not covered by insurance) affecting any of the tangible assets or business of the Company and SW Bank that may involve a loss of more than $400,000, individually, or $1,000,000 in the aggregate (including deductibles) in excess of applicable insurance coverage; or

         (g) any sale, transfer or other disposition of any material properties or assets of the Company or SW Bank except in the ordinary course of business.

         SECTION 4.8 LITIGATION. As of the date of this Agreement there are no suits, claims, actions, investigations or proceedings of any nature by any Person which are pending or, to the Company's knowledge, threatened (i) against or otherwise involving, directly or indirectly, the Company or SW Bank, or any of their properties (including, without limitation, any such matter with respect to Taxes), or (ii) against or otherwise involving, directly or indirectly, any officer, director, employee or agent of the Company or SW Bank (in connection with such officer's, director's, employee's or agent's activities on behalf of them or that otherwise relate, directly or indirectly, to the Company or SW Bank or any of their properties, securities or activities), which in the aggregate have had or may reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 4.9 BROKER'S AND FINDER'S FEES. Neither the Company nor anyone acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder, intermediary, financial advisor or financial consultant or other Person (other than legal and accounting advisors acting as such and Legg Mason Wood Walker, Incorporated) in connection with the transactions contemplated hereby (including, without limitation, any restructuring of obligations, financings or other transactions that have been entered into as part of the transactions contemplated hereby) and, except as stated above, no Person is entitled to receive from the Company any such fee or commission.

         SECTION 4.10 TAX MATTERS. The Company has filed with the appropriate agencies all material Returns required to be filed, and such Returns are true, correct and complete in all material respects. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are owing or payable by the Company with respect to items or periods covered by such Returns or with respect to any period prior to the date of this representation and warranty.

         SECTION 4.11 ENVIRONMENTAL MATTERS. To the knowledge of the Company, neither the Company nor SW Bank, nor any properties or businesses owned or operated by either of them, whether or not held in a fiduciary or representative capacity, has been or is in violation of or liable under any Environmental Law. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted, pending, or, to the knowledge of the Company, threatened relating to the liability of any properties or businesses owned or operated by the Company or SW Bank, whether or not held in a fiduciary or representative capacity, under any Environmental Law. The representations contained in this Section 4.11 are subject to the same qualifications as those set forth in Section 3.22.

         SECTION 4.12 ALLOWANCE FOR LOSSES. To the Company's knowledge, SW Bank's allowance for possible credit losses is adequate in relation to the outstanding loans, leases and other extensions of credit of SW Bank and is in accordance with the safety and soundness standards administered by, and the practices and procedures of, the OCC, as such standards, practices and procedures may be amended from time to time.

         SECTION 4.13 DISCLOSURE. Without limiting any of the representations and warranties contained herein, no representation or warranty by the Company in this Agreement, no statement contained in any document (including, without limitation, the Company Annual Report and the Company Quarterly Report and the information to be provided pursuant to Section 5.5 hereof), certificate or other writing and no other information furnished or to be furnished by the Company to FBHC or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

         SECTION 5.1 PREPARATION OF REGISTRATION STATEMENT AND PROSPECTUS/PROXY STATEMENT. FBHC and the Company contemplate that a Registration Statement on Form S-4 (the "Registration Statement") will be filed with the SEC under the Securities Act for registration of the Company Common Stock to be issued in connection with the transactions contemplated hereby and that the parties will prepare a related Prospectus/Proxy Statement (the "Prospectus/Proxy Statement") to be mailed to the shareholders of FBHC in connection with the Shareholders' Meeting. The parties hereby agree to cooperate with each other in preparing and filing such Registration Statement and Prospectus/Proxy Statement. The parties hereby further agree (i) to file such Registration Statement with the SEC as soon as reasonably practicable after the date hereof and (ii) to use their reasonable efforts to obtain the clearance of the SEC and to issue such Prospectus/Proxy Statement as soon as practicable thereafter. Without limiting the generality of the foregoing, nothing shall be contained in the Registration Statement or the Prospectus/Proxy Statement or any proxy soliciting materials with respect to any party unless approved by such party, which approval shall not be unreasonably withheld.

         SECTION 5.2 PURSUIT OF REGULATORY APPROVALS.

         (a) The parties shall cooperate and use their reasonable efforts (i) to obtain all necessary approvals, consents, authorizations and the like from Governmental Authorities required to consummate the Merger and the Bank Merger, including, without limitation, the approval of the Federal Reserve, the OCC and such other Persons as may be required under Applicable Law. In addition, the consummation of the transactions contemplated hereby is subject to the following:

                  (i) the expiration of any applicable waiting period with respect to any of the foregoing matters (including, without limitation, any extension thereof by reason of a request for additional information or as a result of any pending or threatened action, suit or proceeding by the U.S. Department of Justice or the Federal Trade Commission under federal antitrust laws), and the publication of any notice required by Applicable Law;

                  (ii) the declaration of effectiveness of the Registration Statement, which must not be the subject of a stop order or threatened stop order on the Closing Date; and

                  (iii) the shares of Company Common Stock being delivered by the Company to the Shareholders in exchange for their shares of FBHC Common Stock having been qualified or registered for offering and sale under the securities or Blue Sky laws of each jurisdiction in which the Shareholders reside (or having been exempted therefrom); provided that the Company shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified.

         All such approvals, together with any other approvals of Governmental Authorities that are necessary to effectuate the Merger and the Bank Merger, are referred to herein as the "Regulatory Approvals."

         (b) The Company shall have primary responsibility for the preparation of all Federal Reserve and OCC applications and filings required in connection with Section 5.2(a) above, and the parties shall be jointly responsible for the preparation of all applications and filings, if any, with the OTS required in connection with Section 5.2(a) above. Each party shall cooperate with the other party hereto in preparation of all applications for such Regulatory Approvals and will furnish promptly upon request all documents, information, financial statements or other materials as may be required in order to complete such applications. Should the appearance of any of the officers, directors, employees or agents of either of the parties hereto be requested by either of the parties or by any Governmental Authority at any hearing or otherwise in connection with any such application, such party shall promptly use its reasonable efforts to arrange for those appearances.

         SECTION 5.3 OTHER CONSENTS. FBHC and the Company agree to apply for and reasonably and diligently seek to obtain all waivers, consents and approvals of other Persons required in connection with the transactions contemplated by this Agreement, including, without limitation, the consent of any Person which may be required under any Scheduled Contract. FBHC will take or cause to be taken on a timely basis all actions necessary with respect to the authorization, adoption and approval by the Association of the Bank Merger. The Company will take or cause to be taken on a timely basis all actions necessary with respect to the authorization, adoption and approval by SW Bank of the Bank Merger.

         SECTION 5.4 FBHC ACTIVITIES PENDING CLOSING. Except as otherwise specifically provided in this Agreement and subject to Applicable Law, from the date hereof to and including the Effective Time, FBHC and its Subsidiaries shall, as long as this Agreement remains in effect or unless the Company otherwise consents in writing (which consent shall not be unreasonably withheld):

         (a) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with prudent banking practice and in accordance with Applicable Laws and their compliance, loan and other policies, including, without limitation, using its best efforts to make all changes required upon completion of any regulatory examination, and use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers, directors, key employees and agents and preserve their relationships and goodwill with all Persons having business dealings with them, PROVIDED that FBHC and its Subsidiaries shall not make or agree to make any loans or other extensions of credit to any borrower in excess of $500,000 without the prior consent of the Company, except that the following types of loans in excess of $500,000 shall not require the prior consent of the
Company: (i) all single family loans of $650,000 or less which are underwritten to usual and customary secondary market standards and are to be sold in the secondary market pursuant to takeout commitments obtained in conjunction with the funding of the loans; (ii) all commercial loans which are to be sold in the secondary market for which there is an enforceable takeout commitment for the full amount of such loans in place at the time of closing; and (iii) commercial loans which are $1,000,000 or less and which are in the ordinary course of business of FBHC and its Subsidiaries; and provided further, that if the Company does not disapprove in writing any loan requiring the Company's prior approval within two business days following its receipt of a request for approval, such loan shall be deemed approved by the Company.

         (b) refrain from issuing or selling or obligating itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, except for shares issued upon the exercise of FBHC Stock Options, the conversion of FBHC Debentures or the Mitchell Exchange;

         (c) except as set forth in Schedule 3.24(b), refrain from opening or closing any branch office, or acquiring or selling or agreeing to acquire or sell, any branch office or any deposit liabilities, and otherwise consult with and seek the advice of the Company with respect to basic policies relating to branching, site location and relocation;

         (d) not enter into, amend or terminate (other than the annual renewal of Employment Agreements consistent with past practice) any agreement of the type that would be required to be disclosed on Schedule 3.7(a), or any other material agreement, or acquire or dispose of any material amount of assets or liabilities, except in the ordinary course of business consistent with prudent banking practices;

         (e) not grant any severance or termination pay (other than pursuant to FBHC's policies in effect on the date hereof) to, or enter into any employment, consulting, non-competition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of FBHC or its Subsidiaries, either individually or as part of a class of similarly situated persons;

         (f) not cause or allow any of the things listed in Section 3.13 to occur (except with respect to Section 3.13(a) and (h), FBHC and its Subsidiaries shall use their best efforts to not cause or allow any of the things listed therein to occur), except that FBHC may declare and pay a dividend to holders of FBHC Common Stock with respect to the results for the quarters ended September 30, 1998 and December 31, 1998 in an amount equal to the cash dividend paid to such holders for the quarter ended June 30, 1998 and FBHC may redeem the FBHC Debentures in accordance with their terms;

         (g) not foreclose upon or otherwise acquire any real property described in Section 3.22 hereof or any non-residential property prior to receipt and approval by the Company of a Phase I environmental review therefor;

         (h) not change its deposit account interest rate pricing policies or its loan pricing policies except in response to changes in the applicable market;

         (i) not establish any new Subsidiary;

         (j) not voluntarily make any material change in the interest rate risk profile of the Association from that as of June 30, 1998;

         (k) not materially deviate from policies and procedures existing as of the date of this Agreement with respect to (i) classification of assets, (ii) the allowance for possible credit losses and (iii) accrual of interest on assets, except as otherwise required by the provisions of this Agreement; and

         (l) not make or agree to make any overdrafts in excess of $100,000 per account, unless an overdraft line of credit is in place consistent with the Association's ordinary course of business and policies and Applicable Laws.

         SECTION 5.5 ONGOING FINANCIAL DISCLOSURE. FBHC shall provide to the Company as soon as practicable but in no event later than twenty (20) days following the end of each calendar month, from the date hereof through the Closing Date, copies of all financial statements and other written information provided to the Boards of Directors of FBHC or any of its Subsidiaries (other than information relating to this Agreement and the transactions relating to this Agreement), and, to the extent permitted by Applicable Law, all reports filed by FBHC or any of its Subsidiaries with federal or state regulatory agencies. The Company shall send to FBHC, promptly after they become publicly available, copies of all Company filings from and after the date hereof made under Sections 13(a) and 14 of the Exchange Act and copies of all news releases made by the Company from and after the date hereof. The Company shall provide to a single designee of FBHC copies of all non-public financial and other written information provided to the Boards of Directors of the Company and SW Bank, and, to the extent permitted by Applicable Law, all reports filed by the Company or SW Bank with federal or state regulatory agencies. Such designee shall not copy or circulate any such information to anyone without the prior written consent of the Company, which consent shall not be unreasonably withheld, and FBHC hereby acknowledges its obligations under the federal securities laws with respect to maintaining the confidentiality of such information and insider trading matters.

         SECTION 5.6 ACCESS TO INFORMATION OF FBHC.

         (a) During the period from the date hereof until the Effective Time, FBHC shall provide the information and access described in paragraphs (b) and
(c) below during normal business hours, upon reasonable written or oral notice and in such manner as will not unreasonably interfere with the conduct of the business of FBHC and its Subsidiaries.

         (b) To the extent permitted by law and consistent with Section 5.6(a), FBHC shall authorize and permit the Company and its representatives, accountants and counsel to have full and complete access to all of the properties, books, records, branch operating reports, branch audit reports, customer accounts and records, any reports of Governmental Authorities and responses thereto, operating instructions and procedures (and all correspondence with Governmental Authorities), tax returns, tax settlement letters, financial statements and other financial information (including the work papers of PricewaterhouseCoopers LLP used to audit FBHC's consolidated statements of condition as of March 31, 1998 and 1997 and its consolidated statements of income, changes in stockholders' equity and cash flows for the years ended March 31, 1998, 1997 and
1996), contracts and documents of FBHC and its Subsidiaries and all other information with respect to the business affairs, financial condition, assets and Liabilities of FBHC and its Subsidiaries as the Company may from time to time request, to make copies of such books, records and other documents, and to discuss the business affairs, condition (financial and otherwise), assets and Liabilities of FBHC and its Subsidiaries with such third persons, including, without limitation, the directors, officers, employees, agents, accountants (including PricewaterhouseCoopers LLP) and attorneys of FBHC and its Subsidiaries, as the Company considers reasonably necessary or appropriate for the purposes of familiarizing itself with the business and operations of FBHC and its Subsidiaries, determining any breach of the representations, warranties and covenants of FBHC set forth herein, obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement by Governmental Authorities, conducting further evaluations of the assets and Liabilities of FBHC and its Subsidiaries, and accomplishing the integration of the business operations of FBHC and its Subsidiaries with those of the Company and SW Bank at the earliest possible date.

         (c) For purposes of the Company's investigation pursuant to this
Section 5.6, FBHC shall use its reasonable efforts to cause any service bureau, accountant, third party servicer or other third party under contract to it to furnish to the Company and its authorized representatives, at the Company's cost, full access to such party's premises and all of its books, records and properties, including, without limitation, all loan, investment, regulatory, financial, accounting, tax and property records and files relating to the operations of FBHC and its Subsidiaries including, without limitation, all files, computer records and customer information, relating to assets serviced by third parties or necessary for the conversion on the Closing Date of all accounts, products and branch operating systems of FBHC and its Subsidiaries to such systems as the Company may designate. FBHC shall use its reasonable efforts to cause any service bureau, accountant, third party servicer or other third party to provide adequate space and facilities and the cooperation of its personnel at the Company's cost, including, without limitation, copying facilities, to the end that such examination shall be completed expeditiously, completely and accurately. FBHC shall, upon request, provide the Company and its authorized representatives with reasonable access to any and all real and personal properties securing loans made by FBHC, to the extent legally permissible. Without limiting any of the foregoing, the Company and its authorized representatives shall be specifically entitled to conduct at the Company's own expense (and FBHC shall use its reasonable efforts to enable them to conduct) such tests of accounts receivable and other matters as they deem appropriate. Any examination or investigation made by the Company or other Persons as contemplated by this Section shall not affect any of the representations and warranties hereunder.

         SECTION 5.7 CONFIDENTIALITY. Except as contemplated by this Agreement or as necessary to carry out the transactions contemplated herein, all information or documents furnished hereunder by any party hereto or any other party shall be kept confidential by the party to whom it is furnished (and such party shall use reasonable efforts to cause its agents and representatives to maintain the confidentiality of such documents) and in the event such transactions are not consummated, each shall return to the other or destroy all information furnished hereunder and shall not thereafter use the same for any purpose until such time as such information becomes publicly available, except to the extent (i) it was known by such other party prior to being received other than through the violation or breach of such party or any other Person of any duty of confidentiality, (ii) it is or thereafter becomes lawfully obtainable from other sources, (iii) it is necessary or appropriate to disclose the same to any Governmental Authority having jurisdiction over the parties or their Subsidiaries or as otherwise may be required by Applicable Laws (to the extent permitted by law, the party intending to make disclosure in such circumstances shall give the other party hereto prompt notice prior to making such disclosures so that such other parties may seek a protective order or other appropriate remedy prior to such disclosure), or (iv) such duty of confidentiality is waived in writing by the other party, and that none of this information shall be used for competitive purposes. Notwithstanding the foregoing, information and documents furnished by or on behalf of FBHC hereunder may be disclosed by the Company or SW Bank to the Federal Reserve, the OCC, the OTS and any other Governmental Authority whose approval, consent, authorization or other action is necessary for the consummation of the Merger and the transactions contemplated hereby.

         SECTION 5.8 MEETING OF SHAREHOLDERS.

         (a) FBHC shall duly call a meeting of its shareholders (the "Shareholders' Meeting") for the purpose of obtaining the adoption of this Agreement, this Agreement and all other matters necessary to consummate the transactions contemplated by this Agreement, which meeting shall be held not earlier than 20 nor later than 30 business days following the date upon which the Registration Statement shall have been declared effective. In connection with the Shareholders' Meeting, the Board of Directors of FBHC shall recommend approval of the transactions contemplated by this Agreement, indicate the determination by the Board of Directors that the Merger is fair to and in the best interests of FBHC's shareholders and use its reasonable efforts (including, without limitation, soliciting proxies for such approvals) to obtain such shareholder approval, subject to its fiduciary duties. Notice of the Shareholders' Meeting shall be accompanied by the Prospectus/Proxy Statement.

         (b) In obtaining the approval of shareholders referred to in this
Section 5.8, FBHC will comply, and will use reasonable efforts to cause its officers, directors and 5% shareholders to comply, with applicable provisions of and the rules and regulations under the Securities Act, the Exchange Act and any other Applicable Law.

         SECTION 5.9 STOCK LISTING. The Company shall, prior to the Effective Time, notify Nasdaq with respect to the listing of the shares of Company Common Stock to be issued pursuant to the Merger and shall obtain any approval required by Nasdaq necessary in connection with the issuance of the Company Common Stock.

         SECTION 5.10 AFFILIATES' LETTERS. No later than the 30th day following the date hereof, FBHC shall deliver to the Company, after consultation with legal counsel, a list of names and addresses of those persons who are "Affiliates" of FBHC with respect to the Merger within the meaning of Rule 145 under the Securities Act. There shall be added to such list the names and addresses of any other person (within the meaning of such Rule) which the Company identifies (by written notice to FBHC within three business days after receipt of such list) as possibly being a person who may be deemed to be an "Affiliate" of FBHC within the meaning of Rule 145. FBHC shall use all reasonable efforts to deliver, or cause to be delivered, to the Company, not later than the Closing Date from each of the "Affiliates" of FBHC identified as aforesaid, a letter dated as of the date of delivery thereof in the form of Exhibit B attached hereto.

         SECTION 5.11 PLAN AMENDMENTS AND PARTICIPATION IN COMPANY PLANS; OPTION REGISTRATION.

         (a) FBHC shall execute and deliver such instruments and take such other actions as the Company may reasonably require in order to cause the amendment or termination of any Plan on terms satisfactory to the Company and in accordance with Applicable Law and effective as of the Effective Time. The Company agrees that the employees of FBHC and its Subsidiaries who continue their employment after the Effective Time (the "FBHC Employees") will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of the Company and SW Bank, in accordance with the respective terms of such plans and programs, and the Company shall take all actions necessary or appropriate to facilitate coverage of the FBHC Employees in such plans and programs from and after the Effective Time, subject to the following:

                  (i) Each FBHC Employee will be entitled to credit for prior service with FBHC and its Subsidiaries for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than those described in subparagraph (ii) below and any stock option plans) sponsored by the Company and SW Bank to the extent FBHC and its Subsidiaries sponsored a similar type of plan in which the FBHC Employees participated immediately prior to the Effective Time. Any pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each FBHC Employee. For purposes of determining an FBHC Employee's benefit for the calendar year in which the Merger occurs under the Company's vacation program, any vacation taken by the FBHC Employee immediately preceding the Effective Time for the calendar year in which the Merger occurs will be deducted from the total Company vacation benefit available to such FBHC Employee for such calendar year. The Company further agrees to credit each FBHC Employee for the year during which coverage under the Company's group health plan begins, with any deductibles already incurred during such year, under FBHC's group health plan.

                  (ii) Each FBHC Employee shall be entitled to credit for past service with FBHC and its Subsidiaries for the purpose of satisfying any eligibility or vesting periods applicable to the Company employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, the Company's 401(k) Savings
         Plan).

         (b) Following the Effective Time and prior to the first date on which "Affiliates" of FBHC may sell shares of Company Common Stock pursuant to Rule 145, the Company shall (i) cause a registration statement on Form S-8 registering the shares of Company Common Stock issuable pursuant to the exercise of the FBHC Options to be filed and to become effective under the Securities Act, and (ii) use its best efforts to maintain the effectiveness of such registration statement until all FBHC Options have been exercised or have expired.

         SECTION 5.12 ASSUMPTION OF FBHC STOCK OPTIONS. FBHC shall use its reasonable efforts to cause each of the holders of FBHC Stock Options to execute and deliver to the Company, at least 10 days prior to the Closing Date, an acknowledgment that such holder's FBHC Stock Option shall be converted, in accordance with its terms, into an option to purchase a number of shares of Company Common Stock equal to the number of shares of FBHC Common Stock subject thereto multiplied by 1.45, at an exercise price per share equal to the exercise price per share subject thereto divided by 1.45, consistent with the provisions of Section 1.2 hereof.

         SECTION 5.13 TERMINATION OF SEVERANCE AND CONSULTING ARRANGEMENTS. On or prior to the Closing Date, subject to Applicable Law, FBHC shall use its reasonable efforts to terminate those arrangements other than the Employee Agreements (pursuant to reasonable severance arrangements and subject to any vested rights) as the Company shall notify FBHC in writing pursuant to which FBHC or any of its Subsidiaries is or may be obligated to make payments after the Closing Date to any Person pursuant to any employment, consulting, severance, employment termination or other similar agreement with any current or former officer, director, employee or agent of FBHC or any of its Subsidiaries.

         SECTION 5.14 CERTAIN NOTIFICATIONS.

         (a) Each party to this Agreement shall notify the other party promptly both orally and in writing (i) after becoming aware of any misrepresentation or breach of warranty on its part under this Agreement, (ii) after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event that would constitute a breach on its part of any obligation under this Agreement or the occurrence of any event that would cause any representation or warranty made by it herein to be false or misleading in any material respect if such representation and warranty were restated at such time, or (ii) upon the occurrence of, or the discovery of, any event that could reasonably be expected to cause it to be unable to satisfy a condition to any other party's obligation to proceed with the Merger.

         (b) Each party to this Agreement shall notify the other party promptly both orally and in writing if it becomes aware that there exists a basis for any material suit, claim, action, investigation or proceeding of any nature to be brought against or by or on behalf of the notifying party, or any of its properties.

         SECTION 5.15 NO SHOPPING.

         (a) FBHC shall not, directly or indirectly, through any officer, director, employee or agent or otherwise, solicit, initiate or encourage any Acquisition Proposal, or, except as otherwise required in the opinion of Silver, Freedman & Taff, L.L.P. or such other nationally recognized, independent counsel in order for its Board of Directors to fulfill its fiduciary duties, participate in any negotiation in respect of or cooperate with (including, without limitation, by way of furnishing any nonpublic information concerning the business, properties or assets of FBHC or its Subsidiaries or any access to such properties or assets) any Acquisition Proposal. FBHC shall notify the Company promptly by telephone, and thereafter promptly confirm such notification in writing, if any such information is requested from, or any Acquisition Proposal or inquiry with respect to any Acquisition Proposal is received by, FBHC and shall provide the Company with a reasonably detailed description of the contents thereof, including without limitation, the identity of the other persons or entities involved.

         (b) Unless and until FBHC shall have exercised its right to terminate this Agreement pursuant to Section 7.1(e) hereof (or shall exercise such right simultaneously with any of the following), no Acquisition Proposal shall be accepted, approved, adopted or recommended by the Board of Directors of FBHC, or presented by FBHC, or by its Board of Directors or management, to the shareholders of FBHC for vote or approval by written consent, the Board of Directors of FBHC shall not rescind the approval of this Agreement or any of the transactions contemplated hereby, and no such meeting of shareholders shall be called by FBHC or noticed for purposes of taking shareholder action with respect to any Acquisition Proposal.

         (c) Unless and until FBHC shall have exercised its right to terminate this Agreement pursuant to Section 7.1(e) hereof, or except as otherwise required by any Governmental Authority having jurisdiction with respect to a party, FBHC shall not prepare or assist in the preparation of or file or assist in the filing of any notice or application to any Governmental Authority pertaining to or seeking approval of any change in control incident to or which would result from any Acquisition Proposal.

         SECTION 5.16 NO INCONSISTENT ACTIONS; POOLING; TAX TREATMENT. None of the parties hereto will voluntarily take or omit to take any action, the effect of the taking or omission of which would reasonably be expected to cause any of its representations and warranties herein to be inaccurate in any material respect at the Closing or at any time prior to the Closing as if such representation and warranty were restated at such time. Each party hereto shall use all reasonable efforts to cause the Merger to be treated for financial accounting purposes as a "pooling of interests," and shall not take, and shall use all reasonable efforts to prevent any Affiliate of such party from taking, any actions which could prevent the Merger from being treated as such for financial accounting purposes. Each party hereto shall use all reasonable efforts to cause the Merger and the Bank Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any Affiliate of such party from taking, any actions which could prevent the Merger or the Bank Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

         SECTION 5.17 TAXES; CONSENT. FBHC shall prepare and timely file all Returns and amendments thereto required to be filed by FBHC and its Subsidiaries on or before the Closing Date. The Company shall have a reasonable opportunity to review all Returns and amendments thereto prior to filing. FBHC shall pay and discharge all Taxes, assessments and governmental charges upon or against it or any of its properties or assets, and all liabilities at any time existing, before the same shall become delinquent and before penalties accrue thereon, except to the extent and as long as: (a) the same are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any Material Adverse Effect on FBHC; and (b) FBHC shall have set aside on its books reserves (segregated to the extent required by sound accounting practice) in the amount of the demanded principal imposition (together with interest and penalties relating thereto, if any).

         SECTION 5.18 TRANSACTIONS WITH AFFILIATES AND INSIDERS. From the date hereof until the Effective Time, FBHC shall not, without the prior written consent of the Company, make, or allow any of its Subsidiaries to make, any loan or establish any relationship, of the type or engage or propose to engage in any transaction of the type that would be required to be disclosed on Schedule 3.19 had such loan been made, relationship been established or transaction been entered into or proposed as of the date hereof.

         SECTION 5.19 CLASSIFICATION OF LOANS. During the period from the execution of this Agreement until the Effective Time, FBHC (i) to the extent permitted by Applicable Law, shall promptly inform the Company of the amounts and categories of any loans, leases or other extensions of credit that are classified by any Governmental Authority or by the Association as "Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable classification; (ii) shall classify all assets in accordance with OTS Standards and its own current internal classification system; and (iii) shall apply the standards regarding accrual of interest set forth in the then most recent Thrift Financial Report Instructions of the Federal Financial Institutions Examination Council.

         SECTION 5.20 COMPLIANCE WITH APPLICABLE LAW. During the period from the date of this Agreement until the Effective Time, FBHC shall take any and all actions reasonably requested by the Company in order to conform the conduct of the business of FBHC and its Subsidiaries, including, without limitation, the business of originating, acquiring, holding or disposing of assets and liabilities, with the requirements of any Applicable Law.

         SECTION 5.21 CERTAIN ACCOUNTING ADJUSTMENTS. After the approval of the Shareholders and all of the Regulatory Approvals have been obtained, FBHC shall, if requested by the Company, make such accounting entries prior to the Effective Time as the Company may reasonably request in order to conform the accounting records of FBHC to the accounting policies and practices of the Company and its Subsidiaries, subject to compliance with generally accepted accounting principles and all appropriate regulatory requirements, such adjustments to be effective immediately prior to the Effective Time. No such adjustment shall of itself constitute grounds for termination of this Agreement or an acknowledgment by FBHC (i) of any adverse circumstances for purposes of determining whether the conditions to the Company's obligations under this Agreement have been satisfied, or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to the Company's obligations under this Agreement set forth in Section 6.2(a) hereof or (iii) that such adjustment has any bearing on the number of shares of Company Common Stock issuable hereunder.

         SECTION 5.22 ENVIRONMENTAL INVESTIGATION; RIGHT TO TERMINATE AGREEMENT.

         (a) The Company and its designated consultants, agents and representatives shall have the right to the same extent that FBHC has such right, but not the obligation or responsibility, at the Company's expense, to inspect any FBHC Real Property or Real Estate Owned, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other environmental surveys and analyses including soil and ground sampling ("Environmental Inspections") at any time on or prior to [30 days after execution of Agreement], 1998. The Company shall notify FBHC prior to any physical inspections of any such properties, and FBHC may place reasonable restrictions on the time of such inspections. (If, as a result of any such Environmental Inspection, further investigation ("secondary investigation") including, without limitation, test borings, soil, water and other sampling is deemed desirable by the Company, the Company shall (i) notify FBHC of any property for which it intends to conduct such a secondary investigation and the reasons for such secondary investigation, and (ii) commence such secondary investigation, on or prior to [60 days after execution of Agreement], 1998. All secondary investigations must be approved in advance by FBHC. The Company shall give reasonable notice to FBHC of such secondary investigations, and FBHC may place reasonable time and place restrictions on such secondary investigations.

         (b) FBHC agrees to indemnify and hold harmless the Company for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by the Company or its agents, which damage or injury is attributable solely to the negligent actions or negligent omissions of FBHC or its agents. The Company agrees to indemnify and hold harmless FBHC for any claims for damage to property, or injury or death to persons, attributable solely to the negligent actions or omissions of the Company or its agents in performing any Environmental Inspection or secondary investigation except to the extent caused in whole or in part by the negligence of FBHC. In addition, the Company shall, after any physical testing, restore such tested property to its original condition at the Company's sole cost and expense. The Company shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall be made by FBHC and not by the Company. The Company shall make no such report prior to the Closing unless required to do so by law, and in such case will give FBHC reasonable notice of the Company's intentions.

         (c) The Company shall have the right to terminate this Agreement if (i) FBHC has refused to allow the Company to conduct an Environmental Inspection or secondary investigation in a manner that the Company reasonably considers necessary; or (ii) the Environmental Inspection, secondary investigation or other environmental survey identifies any past or present events, conditions or circumstances (including but not limited to the presence of any asbestos-containing material or underground storage tank) that would require remedial or cleanup action at the expense of FBHC or any of its Subsidiaries in an aggregate estimated cost which is in excess of $500,000 on an after-tax basis. On or prior to [75 days after execution of Agreement], 1998, the Company shall advise FBHC in writing if the Company intends to terminate this Agreement because the Company disapproves of the results of the Environmental Inspection, secondary investigation or other environmental survey.

         (d) FBHC agrees to make available to the Company and its consultants, agents and representatives all documents and other material relating to environmental conditions of any FBHC Real Property and Real Estate Owned including, without limitation, the results of other environmental inspections and survey. FBHC also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with the Company and shall be entitled to certify the same in favor of the Company and its consultants, agents and representatives and make all other data available to the Company and its consultants, agents and representatives.

         SECTION 5.23 INDEMNIFICATION OF DIRECTORS AND OFFICERS; INSURANCE. (a) The indemnification provisions contained in the Certificate of Incorporation and Bylaws of the Company, the Articles of Association and Bylaws of SW Bank, the Articles of Incorporation and Bylaws of Fairview and the organizational documents of Mitchell shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of FBHC or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Applicable Law.

         (b) From and after the Effective Time, the Company shall indemnify, defend and hold harmless the present and former directors, officers, employees and agents of FBHC and its Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts (including all amounts paid in settlement with the approval of the Company, which approval shall not unreasonably be withheld) in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was a director, officer, employee or agent of FBHC or any of its Subsidiaries and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the fullest extent permitted under applicable law (and shall pay reasonable expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under applicable law, upon receipt from the Indemnified Party to whom expenses are advanced an undertaking to repay such advances, if any, contemplated by Applicable Law).

         (c) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective
Time) after the Effective Time (i) the Indemnified Parties may retain FBHC's regularly engaged independent legal counsel, or other independent legal counsel satisfactory to them provided that such other counsel shall be reasonably acceptable to the Company, (ii) the Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) the Company will use its reasonable efforts to assist in the vigorous defense of any such matter, provided that the Company shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.23, upon learning of any such Claim, shall notify the Company (although the failure so to notify the Company shall not relieve the Company from any liability which the Company may have under this Section 5.23 except to the extent such failure prejudices the Company or SW Bank), and shall deliver to the Surviving Corporation the undertaking to repay such advances, if any, contemplated by Applicable Law. The Indemnified Parties as a group may retain one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to the Indemnified Parties), a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which event, such additional counsel as may be required may be retained by the Indemnified Parties.

         (d) After the Effective Time, the Company shall, at its election, either cause to be maintained in effect FBHC's existing prepaid directors' and officers' liability insurance policy, until its expiration date, or convert such policy into "tail" coverage through such expiration date with terms and conditions substantially similar to such current insurance policy, but only covering claims arising from facts or events which occurred before the Effective Time (including the transactions which are the subject of this Agreement).

         (e) This Section 5.23 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on the Company and the Surviving Corporation and their representative successors and assigns.

         SECTION 5.24 ACCESS TO INFORMATION OF THE COMPANY.

         (a) During the period from the date hereof until the Effective Time, the Company shall provide the information and access described in paragraphs (b) and (c) below during normal business hours, upon reasonable written or oral notice and in such manner as will not unreasonably interfere with the conduct of the Company's or SW Bank's business.

         (b) To the extent permitted by law and consistent with Section 5.24(a), the Company shall authorize and permit FBHC and its representatives, accountants and counsel to have full and complete access to all of the properties, books, records, branch operating reports, branch audit reports, customer accounts and records, any reports of Governmental Authorities and responses thereto, operating instructions and procedures (and all correspondence with Governmental Authorities), tax returns, tax settlement letters, financial statements and other financial information (including the work papers of PricewaterhouseCoopers used to audit the Company's balance sheets as of December 31, 1997 and 1996 and its statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995), contracts and documents of the Company and SW Bank and all other information with respect to the business affairs, financial condition, assets and Liabilities of the Company and SW Bank as FBHC may from time to time reasonably request, to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and Liabilities of the Company and SW Bank with such third persons, including, without limitation, the directors, officers, employees, agents, accountants (including PricewaterhouseCoopers) and attorneys of the Company and SW Bank, as FBHC considers reasonably necessary or appropriate for the purposes of familiarizing itself with the business and operations of the Company and SW Bank, determining any breach of the representations, warranties and covenants of the Company and SW Bank set forth herein, obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement by Governmental Authorities and conducting further evaluations of the assets and Liabilities of the Company and SW Bank.

         (c) For purposes of FBHC's investigation pursuant to this Section 5.24, the Company shall use its reasonable efforts to cause any service bureau, accountant, third party servicer or other third party under contract to it to furnish to FBHC and its authorized representatives, at FBHC's cost, full access to such party's premises and all of its books, records and properties, including, without limitation, all loan, investment, regulatory, financial, accounting, tax and property records and files relating to the operations of the Company and SW Bank including, without limitation, all files, computer records and customer information, relating to assets serviced by third parties. The Company shall use its reasonable efforts to cause any service bureau, accountant, third party servicer or other third party to provide adequate space and facilities and the cooperation of its personnel at FBHC's cost, including, without limitation, copying facilities, to the end that such examination shall be completed expeditiously, completely and accurately. Without limiting any of the foregoing, FBHC and its authorized representatives shall be specifically entitled to conduct at FBHC's own expense (and the Company and SW Bank shall use their reasonable efforts to enable them to conduct) such tests of accounts receivable and other matters as they deem appropriate. Any examination or investigation made by FBHC or other Persons as contemplated by this Section shall not affect any of the representations and warranties hereunder.

         SECTION 5.25 FURTHER ASSURANCES. Each party hereto shall execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

         SECTION 6.1 CONDITIONS TO FBHC'S OBLIGATION TO CLOSE. The obligation of FBHC to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or before the Closing Date (or as otherwise provided below) of all of the following conditions.

         (a) REPRESENTATIONS AND WARRANTIES.

                  (i) Except for such breaches of the representations and warranties contained in Article IV hereof as have not had, and cannot reasonably be expected to have, in the aggregate, a Material Adverse Effect on the Company, all representations and warranties of the Company contained in Article IV of this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties were being made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case they shall be deemed to have been made as of the Closing Date but speaking only as of such specific date). Solely for purposes of this Section and in determining compliance with the condition set forth herein, any representation and warranty made by the Company in this Agreement shall be read and interpreted as if the qualification set therein with respect to materiality or Material Adverse Effect were not contained therein;

                  (ii) The Company shall have performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed and satisfied at or prior to the Closing Date;

                  (iii) There shall not have been instituted or threatened any suit, claim, action, investigation or proceeding of any nature by any Person that, individually or when aggregated with other suits, claims, actions, investigations or proceedings, if any, and breaches, if any, of the representations and warranties contained in Article IV hereof, has had, or can reasonably be expected to have, a Material Adverse Effect on the Company; and

                  (iv) There shall have been delivered to FBHC on the Closing Date, a certificate executed by the Chief Executive Officer, the President or any Executive Vice President, of the Company certifying compliance with all the provisions of this Section 6.1(a).

         (b) REGULATORY APPROVALS. All of the Regulatory Approvals for the transactions contemplated by this Agreement shall have been obtained; such Regulatory Approvals shall be in effect and no proceedings shall have been initiated or threatened with respect thereto; all applicable waiting periods with respect to such Regulatory Approvals shall have expired; and all conditions and requirements prescribed by Applicable Law or by such Regulatory Approvals shall have been satisfied.

         (c) REGISTRATION STATEMENT. The Registration Statement, as it may have been amended or supplemented, shall have become effective and no stop order suspending the effectiveness of such

Registration Statement shall have been issued and shall remain in effect, and no proceedings for that purpose shall have been initiated or threatened by the SEC the basis for which shall remain in effect.

         (d) BOARD AND SHAREHOLDER APPROVAL.

                  (i) The Company shall have furnished FBHC with:

                           (A) a certified copy of the resolutions duly adopted
                  by the Board of Directors of the Company approving this Agreement, the Merger and the transactions contemplated hereby and thereby; and

                           (B) certified copies of resolutions duly adopted by
                  the Board of Directors of SW Bank and the Company, as the sole shareholder of SW Bank, approving the Bank Merger; and

                  (ii) At least a majority of the outstanding shares of FBHC Common Stock entitled to vote shall have approved this Agreement, the Merger and the transactions contemplated hereby and thereby.

         (e) NO VIOLATIONS OF LAW, LITIGATION. The transactions contemplated by this Agreement shall not violate any Applicable Law. There shall be no pending or threatened suits, claims, actions, investigations or proceedings by any Person or Governmental Authority (or determinations by any Governmental Authority) challenging or in any manner seeking to restrict or prohibit the transactions contemplated hereby or seeking to obtain any material damages against any Person as a result of the transactions contemplated hereby.

         (f) OPINIONS OF COUNSEL. FBHC shall have received an opinion addressed to them of Vinson & Elkins L.L.P., counsel to the Company and SW Bank, dated the Closing Date, substantially in the form of Exhibit C hereto.

         (g) TAX OPINION. FBHC shall have received from Silver, Freedman & Taff, an opinion of counsel reasonably satisfactory to FBHC to the effect that for federal income tax purposes (i) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code; (ii) the Company and FBHC will each be a party to that reorganization; (iii) no gain or loss will be recognized to the former Shareholders of FBHC who receive Company Common Stock in exchange for their FBHC Common Stock, except to the extent they receive cash; (iv) the basis of the Shareholders in the Company Common Stock received in the Merger will be the same as the basis of FBHC Common Stock surrendered in exchange therefor (reduced by the excess, if any, of the cash received over the amount of gain recognized on the exchange); and (v) the holding period of the shares of Company Common Stock received by a Shareholder will include the holding period of the shares of FBHC Common Stock surrendered therefor, provided that such FBHC Common Stock was held as a capital asset by such Shareholder. In rendering any such opinion, such counsel may require and, to the extent they deem necessary or appropriate, may rely upon representations made in certificates of officers of FBHC and the Company, affiliates of the foregoing, and others.

         SECTION 6.2 CONDITIONS TO THE COMPANY'S OBLIGATIONS TO CLOSE. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or before the Closing Date (or as otherwise provided below) of all of the following conditions:

         (a)  REPRESENTATIONS AND WARRANTIES; COVENANTS.

                  (i) Except for such breaches of the representations and warranties contained in Article III hereof as have not had, and cannot reasonably be expected to have, in the aggregate, a Material Adverse Effect on FBHC, all representations and warranties of FBHC contained in
         Article III of this Agreement shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties were being made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case they shall be deemed to have been made as of the Closing Date but speaking only as of such specific date). Solely for purposes of this Section and in determining compliance with the condition set forth herein, any representation and warranty made by FBHC in this Agreement shall be read and interpreted as if the qualification stated therein with respect to materiality or Material Adverse Effect were not contained therein;

                  (ii) FBHC shall have performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed and satisfied at or prior to the Closing Date;

                  (iii) There shall not have been instituted or threatened any suit, claim, action, investigation or proceeding of any nature by any Person that would have been required to be listed on Schedule 3.14(a) hereto had such suit, claim, action or proceeding been instituted or threatened as of the date of this Agreement, and that, individually or in the aggregate, or when aggregated with the breaches, if any, of representations and warranties contained in Article III hereof, has had, or can reasonably be expected to have, a Material Adverse Effect on FBHC; and

                  (iv) There shall have been delivered to the Company on the Closing Date a certificate executed by the Chief Executive Officer of FBHC certifying compliance with all the provisions of this Section 6.2(a).

         (b) REGULATORY APPROVALS. All the Regulatory Approvals for the transactions contemplated by this Agreement shall have been obtained without the imposition of any non-standard conditions that are or would become applicable to the Company, the Surviving Corporation, SW Bank or any other Subsidiary of the Company after the Effective Time that the Company in good faith determines would be unduly burdensome (in the context of the transactions contemplated by this Agreement) upon the conduct of the business of the Company, the Surviving Corporation, or SW Bank, as such businesses have been conducted prior to the Effective Time or as such businesses are anticipated to be conducted after the Effective Time, other than activity restrictions resulting from the activities of FBHC or its Subsidiaries constituting non-permissible activities of a bank or a bank holding company. All such Regulatory Approvals shall be in effect and no proceedings shall have been instituted or threatened with respect thereto; all applicable waiting periods with respect to such Regulatory Approvals shall have expired; and all conditions and requirements prescribed by Applicable Law or by such Regulatory Approvals shall have been satisfied. All other consents, approvals, waivers and other actions required from any other Person pursuant to the Scheduled Contracts in connection with the transactions contemplated by this Agreement shall have been obtained in form satisfactory to the Company, except where the failure to obtain such consents, approvals and waivers, and to take such other action, will not result in a Material Adverse Effect.

         (c) REGISTRATION STATEMENT. The Registration Statement, as it may have been amended or supplemented, shall have become effective and shall remain in effect, and no stop order suspending the effectiveness of such Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC the basis for which shall remain in effect.

         (d) BOARD AND SHAREHOLDER APPROVAL.

                  (i) The holders of at least a majority of the outstanding shares of FBHC Common Stock entitled to vote thereon shall have approved this Agreement, the Merger and the transactions contemplated hereby and thereby; and

                 (ii) FBHC shall have furnished the Company with:

                           (A) a certified copy of the resolutions duly adopted
                  by the Board of Directors of FBHC approving this Agreement, the Merger and the transactions contemplated hereby and thereby and directing the submission thereof to a vote of FBHC's shareholders;

                           (B) a certified copy of resolutions duly adopted by
                  the holders of at least a majority of the outstanding shares of FBHC Common Stock entitled to vote thereon approving this Agreement, the Merger and the transactions contemplated hereby and thereby; and

                           (C) certified copies of resolutions duly adopted by
                  the Board of Directors of the Association and by FBHC, as the sole shareholder of the Association, approving the Bank Merger.

         (e) NO VIOLATIONS OF LAW; NO LITIGATION. The transactions contemplated by this Agreement shall not violate any Applicable Law. There shall be no pending or threatened suits, claims, actions, investigations, or proceedings by any Person or Governmental Authority (or determinations by any Governmental Authority) challenging or in any manner seeking to restrict or prohibit the transactions contemplated hereby or seeking to obtain any damages against any Person as a result of the transactions contemplated hereby.

         (f) OPINION OF COUNSEL. The Company shall have received an opinion addressed to them of Silver, Freedman & Taff, L.L.P., special counsel to FBHC, dated the Closing Date, substantially in the form of Exhibit D hereto.

         (g) TAX OPINION. The Company shall have received from Vinson & Elkins L.L.P. an opinion of counsel, to the effect that for federal income tax purposes
(i) the Merger will constitute a tax-free reorganization within the meaning of
Section 368(a) of the Code; (ii) the Company and FBHC will each be a party to that reorganization; (iii) no gain or loss will be recognized by the Company or FBHC by reason of the Merger; (iv) the Bank Merger will constitute a tax free reorganization within the meaning of Section 368(a) of the Code; (v) SW Bank and the Association will each be a party to that reorganization; and (vi) no gain or loss will be recognized by SW Bank or the Association by reason of the Bank Merger. In rendering any such opinion, such counsel may require and, to the extent they deem necessary or appropriate, may rely upon representations made in certificates of officers of FBHC and the Company, affiliates of the foregoing, and others.

         (h) BANKING CRISIS. There shall not have occurred and be continuing any general banking moratorium or general suspension of payments in respect of banks in the United States, or any event that significantly and adversely affects the normal functioning or operation of the convertibility of major European currencies into United States dollars.

         (i) FBHC STOCK OPTIONS. Each of the holders of FBHC Stock Options shall have executed and delivered to the Company the agreement contemplated by Section
5.12 hereof.

         (j) RELEASES OF OFFICERS AND DIRECTORS.

                  (i) Each director of FBHC and its Subsidiaries shall have delivered to the Company an instrument, substantially in the form of Exhibit E hereto, dated as of the Effective Time, releasing FBHC and its Subsidiaries from any and all claims of such directors (except as to their deposits and accounts at FBHC and its Subsidiaries and as to their rights under any benefit plans of FBHC, and as to rights of indemnification pursuant to Applicable Law, this Agreement and the organizational documents of FBHC and its Subsidiaries, which shall survive the Merger) and shall have delivered to the Company their resignations as directors of FBHC and its Subsidiaries.

                  (ii) Each executive officer of FBHC and its Subsidiaries shall have delivered to the Company an instrument, substantially in the form of Exhibit F hereto in form and substance satisfactory to the Company and dated the Effective Time, releasing FBHC and its Subsidiaries from any and all claims of such officers (except as to deposits and accounts, and as to their rights under any Employee Agreements, severance arrangements or benefit plans of FBHC, accrued compensation permitted by their respective agreements and rights of indemnification pursuant to Applicable Law, this Agreement and the organizational documents of FBHC and its Subsidiaries, which shall survive the Merger).

         (k) AFFILIATES' LETTERS. Each Affiliate of FBHC shall have delivered to the Company an executed copy of the letter contemplated by Section 5.10 hereof.

         (l) POOLING OF INTERESTS. The Merger shall qualify as a "pooling of interests" for financial accounting purposes, and the Company shall have received appropriate opinions from PricewaterhouseCoopers LLP dated the Closing Date to that effect.

         (m) AGREEMENT AS TO MITCHELL EXCHANGE. The Company shall have received from the holder of the equity interests in Mitchell which are not held by the Association (the "Mitchell Equity Holder") an agreement in form and substance satisfactory to the Company to the effect that the Mitchell Equity Holder will not cause the Mitchell Exchange to occur at a time that would cause the Merger to not qualify as a "pooling of interests" for financial accounting purposes.

                                   ARTICLE VII

                                   TERMINATION

         SECTION 7.1 TERMINATION. This Agreement and the obligations of the parties hereunder may be terminated:

         (a) By mutual written consent of the parties at any time whether or not theretofore approved by FBHC's shareholders;

         (b) By the Company or FBHC upon the expiration of 15 days after any Governmental Authority having jurisdiction over any of the transactions set forth herein indicates that it intends to deny or to refuse to grant any Regulatory Approval; provided, however, that in the case of a denial or refusal to grant approval by any Governmental Authority other than the OCC or the Federal Reserve Board, the parties shall use their reasonable efforts during such 15 day period to obtain the withdrawal of such denial or refusal;

         (c) By the Company immediately upon the expiration of 30 days from the date that the Company has given notice to FBHC of FBHC's material failure to satisfy any covenant or agreement herein, or of FBHC's breach of any warranties or representations contained herein that in the aggregate represent a change in FBHC from that represented to the Company that is equivalent to a Material Adverse Effect on FBHC; PROVIDED, HOWEVER, that no termination under this
Section 7.1(c) shall take effect if FBHC shall have fully and completely corrected the grounds for termination as specified in the aforementioned notice within the earlier to occur of (i) 30 days after the date of receipt of such notice and (ii) the date specified in paragraph (h) below, and PROVIDED FURTHER, HOWEVER, that solely for purposes of this Section 7.1(c), any representation and warranty made by FBHC in this Agreement shall be read and interpreted as if the qualification stated therein with respect to materiality or Material Adverse Effect were not contained therein;

         (d) By FBHC immediately upon the expiration of 30 days from the date that FBHC has given written notice to the Company of the Company's material failure to satisfy any covenant or agreement contained herein, or of the Company's breach of any warranties or representations contained herein that in the aggregate represent a change in the Company from that represented to FBHC that is equivalent to a Material Adverse Effect on the Company; PROVIDED, HOWEVER, that no termination under this Section 7.1(d) shall take effect if the Company shall have fully and completely corrected the grounds for termination as specified in the aforementioned notice within the earlier to occur of (i) 30 days after the date of receipt of such notice and (ii) the date specified in paragraph (h) below, and PROVIDED FURTHER, HOWEVER, that solely for purposes of this Section 7.1(d), any representation and warranty made by the Company in this Agreement shall be read and interpreted as if the qualification stated therein with respect to materiality or Material Adverse Effect were not contained therein;

         (e) By either the Company or FBHC (provided that if the terminating party is FBHC, FBHC shall not be in material breach of any of its obligations under this Agreement) if any approval of the Shareholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at the Shareholders' Meeting or any adjournment or postponement thereof or the Board of Directors of FBHC has determined not to recommend approval of the Merger to the Shareholders pursuant to the exercise of its fiduciary duties;

         (f) By the Company, if there shall have occurred since June 30, 1998, any change in or effect on the business of FBHC or its Subsidiaries or any occurrence, development or event of any nature that has had or may reasonably be expected to have, together with all such other changes and effects, a Material Adverse Effect on FBHC;

         (g) By FBHC, if there shall have occurred since June 30, 1998, any change in or effect on the business of the Company or any occurrence, development or event of any nature that has had or may reasonably be expected to have, together with all such other changes and effects, a Material Adverse Effect on the Company; or

         (h) Notwithstanding any of the foregoing, immediately by a party hereto that is not in default hereunder, if the Closing has not occurred on or before March 31, 1999.

         SECTION 7.2 EFFECT OF TERMINATION. In the event of a termination under
Section 7.1, this Agreement shall become void, and there shall be no liability on the part of any party or any of such party's directors, officers, employees, agents or shareholders to the other party or such other party's directors, officers, employees, agents or shareholders; PROVIDED, HOWEVER, that the obligations of any party under Sections 5.7, 5.22, 8.9, 8.10 and 8.11 shall survive the termination of this Agreement; and PROVIDED FURTHER that a termination under Section 7.1(c) or (d) shall not relieve any party of any liability for breach of this Agreement or for any misrepresentation hereunder as of the date of this Agreement or be deemed to constitute a waiver of any remedy available for such breach or misrepresentation. Liability, if any, for an inadvertent or non-intentional breach or misrepresentation under the foregoing provisions shall be limited to the recovery of out-of-pocket costs and expenses and shall not include punitive, special or consequential damages. The parties acknowledge and agree that breaches of representations and warranties that in the aggregate do not give rise to a right of termination hereunder shall not give any right to any party as to offset or any other remedy or right hereunder.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         SECTION 8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations, warranties, conditions, covenants and agreements of the parties contained in this Agreement or in any instrument of transfer or other document delivered in connection with the transactions contemplated hereby shall survive the Closing, except for those covenants and agreements that are contemplated by their terms to be performed after the Closing. No party, including any of its directors, officers, employees, agents and shareholders, shall be under any liability whatsoever with respect to such representations, warranties, conditions and covenants following the Closing, except that the Company shall be responsible for all of its covenants and agreements that are contemplated by their terms to be performed after the Closing.

         SECTION 8.2 NOTICES. Any notice or communication required or permitted hereunder shall be sufficiently given if in writing and (i) delivered in person or by overnight delivery or courier service (ii) sent by facsimile or (iii) deposited in the United States mail, by certified mail postage prepaid and return receipt requested (provided that any notice given pursuant to clause (ii) is also confirmed by the means described in clause (i) or (iii)), as follows:

                  To the Company:

                           Southwest Bancorporation of Texas, Inc.
                           4400 Post Oak Parkway
                           Houston, Texas 77027
                           Attention:  Paul B. Murphy, Jr.
                                       President and Chief Operating Officer
                           Fax:  (713) 439-5905

                  With a copy to:

                           Vinson & Elkins L.L.P.
                           2300 First City Tower
                           1001 Fannin Street
                           Houston, Texas  77002-6760
                           Attention:  Michael P. Finch, Esq.
                           Fax:  (713) 615-5282

                  To FBHC:

                           Fort Bend Holding Corp.
                           3400 Avenue H
                           Rosenberg, Texas 77471
                           Attention:  Lane Ward
                                       Vice Chairman, President
                                       and Chief Executive Officer
                               Fax: (281) 238-7071

                  With a copy to:

                           Silver, Freedman & Taff, L.L.P.
                           1100 New York Avenue, N.W.

                           7th Floor, East Tower
                           Washington, D. C. 20005
                           Attention:  Martin L. Meyrowitz, P.C.
                           Fax:  (202) 682-0354

         Such notice or other communication shall be deemed given when so delivered personally, or sent by facsimile transmission, or, if sent by overnight delivery or courier service, the business day after being sent from within the United States, or if mailed, four days after the date of deposit in the United States mails.

         SECTION 8.3 GOVERNING LAW. Except as otherwise provided in any exhibit hereto, this Agreement and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of Texas without taking into account provisions regarding choice of law.

         SECTION 8.4 ENTIRE AGREEMENT. All exhibits and schedules (including, without limitation, the Disclosure Schedule) referred to in this Agreement are integral parts hereof, and this Agreement, together with such exhibits and schedules (including, without limitation, the Disclosure Schedule), constitutes the entire agreement among the parties hereto with respect to the matters herein and therein and supersedes all prior agreements and understandings between the parties with respect thereto, including, without limitation, the Letter Agreement dated September 15, 1998 between FBHC and the Company.

         SECTION 8.5 AMENDMENTS AND WAIVERS. This Agreement may not be amended except upon a written consent authorized and approved by the board of directors of each party hereto. By an instrument in writing, the Company may waive compliance by FBHC and FBHC may waive compliance by the Company with any term or provision of this Agreement that such other party was or is obligated to comply with or perform; PROVIDED, HOWEVER, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself. Unless required by Applicable Law, no such waiver, amendment or modification effected after approval of this Agreement by the shareholders of FBHC shall require any further shareholder approval.

         SECTION 8.6 SEVERABILITY. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

         SECTION 8.7 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall constitute one and the same instrument.

         SECTION 8.8 INTERPRETATION OF AGREEMENT. The article, section and other headings used in this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement. References herein to the transactions contemplated by this Agreement or other similar words shall include, without limitation, the Merger, the Bank Merger and all of the other transactions contemplated hereunder.

         SECTION 8.9 EXPENSES.

         (a) Subject to paragraphs (b) through (d) below and except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger and the Bank Merger and all other terms and conditions of this Agreement, and the transactions contemplated hereby, will be paid by the party incurring such costs and expenses.

         (b) In the event this Agreement is terminated pursuant to Section 7.1 hereof, all out-of-pocket costs and expenses of the parties relating to the printing, filing, shipping and distribution of the Registration Statement and Prospectus/Proxy Statement shall be borne equally by the Company, on the one hand, and FBHC, on the other hand.

         (c) In the event this Agreement is terminated pursuant to Section 7.1(e) hereof and the Board of Directors of FBHC has either failed to recommend, or has recommended against, approval of the Merger because of the receipt by FBHC of an Acquisition Proposal, the parties agree that FBHC shall pay to the Company, concurrently with such termination, a termination fee of $3,000,000 (the "Damages"). The Company hereby agrees that its sole remedy in such case shall be such termination fee.

         FBHC acknowledges that the agreements contained in this Section 8.9(c) are an integral part of the transactions contemplated in this Agreement, and that without these agreements, the Company would not enter into this Agreement; accordingly, if FBHC fails to promptly pay such termination fee when due, FBHC shall in addition thereto pay to the Company all costs and expenses (including fees and disbursements of counsel) incurred in collecting such termination fee, together with interest thereon (or any unpaid portion thereof) from the date such payment was required to be made to the date such payment is received by the Company at the prime rate of SW Bank as in effect from time to time during such period.

         (d) Except as provided in paragraph (c) above, the rights and remedies provided in this Section 8.9 are cumulative and not exclusive of any rights and remedies provided by Applicable Law.

         SECTION 8.10 ATTORNEYS' FEES. In addition to the rights granted pursuant to Section 8.9, if any legal action is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding, in addition to any other relief to which it may be entitled.

         SECTION 8.11 PUBLICITY. The parties hereto will consult with each other with regard to the terms and substance of any and all press releases, announcements or other public statements with respect to the transactions contemplated hereby. The parties agree further that neither of them will release any such press release, announcement or other public statement without the prior approval of the other party, unless such release is required by law and the parties cannot reach agreement upon a mutually acceptable form of release, in which event the party releasing the information, announcement or public statement shall not be deemed to be in breach of this Agreement. The parties agree further that such approval will not be unreasonably withheld, and they pledge to make a good faith effort to reach agreement expeditiously on the terms of any such press release, announcement or other public statement.

         SECTION 8.12 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         SECTION 8.13 THIRD PARTIES. Except as otherwise provided herein, each party intends that this Agreement shall not benefit or create any right or cause of action or remedy of any nature whatsoever in any Person other than the parties to this Agreement, including, without limitation, conferring upon any Person the right to remain an employee of FBHC, the Company or any of their Subsidiaries, or restraining FBHC, the Surviving Corporation or any of their Subsidiaries from changing the terms and conditions of employment of any Person or terminating such Person's employment, following the Effective Time.

         SECTION 8.14 GENDER; NUMBER. Whenever the context of this Agreement requires, the masculine gender shall include the feminine or neuter, and the singular number shall include the plural.

         SECTION 8.15 CERTAIN DEFINITIONS.

         "ACQUISITION PROPOSAL" shall mean any proposal for a merger or other business combination involving FBHC or for the acquisition of a substantial equity interest in, or a substantial portion of the assets of, FBHC.

         "AFFILIATE" or "ASSOCIATE" shall have the meaning assigned thereto in Rule 405, as presently promulgated under the Securities Act of 1933, as amended.

         "AGENT" of FBHC shall have the meaning as defined in Section 3.16 hereof.

         "AGREEMENT" shall mean this Agreement and Plan of Merger.

         "AGREEMENT" shall mean with respect to any Person any note, bond, indenture, license, agreement, lease, contract, indenture, mortgage, deed of trust, lien, instrument, commitment, arrangement or other understanding, whether written or oral, to which such Person is a party or by which its properties or assets may be bound or affected or under which it or its respective business, properties or assets receive benefits.

         "APPLICABLE LAW" shall mean any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable, in the case of FBHC, to FBHC or its properties, assets, officers, directors, employees or agents (in connection with such officers', directors', employees' or agents' activities on behalf of it), and, in the case of the Company, SW Bank or any other Subsidiary of the Company, to the Company, SW Bank, or such other Subsidiary of the Company, respectively, or the respective properties, assets, officers, directors, employees or agents (in connection with such officers', directors', employees' or agents' activities on behalf of them) of any of them.

         "BANK MERGER" shall have the meaning as defined in Recital C hereof.

         "CERTIFICATE" shall have the meaning as defined in Section 1.2(a) hereof.

         "CLOSING" shall have the meaning as defined in Section 2.1 hereof.

         "CLOSING DATE" shall have the meaning as defined in Section 2.1 hereof.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1986.

         "COMPANY" shall mean Southwest Bancorporation of Texas, Inc., a Texas corporation.

         "COMPANY COMMON STOCK" shall mean the Company's Common Stock, $1.00 par value.

         "CONTAMINANT" shall have the meaning as defined in Section 3.22 hereof.

         "DAMAGES" shall mean all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, judgments, awards, fines, sanctions, penalties, charges, and amounts paid in settlement of any such matter, including, without limitation, interest, penalties, costs, fees and expenses of attorneys, experts, witnesses, investigators and any other agents.

         "DIRECTOR" of FBHC shall have the meaning as defined in Section 3.16 hereof.

         "DISCLOSURE SCHEDULE" shall have the meaning as defined in Article III hereof.

         "EFFECTIVE TIME" shall have the meaning as defined in Section 2.2(a) hereof.

         "EMPLOYEE" of FBHC shall have the meaning as defined in Section 3.16 hereof.

         "EMPLOYEE AGREEMENTS" shall have the meaning as defined in Section 3.16 hereof.

         "ENVIRONMENTAL LAW" shall have the meaning as defined in Section 3.22 hereof.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "EXCHANGE AGENT" shall have the meaning as defined in Section 1.3(a) hereof.

         "EXCHANGE RATIO" shall have the meaning as defined in Section 1.2(a) hereof.

         "FASB" shall have the meaning as defined in Section 3.13(g) hereof.

         "FBHC" shall mean Fort Bend Holding Corp., a Delaware corporation.

         "FBHC COMMON STOCK" shall mean the common stock, $.01 par value, of FBHC.

         "FBHC PERSONALTY" shall have the meaning as defined in Section 3.11 hereof.

         "FBHC REAL PROPERTY" shall have the meaning as defined in Section 3.10
(a).

         "FBHC RRP" shall mean the FBHC Recognition and Retention Plan.

         "FBHC STOCK OPTIONS" shall have the meaning as defined in Recital B hereof.

         "FBHC STOCK OPTION PLAN" shall have the meaning as defined in Recital B hereof.

         "FDIC" shall mean the Federal Deposit Insurance Corporation.

         "FHA" shall mean the U.S. Federal Housing Authority.

         "FHLB" shall mean the Federal Home Loan Bank.

         "GOVERNMENTAL AUTHORITY" shall mean any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, government or self-regulatory organization, commission, tribunal, organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

         "GOVERNMENTAL FILINGS" shall have the meaning as defined in Section 3.4(b) hereof.

         "IRCA" shall have the meaning as defined in Section 3.18 hereof.

         "JOINT VENTURE" shall mean with respect to an entity any general or limited partnership or joint venture interest which is owned directly or indirectly by such entity.

         "KNOWLEDGE" when used with respect to any party means actual knowledge of any current executive officer or director of such party or any of its Subsidiaries or any other officer with supervising responsibility for the matter to which knowledge refers.

         "LIABILITIES" shall mean obligations of any nature (absolute, accrued, contingent or otherwise, and whether due or to become due) that are required to be reflected in financial statements under generally accepted accounting principles consistently applied.

         "Material Adverse Effect" shall mean any change or effect that would be material and adverse to the consolidated business, operations, condition (financial or other), properties or results of operations of a specified Person and its Subsidiaries taken as a whole; PROVIDED, HOWEVER, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to financial institutions and their holding companies generally, (c) any modifications or changes to valuation policies and practices and connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, and (d) changes in general economic conditions or interest rates applicable generally to financial institutions located in the Texas Gulf coast area.

         "MERGER" shall have the meaning as defined in Recital A hereof.

         "MITCHELL EXCHANGE" shall have the meaning as defined in Section 3.3 hereof.

         "MULTIEMPLOYER PLAN" shall mean a plan described in Section 3(37) of ERISA.

         "NASDAQ" shall have the meaning as defined in Section 1.3(e) hereof.

         "OCC" shall mean the Office of the Comptroller of the Currency.

         "OFFICER" of FBHC shall have the meaning as defined in Section 3.16 hereof.

         "OTS" shall mean the Office of Thrift Supervision.

         "OTS STANDARDS" shall have the meaning as defined in Section 3.26 hereof.

         "PERSON" shall include any individual, partnership, joint venture, corporation, trust or unincorporated organization, any other business entity and any Governmental Authority, in each case whether acting in an individual, fiduciary or other capacity.

         "PLANS" shall have the meaning as defined in Section 3.17(a) hereof.

         "PROSPECTUS/PROXY STATEMENT" shall have the meaning as defined in
Section 5.1 hereof.

         "REAL ESTATE OWNED" shall mean all real property acquired through foreclosure or deed in lieu of foreclosure.

         "REGISTRATION STATEMENT" shall have the meaning as defined in Section
5.1 hereof.

         "REGULATORY APPROVALS" shall have the meaning as defined in Section 5.2(a) hereof.

         "RELEASE" shall have the meaning as defined in Section 3.22 hereof.

         "RETURNS" shall have the meaning as defined in Section 3.15(a)(ii) hereof.

         "SCHEDULED CONTRACTS" shall have the meaning as defined in Section 3.7(a) hereof.

         "SEC" shall mean the U.S. Securities and Exchange Commission.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "SFAS" shall mean a Statement of Financial Accounting Standards, promulgated by the Financial Accounting Standards Board.

         "SHAREHOLDERS" shall have the meaning as defined in Recital A hereof.

         "SHAREHOLDERS' MEETING" shall have the meaning as defined in Section
5.8 hereof.

         "SUBSIDIARY" shall mean, as to any particular parent corporation, any corporation as to which more than 50% of the outstanding stock having ordinary voting rights or power (and excluding stock having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights are to be exercised) at the time is owned or controlled, directly or indirectly, by such parent corporation and/or by one or more Subsidiaries, and any general partnership, limited partnership, association, joint venture arrangement or trust of any kind with respect to which such parent corporation or any Subsidiary thereof has an equity or management interest or as to which any such entity serves as trustee.

         "SURVIVING CORPORATION" shall mean the Company, after consummation of the Merger.

         "SW BANK" shall mean Southwest Bank of Texas National Association, a national banking association.

         "TAXES" shall have the meaning as defined in Section 3.15(a)(i) hereof.

         "TBCA" shall have the meaning as defined in Section 1.1(a) hereof.

         "THREATENED" shall have the meaning as defined in Section 3.14(a) hereof.

         "WARN" shall have the meaning as defined in Section 3.18 hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                       SOUTHWEST BANCORPORATION OF TEXAS, INC.


                       By:  /S/ PAUL B. MURPHY
                          -----------------------------------------------------
                                Paul B. Murphy, Jr.
                                President and Chief Operating Officer


                       FORT BEND HOLDING CORP.


                       By:  /S/ LANE WARD
                          -----------------------------------------------------
                            Lane Ward
                            Vice Chairman, President and Chief Executive Officer

                                                                       EXHIBIT A

                                 PLAN OF MERGER

         PLAN OF MERGER dated the _____ day of ___________, 1998, between Southwest Bank of Texas National Association, Houston, Texas ("SW Bank"), and Fort Bend Federal Savings and Loan Association of Rosenberg, Rosenberg, Texas (the "Association").

                              W I T N E S S E T H:

         SW Bank is a national banking association duly organized under the laws of the United States of America and has its principal office in Houston, Texas, Harris County, Texas. The Association is a savings and loan association duly organized under the laws of the United States of America and has its principal office in Rosenberg, Fort Bend County, Texas. SW Bank has authorized capital stock of 5,000,000 shares, $5.00 par value ("SW Bank Stock"), of which 3,090,349 shares are issued and outstanding on the date hereof, all of which are owned by Southwest Bancorporation of Texas, Inc., a Texas corporation having its principal office in Houston, Harris County, Texas ("Southwest"). The Association has authorized capital stock of 2,500,000 shares, 2,000,000 of which shares are common stock, $.01 par value, and 500,000 of which shares are serial preferred stock, $.01 par value ("Association Stock"), of which _________ shares are issued and outstanding on the date hereof, all of which are owned by Fort Bend Holding Corp., a Delaware corporation having its principal office in Rosenberg, Fort Bend County, Texas ("FBHC").

         Southwest and FBHC have entered into an Agreement and Plan of Merger, dated as of October 20, 1998 (the "Merger Agreement"), which contemplates the merger provided for by this Plan of Merger (the "Merger"). The Merger Agreement also contemplates the merger of FBHC with and into Southwest, which is to be effectuated on the same date as, and simultaneously with, the merger provided for by this Plan of Merger.

         A majority of the entire Board of Directors of SW Bank and two-thirds of the entire Board of Directors of the Association have, respectively, approved and made this Plan of Merger and authorized its execution.

         At or prior to the time the Merger becomes effective (hereinafter called the "Effective Date"), SW Bank and the Association shall take all such action as may be necessary or appropriate in order to effectuate the Merger.

         In consideration of the premises contained herein, SW Bank and the Association hereby make this Plan of Merger and prescribe the terms and conditions of the Merger of SW Bank and the Association and the mode of carrying it into effect, as follows:

         1. The Association shall be merged with and into SW Bank (which, as the receiving association, is herein referred to as the "Continuing Bank" whenever reference is made to it on or after the Effective Date) which shall continue to be governed by the laws of the United States of America. The Merger shall be pursuant to the provisions of, and with the effect provided in 12 U.S.C. Section 215c and 1828(c), and pursuant to the provisions of, and with the effect provided in 12 C.F.R. Sections 552.13 and 563.22.

         2. At the Effective Date, the Articles of Association and Bylaws of SW Bank as in effect at the Effective Date shall become the Articles of Association and Bylaws of the Continuing Bank until altered, amended or repealed as therein provided.

         3. Until changed by the Board of Directors of the Continuing Bank, the established office and facilities of the Continuing Bank shall be the established office and facilities of SW Bank and the Association as at the Effective Date, and until thereafter changed in accordance with law or the Articles of Association or Bylaws of the Continuing Bank, all corporate acts, plans, policies, contracts, approvals and authorizations of SW Bank and its stockholders, board of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Continuing Bank and shall be as effective and binding thereon as the same were with respect to SW Bank. The locations of the offices of the Continuing Bank are set forth in the Application to Merge relating to the Merger filed with the Office of the Comptroller of the Currency.

         4. At the Effective Date, the corporate existence of SW Bank and the Association shall, as provided in 12 U.S.C. Section 215c and the Office of Thrift Supervision regulations heretofore mentioned, be merged into and continued in the Continuing Bank, the Continuing Bank shall be deemed to be the same association as SW Bank and the Association, and the separate existence of the Association shall terminate. All rights, franchises and interests of SW Bank and the Association, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Continuing Bank by virtue of such merger without any deed or other transfer, and the Continuing Bank, without any order or action on the part of any court or otherwise, shall hold and enjoy all rights and property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by SW Bank and the Association, respectively, at the Effective Date, subject, however, to the condition that, where SW Bank or the Association, at the Effective Date, was acting under appointment of any court as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver or committee of estates of lunatics, or in any other fiduciary capacity, the Continuing Bank shall be subject to removal by a court of competent jurisdiction in the same manner and to the same extent as was SW Bank or the Association.

         5. At the Effective Date, the Continuing Bank shall be liable for all liabilities of SW Bank and the Association including the liquidation account established by the Association pursuant to 12 C.F.R. Section 563b.3(c)(13); and all deposits, debts, liabilities and contracts of SW Bank and of the Association, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts or records of SW Bank or the Association, as the case may be, shall be those of the Continuing Bank and shall not be released or impaired by the Merger; and all savings accounts of the Association shall continue in place and unimpaired as savings accounts of the Continuing Bank; and all rights of creditors and other obligees and all liens on property of either SW Bank or the Association shall be preserved unimpaired.

         6. The mode of carrying into effect and the manner and basis of converting or exchanging the shares of SW Bank and the Association into shares of the Continuing Bank in the Merger shall be as follows:

                  (a) The shares of SW Bank Stock issued and outstanding at the Effective Date shall continue to be issued and outstanding shares of the Continuing Bank, shall be unaffected by the Merger, and the holder thereof shall retain its rights therein.

                  (b) Each share of Association Stock which shall be outstanding on the Effective Date and all rights in respect thereof shall, without any action on the part of the holder thereof, be cancelled.

                  (c) The Continuing Bank shall have capital, surplus and undivided profits equal to the combined capital structures of SW Bank and the Association immediately prior to the Effective Date. All such amounts of surplus and undivided profits shall be adjusted for normal earnings and expenses, and for any accounting adjustments relating to the Merger.

         7. At the Effective Date, the Continuing Bank will adopt and continue all insurance policies maintained by SW Bank and the Association and which are in effect immediately prior to the Effective Date, including all group and employee benefit insurance policies.

         8. Subject to qualification of directors as required by statute, the board of directors and the principal officers of the Continuing Bank at the Effective Date shall consist of all persons who are directors or principal officers of SW Bank immediately prior to the Effective Date.

         9. SW Bank and the Association shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of an application to the Comptroller of the Currency for approval as required by law. In addition, the Merger shall not become effective until notification of the Merger has been provided to the Office of Thrift Supervision pursuant to and in accordance with 12 C.F.R.Section 563.22(h).

         10. Effectuation of the Merger herein provided is conditioned upon fulfillment or waiver of the conditions precedent set forth in Article VI of the Merger Agreement.

         11. This Plan of Merger may be terminated in the manner set forth in
Article VII of the Merger Agreement and may be amended in the manner set forth in Section 8.5 of the Merger Agreement.

         12. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Plan of Merger including, among other conditions, receipt of the approval of the Comptroller of the Currency, the Merger shall become effective on the date specified in the certificate to be issued by the Comptroller of the Currency under the seal of his office approving the Merger. Such date is herein referred to as the "Effective Date."

         IN WITNESS WHEREOF, SW Bank and the Association have caused this Plan of Merger to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written.

                             SOUTHWEST BANK OF TEXAS
                              NATIONAL ASSOCIATION


                             By
                               ------------------------------------------------
                                 Paul B. Murphy, Jr.
                                 President and Chief Operating Officer


                             FORT BEND FEDERAL SAVINGS AND LOAN
                             ASSOCIATION OF ROSENBERG


                              By
                                 ----------------------------------------------
                                 Lane Ward
                                 Vice Chairman, President and Chief Executive
                                 Officer

                                                                       EXHIBIT B

                         [To be dated the closing date]


Southwest Bancorporation of Texas, Inc.
4400 Post Oak Parkway
Houston, Texas 77027

Gentlemen:

         I have been advised that as of the date hereof I am an "affiliate" of Fort Bend Holding Corp., a Delaware Corporation ("FBHC"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated October 20, 1998 (the "Agreement"), between Southwest Bancorporation of Texas, Inc., a Texas corporation (the "Company"), and FBHC, providing for the merger of FBHC with and into the Company (the "Merger"), as a result of which I will receive shares of Company Common Stock (the "Company Shares") in exchange for the shares of FBHC Common Stock owned by me at the Effective Time of the Merger as defined in the Agreement.

         I represent and warrant that:

         A. I shall not make any sale, transfer or other disposition of the Company Shares in violation of the Act or the Rules and Regulations.

         B. [The following sentence to be included only if the affiliate is a record or beneficial owner of 5% or more of the outstanding FBHC Common Stock.] I have no present plan or intention to sell, exchange, transfer, distribute (including, without limitation, a distribution by a partnership to its partners or by a corporation to its stockholders), pledge or otherwise dispose of, reduce the risk of loss by short sale or otherwise, enter into any contract or arrangement with respect thereto, or consent to the sale, exchange, transfer, distribution or other disposition of any interest in (i) shares of FBHC Common Stock in a transaction the consideration for which is to be provided by FBHC, the Company, or any party related to FBHC or the Company or (ii) shares of Company Common Stock to be received in the Company Merger in a transaction the consideration for which is to be provided by the Company or any part related to the Company.

         C. I have been advised that the issuance of the Company Shares to me pursuant to the Merger has been registered by the Company under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Agreement was submitted for a vote of the shareholders of FBHC, I was an "affiliate" of FBHC, any public offering or sale by me of any of the Company Shares will, under current law, require either (i) the further registration under the Act of the Company Shares to be sold or (ii) compliance with Rule 145 promulgated under the Act or (iii) the availability of another exemption from such registration.

         D. I have carefully read this letter and discussed its requirements and other applicable limitations upon the sale, transfer or other disposition of the Company Shares, to the extent I felt necessary, with my counsel or counsel for FBHC.

         E. I have carefully read the Agreement and discussed its requirements and impact upon my ability to sell, transfer or otherwise dispose of the Company Shares, to the extent I felt necessary, with my counsel or counsel for FBHC.

         F. I have been informed by the Company that the distribution by me of the Company Shares has not been registered under the Act and that the Company Shares must be held by me indefinitely unless (i) such distribution of the Company Shares has been registered under the Act, (ii) a sale of the Company Shares is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel acceptable to the Company, some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition of the Company Shares.

         G. I have been informed by the Company that I may not transfer, or in any way reduce my risk with respect to, the Company Shares between the period starting thirty (30) days prior to the Effective Time and ending at such time as the Company shall have publicly released its first regular earnings report after the Effective Time which includes the results of the combined operations of the Company and FBHC for a period of at least thirty (30) days subsequent to the Effective Time.

         H. I understand that the Company is under no obligation to register the sale, transfer or other disposition of the Company Shares by me or on my behalf, or to take any other action necessary in order to make compliance with an exemption from registration available, other than as set forth in the Agreement.

         I. I also understand that stop transfer instructions will be given to the Company's transfer agent with respect to the Company Shares and that there will be placed on the certificates for the Company Shares, or any substitutions therefor, a legend stating in substance:

                  "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated ______________, 1999, between the registered holder hereof and Southwest Bancorporation of Texas, Inc., a copy of which agreement is on file at the principal office of Southwest Bancorporation of Texas, Inc."

         J. I also understand that unless the transfer by me of my Company Shares has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, the Company reserves the right to put the following legend on the certificates issued to my transferee:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof, within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

         It is understood and agreed that the legend set forth in paragraphs I and J above shall be removed by delivery of substitute certificates without such legend (i) if the undersigned shall have delivered to the Company a copy of a letter from the staff of the Commission or an opinion of counsel in form and substance satisfactory to the Company to the effect that such legend is not required for purposes of the Act or (ii) upon request of the undersigned at any time after two years following the Effective Time, provided that the undersigned has not been an "affiliate" of the Company within the three-month period immediately prior to the date of such request.

                                                     Very truly yours,


ACCEPTED this _____ day
of ____________, 1999, by

SOUTHWEST BANCORPORATION OF TEXAS, INC.


By
   ----------------------------------------
          David C. Farries
      Executive Vice President
                and
       Chief Financial Officer

                                                                       EXHIBIT C

                       OPINION OF COUNSEL FOR THE COMPANY


         1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. SW Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. The Company owns directly all of the outstanding capital stock of SW Bank. Each of the Company and SW Bank has the corporate power to own or lease its properties and to carry on its business as currently conducted and is not required to be licensed or qualified to do business as a foreign corporation in any jurisdiction in which the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect on the Company.

         2. The authorized capital stock of the Company consists of 1,000,000 shares of Preferred Stock, $.01 par value, none of which shares are issued, and 50,000,000 shares of Company Common Stock, of which ___________ shares were issued and outstanding as of ________, 1998. All outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. The shares of Company Common Stock to be issued to the Shareholders pursuant to the provisions of the Agreement have been duly authorized, will be validly issued, fully paid and nonassessable and will not be issued in violation of the preemptive rights of any person.

         3. The Company has full corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby. The Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly and validly executed and delivered by and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied at law or in equity).

         4. The Company and SW Bank have received approval from all necessary governmental agencies and authorities (including the Federal Reserve and the OCC) for the consummation of the transactions contemplated by the Agreement. Neither the execution nor delivery of the Agreement nor the consummation by the Company and SW Bank of the transactions contemplated thereby, nor the compliance with and fulfillment of the terms and provisions thereof by the Company and SW Bank will conflict with, or result in a breach of, any term, condition or provisions of, or constitute a default under, (a) the Articles of Incorporation or Bylaws of the Company, (b) the Articles of Association or Bylaws of SW Bank,
(c) to our knowledge, any material agreement or instrument to which the Company or SW Bank is a party or by which either of them is bound, or (d) to our knowledge, any material order, judgment, or decree to which the Company or SW Bank is subject, or result in the creation of any material lien, charge or encumbrance on any properties of the Company or SW Bank.

                                                                       EXHIBIT D

                           OPINION OF COUNSEL FOR FBHC


1. FBHC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. FBHC is duly qualified to do business as a foreign corporation and is in good standing under the laws of the State of Texas, has the corporate power to own or lease its properties and to carry on its business as currently conducted, and is not required to be licensed or qualified to do business as a foreign corporation in any other jurisdiction in which the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect on FBHC. FBHC is a unitary savings and loan holding company subject to regulatory oversight by the Office of Thrift Supervision. The Association is a savings and loan association duly organized, validly existing and in good standing under the laws of the United States of America. FBHC owns directly all the outstanding capital stock of the Association. The Association has the corporate power to own or lease its properties and to carry on its business as currently conducted, and is not required to be licensed or qualified to do business as a foreign corporation in any jurisdiction in which the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect on FBHC.

2. The authorized capital stock of FBHC consists of 1,000,000 shares of serial preferred stock, $.01 par value, none of which are issued, and 4,000,000 shares of FBHC Common Stock, of which, ____________ shares are issued and outstanding. All such shares have been duly authorized and validly issued, are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. To our knowledge, there are no outstanding options, warrants, subscriptions, calls, contracts or other rights, arrangements or commitments of any kind, however denominated, relating to the purchase or other acquisition of capital stock of FBHC, or securities convertible into, capital stock of FBHC, except for the outstanding FBHC Stock Options to purchase _________ shares of FBHC Common Stock. The FBHC Stock Option Plan and FBHC Stock Options have been duly authorized by all necessary corporate action on part of FBHC and constitute valid and legally binding obligations of FBHC, enforceable in accordance with their terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied at law or in equity). [FBHC Debentures, Mitchell exchange]

3. FBHC has full corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby. The Agreement has been duly authorized by all necessary corporate action on the part of FBHC, has been duly and validly executed and delivered by and constitutes the valid and binding agreement of FBHC, enforceable against FBHC in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied at law or in equity).

4. Neither the execution nor delivery of the Agreement nor the consummation by FBHC of the transactions contemplated thereby, nor the compliance with and fulfillment of the terms and provisions thereof by FBHC will conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, (a) the Certificate of Incorporation or Bylaws of FBHC, (b) the Articles of Association or Bylaws of the Association,
         (c) to our knowledge, any material agreement or instrument to which FBHC or the Association is a party or by which either of them is bound, or (d) to our knowledge, any material order, judgment, or decree to which FBHC or the Association is subject, or result in the creation of any material lien, charge or encumbrance on any properties of FBHC or the Association.

5. To our knowledge, except as disclosed on the Disclosure Schedule, there is no action, suit, proceeding or claim pending, or any investigation by any government or governmental agency or instrumentality, domestic or foreign, pending or threatened, against FBHC or any of its Subsidiaries or any employee benefit plan maintained by it or the assets, business or goodwill of FBHC or any of its Subsidiaries before any court, government or governmental agency or instrumentality, domestic or foreign, nor is there any outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, against FBHC or any of its Subsidiaries.

                                                                       EXHIBIT E

                                     RELEASE
                                   (Director)


         This Release (the "Release"), dated as of ___________, 1999, is made by ______________ (the "Director"), in favor of Fort Bend Holding Corp., a Delaware corporation ("FBHC"), and its Subsidiaries (as defined below).

                              W I T N E S S E T H:

         WHEREAS, pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 20, 1998, by and between FBHC and Southwest Bancorporation of Texas, Inc., it is a condition to the consummation of the transactions contemplated by the Merger Agreement that the Director shall have executed and delivered to FBHC an instrument releasing FBHC and its Subsidiaries (as defined in the Merger Agreement) from any and all claims of such Director;

         WHEREAS, the purpose of this Release is to serve as the instrument referred to in Section 6.2(j)(i) of the Merger Agreement as discussed above;

         WHEREAS, the Director desires to enter into this Release in consideration of the matters set forth herein;

         NOW, THEREFORE, for and in consideration of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Director agrees as follows:

         1. The Director acknowledges that he has no existing claims or defenses, personal or otherwise, or rights of set off whatsoever against FBHC or any of its Subsidiaries, except as a result of the Director's capacity as a depositor with Fort Bend Federal Savings and Loan Association of Rosenberg (the "Association"). The Director for himself and on behalf of his heirs and assigns (the "Director Releasing Parties") releases, acquits and forever discharges FBHC and each of its Subsidiaries (the "Released Parties"), their predecessors, successors, assigns, officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them, from any and all claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Director Releasing Parties, or any of them, has now or might have in the future, known or unknown, now existing or that might arise hereafter, except such claims or causes of action as may exist as a result of or may arise out of (i) the Director's capacity as a depositor with the Association, (ii) any claim for indemnification by the Released Parties the Director may have in the future pursuant to applicable laws or the organizational documents of the Released Parties (a "Statutory Indemnification") or the indemnity and insurance covenants contained in the Merger Agreement (a "Contractual Indemnification"), or (iii) the matters set forth on Schedule A hereto. It is intended that this Release shall release all claims of any kind or nature that any of the Director Releasing Parties might have against those hereby released whether asserted or not and except as may exist as a result of or may arise out of (i) the Director's capacity as a depositor with the Association or (ii) Statutory Indemnifications and Contractual Indemnifications.

         2. It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, if any, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by the Released Parties. The Director hereby represents and warrants that the consideration hereby acknowledged for entering into this Release and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action, if any, herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Release is in full settlement, satisfaction and discharge of any and all such claims, demands, actions and causes of action that the Director may have or be entitled to against the Released Parties, and its predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents.

         3. The Director represents and warrants that he has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Director in the capacity in which executed. The Director further represents and warrants that he has entered into this Release freely of his own accord and without reliance on any representations of any kind or character not set forth herein. The Director enters into this release upon the advice of and in concurrence with legal counsel.

         4. This Release shall be construed and enforced in accordance with the laws of the State of Texas, and to the extent applicable, the laws of the United States. If any provision of this Release or the application thereof to any person or circumstances shall be determined to be invalid or unenforceable to any extent, such provision shall be deemed severable, the remainder of this Release and the application of all other provisions shall not be affected thereby and shall be enforced to the greatest extent permitted by law, consistent with the intent of the parties hereto to enter into a mutual release. This Release is executed as of the date first above written. As used herein, the singular includes the plural, the masculine includes the feminine and neuter, and vice versa.

                                  THE DIRECTOR:


                                  ---------------------------------------------
                                  Print Name:
                                             ----------------------------------

STATE OF TEXAS                      Section
                                    Section
COUNTY OF HARRIS                    Section


         This instrument was acknowledged before me on _________________, 1998, by _______________________, Individually.



                                -----------------------------------------------
                                Notary Public in and for the State of Texas


                                Printed Name:
                                             ----------------------------------

                                My Commission Expires:
                                                      -------------------------

                                                                       EXHIBIT F

                                     RELEASE
                                    (Officer)


         This Release (the "Release"), dated as of ___________, 1999, is made by ______________ (the "Officer"), in favor of Fort Bend Holding Corp., a Delaware corporation ("FBHC"), and its Subsidiaries (as defined below).

                              W I T N E S S E T H:

         WHEREAS, pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 20, 1998, by and between FBHC and Southwest Bancorporation of Texas, Inc., it is a condition to the consummation of the transactions contemplated by the Merger Agreement that the Officer shall have executed and delivered to FBHC an instrument releasing FBHC and its Subsidiaries (as defined in the Merger Agreement) from any and all claims of such Officer;

         WHEREAS, the purpose of this Release is to serve as the instrument referred to in Section 6.2(j)(ii) of the Merger Agreement as discussed above;

         WHEREAS, the Officer desires to enter into this Release in consideration of the matters set forth herein;

         NOW, THEREFORE, for and in consideration of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Officer agrees as follows:

         1. The Officer acknowledges that he or she has no existing claims or defenses, personal or otherwise, or rights of set off whatsoever against FBHC or any of its Subsidiaries, except as a result of the Officer's capacity as a depositor with Fort Bend Federal Savings and Loan Association of Rosenberg (the "Association"), or for salary or bonus due to such Officer in the ordinary course of business. The Officer for himself or herself and on behalf of his heirs or her heirs and assigns (the "Officer Releasing Parties") releases, acquits and forever discharges FBHC and each of its Subsidiaries (the "Released Parties"), their predecessors, successors, assigns, officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them, from any and all claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Officer Releasing Parties, or any of them, has now or might have in the future, known or unknown, now existing or that might arise hereafter, except such claims or causes of action as may exist as a result of or may arise out of (i) the Officer's capacity as a depositor with the Association, (ii) for salary, bonus and other compensation and benefits due to such Officer in the ordinary course of business, (iii) any claim for indemnification by the Released Parties the Officer may have in the future pursuant to applicable law or the organizational documents of the Released Parties (a "Statutory Indemnification") or the indemnity and insurance covenants contained in the Merger Agreement (a "Contractual Indemnification"), or (iv) the matters set forth on Schedule A hereto. It is intended that this Release shall release all claims of any kind or nature that any of the Officer Releasing Parties might have against those hereby released whether asserted or not and except as may exist as a result of or may arise out of (i) the Officer's capacity as a depositor with the Association, for salary, bonus and other compensation and benefits due to such Officer in the ordinary course of business or (ii) for Statutory Indemnifications and Contractual Indemnifications.

         2. It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, if any, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by the Released Parties. The Officer hereby represents and warrants that the consideration hereby acknowledged for entering into this Release and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action, if any, herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Release is in full settlement, satisfaction and discharge of any and all such claims, demands, actions and causes of action that the Officer may have or be entitled to against the Released Parties, and its predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents.

         3. The Officer represents and warrants that he or she has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorized the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Officer in the capacity in which executed. The Officer further represents and warrants that he or she has entered into this Release freely of his or her own accord and without reliance on any representations of any kind or character not set forth herein. The Officer enters into this release upon the advice of and in concurrence with legal counsel.

         4. This Release shall be construed and enforced in accordance with the laws of the State of Texas, and to the extent applicable, the laws of the United States. If any provision of this Release or the application thereof to any person or circumstances shall be determined to be invalid or unenforceable to any extent, such provision shall be deemed severable, the remainder of this Release and the application of all other provisions shall not be affected thereby and shall be enforced to the greatest extent permitted by law, consistent with the intent of the parties hereto to enter into a mutual release. This Release is executed as of the date first above written. As used herein, the singular includes the plural, the masculine includes the feminine and neuter, and vice versa.

                                  THE OFFICER:


                                  ---------------------------------------------
                                  Print Name:
                                             ----------------------------------

STATE OF TEXAS                      Section
                                    Section
COUNTY OF HARRIS                    Section


         This instrument was acknowledged before me on ______________, 1998, by ______________________, Individually.


                                  ---------------------------------------------
                                  Notary Public in and for the State of Texas

                                  Printed Name:
                                               --------------------------------
                                  My Commission Expires:
                                                        -----------------------

APPENDIX B


October 20, 1998


Board of Directors
Fort Bend Holding Corp.
3400 Avenue H
Rosenberg, TX  77471-2832


Dear Gentlemen:



You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of Fort Bend Holding Corp. ("FBHC" or the "Company"), of the consideration to be received by such stockholders in the merger (the "Merger") between the Company and Southwest Bancorporation of Texas, Inc., ("SWBT"). We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.



Pursuant to the Agreement and Plan of Merger, dated October 20, 1998, by and among the Company and SWBT (the "Agreement"), at the effective time of the Merger, SWBT will acquire all of the Company's issued and outstanding shares of common stock. The holders of the Company's common stock will receive in exchange for each share of Company common stock, shares of SWBT common stock based on an Exchange Ratio of 1.45 shares of SWBT common stock for each share of Company common stock.


In addition, the holders of unexercised and outstanding options awarded pursuant to the Company's Stock Option Plans will receive merger consideration as described in Section 1.2(c) of the Agreement. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.



In connection with this opinion we reviewed certain financial and other business data supplied to us by the Company including (i) Annual Reports, Proxy Statements and Form 10-Ks for the years ended March 31, 1996, 1997 and 1998, (ii) Form 10-Qs for the quarter ended June 30, 1998, and preliminary results for the quarter ended September 30, 1998 and other information we deemed relevant. We discussed with senior management and the boards of directors of the Company and its wholly owned subsidiary, Fort Bend Federal Savings and Loan Association of Rosenberg, the current position and prospective outlook for the Company. We considered historical quotations and the prices of recorded transactions in the Company's common stock since its initial public offering. We reviewed financial and stock market data of other savings institutions, particularly in the southwestern region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.



For SWBT, we reviewed the audited financial statements, 10-k's, and Proxy Statements for the fiscal years ended December 31, 1997, 1996, and 1995, and certain other information deemed relevant. We also discussed with senior management of SWBT, the current position and prospective outlook for SWBT.



For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by the Company and SWBT and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from the company, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of the Company's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of the Company or SWBT. We have further relied on the assurances of management of the Company and SWBT that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.



In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to the Company or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.



Consistent with the engagement letter with you, we have acted as financial advisor to the Company in connection with the Merger and will receive a fee for such services, a majority of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement by the Company in connection with the Merger.



Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be received by the stockholders of the Company in the Merger is fair, from a financial point of view, to the stockholders of the Company.



This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of the Company used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of the Company in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.


Very truly yours,

Charles Webb & Company,
A Division of Keefe, Bruyette, & Woods, Inc.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


         The Articles of Incorporation of Southwest provide that, subject to certain limitations, its officers and directors (and certain other individuals acting on behalf of Southwest) will be indemnified by Southwest against judgments, penalties, fines, settlements and reasonable expenses actually incurred by such persons, to the fullest extent permitted under the Texas Business Corporation Act. Generally, Article 2.01-1 of the Texas Business Corporation Act permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, or (b) in other cases, that his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the Texas Business Corporation Act requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.


         Southwest's Articles of Incorporation provide that a director of Southwest will not be liable to the corporation for monetary damages for an act or omission in the director's capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director's duty of loyalty to the corporation or the shareholders, (ii) an act or omission not in good faith that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) an action or omission for which the liability of the director is expressly provided by statute, or (v) an act related to an unlawful stock repurchase or dividend.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits:


                *2.1 -- Agreement and Plan of merger dated October 20, 1998, between Southwest Bancorporation of Texas, Inc. and Fort Bend Holding Corp. (included as Appendix A to Proxy statement/prospectus)
                 3.1 -- Articles of Incorporation of Southwest (1)
                 3.2 -- Bylaws of Southwest (Restated as of December 31,
                        1996) (1)
                 3.3 -- Amendment dated December 18, 1996 to Articles of
                        Incorporation of Southwest (1)
                 4.1 -- Specimen common stock certificate (1)
                *5.1 -- Opinion of Vinson & Elkins L.L.P.
               **8.1 -- Tax Opinion of Silver, Freedman & Taff, L.L.P.
                10.1 -- 1989 Stock Option Plan (1)
                10.2 -- 1993 Stock Option Plan (1)
                10.3 -- Form of Stock Option Agreement under 1989 Stock Option
                        Plan and 1993 Stock Option Plan (1)
                10.4 -- 1996 Stock Option Plan, as amended February 23,
                        1998 (incorporated by reference to Exhibit 10.4 to Southwest's Annual Report on Form 10-K for the year ended December 31, 1997)
                10.5 -- Form of Incentive Stock Option Agreement under 1996
                        Stock Option Plan (1)
                10.6 -- Form of Non-Qualified Stock Option Agreement under 1996
                        Stock Option Plan (1)
                10.7 -- Directors Stock Option Plan adopted October
                        1993 (1)
                10.8 -- Form of Stock Option Agreement under
                        Directors Stock Option Plan (1)
                10.9 -- Form of Change in Control Agreement between Southwest and each of Walter E. Johnson, Paul B. Murphy, Jr., Joseph H. Argue, David C. Farries, Sharon K. Sokol, Yale Smith, Steve D. Stephens and Anthony Torentinos (1)

               10.10 -- Form Employment Contract between Southwest and J.
                        Nolan Bedford (incorporated by reference to Exhibit
                        B-1 to Exhibit 2.1 of Southwest's Form S-4
                        registration statement No. 333-27897, filed with the Commission on May 28, 1997)
               10.11 -- Employment Contract between Fort Bend and Lane Ward
                        (incorporated by reference to Fort Bend's Form S-1 registration statement, Reg. No. 33-57722)
              *10.12 -- Form of Assumption of and Amendment to Employment
                        Contract between Southwest and Lane Ward
              *10.13 -- Operating Agreement dated January 1, 1997 of Mitchell
                        Mortgage Servicing Company L.L.C. (predecessor of Mitchell Mortgage Company L.L.C.)
              *10.14 -- Letter Agreement dated January 1, 1997 among Fort
                        Bend Federal Savings and Loan Association of
                        Rosenberg, Fort Bend Holding Corp., The Woodlands Corporation and Mitchell Mortgage Company, containing conversion rights as to ownership interest in
                        Mitchell Mortgage Company L.L.C.
              *10.15 -- Letter Agreement dated October 29, 1998 between
                        Southwest Bancorporation of Texas,
                        Inc. and The Woodlands Operating Company, LP as Agent for The Woodlands Land Development Company, L.P.
                21.1 -- List of subsidiaries of Southwest (incorporated
                        by reference to Exhibit 21.1 to Southwest's
                        Annual Report on Form 10-K for the year ended
                        December 31, 1997)
              **23.1 -- Consent of PricewaterhouseCoopers LLP
               *23.2 -- Consent of Vinson & Elkins L.L.P. (contained in Exhibit
                        5.1 hereto)
              **23.3 -- Consent of Silver, Freedman & Taff, L.L.P.
                        (contained in Exhibit 8.1 hereto)
               *23.4 -- Consent of Charles Webb & Company (included in Appendix
                        B to Proxy statement/prospectus)
               *24.1 -- Powers of Attorney
               *99   -- Form of Proxy for special meeting of Stockholders of
                        Fort Bend Holding Corp.


-------------------------


(1)      Incorporated by reference to the Exhibit bearing the same
         Exhibit number in the Registrant's Form S-1 registration statement No. 333-16509, declared effective by the Commission on January 27, 1997.
*        Previously filed.
**       Filed herewith.


         (b) Financial Statement Schedules:


         All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are omitted either because they are not required or because the required information is included in the financial statements and notes thereto incorporated by reference in this registration statement.


ITEM 22.  UNDERTAKINGS

         (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (2) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (3) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (5) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (6) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON THE 4TH DAY OF FEBRUARY, 1999.



                                         SOUTHWEST BANCORPORATION
                                         OF TEXAS, INC.


                                         By: /s/ David C. Farries
                                            -----------------------------------
                                             David C. Farries
                                             Executive Vice President,
                                             Treasurer and Secretary



         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS AMENDMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.




                 SIGNATURE                                          TITLE                               DATE
                 ---------                                          -----                               -----
                    *                            Chairman of the Board and Chief Executive       February 4, 1999
-----------------------------------------------  Officer (Principal Executive Officer)
              Walter E. Johnson

/S/ DAVID C. FARRIES                             Executive Vice President, Treasurer and         February 4, 1999
-----------------------------------------------  Secretary (Principal Financial Officer)
              David C. Farries

                    *                            Senior Vice President and Controller            February 4, 1999
-----------------------------------------------  (Principal Accounting Officer)
              R. John McWhorter

                    *                            Director and Chairman of the Executive          February 4, 1999
-----------------------------------------------  Committee of the Board
               John W. Johnson

                    *                            Director, President and Chief Operating         February 4, 1999
-----------------------------------------------  Officer
             Paul B. Murphy, Jr.

                    *                            Director                                        February 4, 1999
-----------------------------------------------
               J. David Heaney

                                                 Director                                        February 4, 1999
-----------------------------------------------
              John B. Brock III

                    *                            Director                                        February 4, 1999
-----------------------------------------------
             Ernest H. Cockrell

                    *                            Director                                        February 4, 1999
-----------------------------------------------
            Wilhelmina R. Morian



                    *                            Director                                        February 4, 1999
-----------------------------------------------
             Andres Palandjoglou
                                                 Director                                        February 4, 1999
-----------------------------------------------
           Adolph A. Pfeffer, Jr.
                                                 Director                                        February 4, 1999
-----------------------------------------------
           Stanley D. Stearns, Jr.
                                                 Director                                        February 4, 1999
-----------------------------------------------
              Michael T. Willis


*By: /s/ David C. Farries
    -------------------------------------------
          David C. Farries,
          as attorney-in-fact
          Dated: February 4, 1999


                                                   EXHIBIT INDEX




   EXHIBIT                                                                                                      PAGE
   NUMBER                                        DESCRIPTION OF EXHIBITS                                       NUMBER
------------------ ------------------------------------------------------------------------------------   ---------------
  * 2.1            Agreement and Plan of merger dated October 20, 1998, between Southwest
                   Bancorporation of Texas, Inc. and Fort Bend Holding Corp. (included as Appendix A to Proxy statement/prospectus)
    3.1            Articles of Incorporation of Southwest (1)
    3.2            Bylaws of Southwest (Restated as of December 31, 1996) (1)
    3.3            Amendment dated December 18, 1996 to Articles of Incorporation of Southwest (1)
    4.1            Specimen common stock certificate (1)
  * 5.1            Opinion of Vinson & Elkins L.L.P.
  **8.1            Tax Opinion of Silver, Freedman & Taff, L.L.P.
   10.1            1989 Stock Option Plan (1)
   10.2            1993 Stock Option Plan (1)
   10.3            Form of Stock Option Agreement under 1989 Stock Option Plan and 1993 Stock
                   Option Plan (1)
   10.4            1996 Stock Option Plan, as amended February 23, 1998 (incorporated by reference to Exhibit 10.4 to Southwest's Annual Report on Form 10-K for the year ended
                   December 31, 1997)
   10.5            Form of Incentive Stock Option Agreement under 1996 Stock Option Plan (1)
   10.6            Form of Non-Qualified Stock Option Agreement under 1996 Stock Option Plan (1)
   10.7            Directors Stock Option Plan adopted October 1993 (1)
   10.8            Form of Stock Option Agreement under Directors Stock Option Plan (1)
   10.9            Form of Change in Control Agreement between Southwest and each of Walter E.
                   Johnson, Paul B. Murphy, Jr., Joseph H. Argue, David C. Farries, Sharon K. Sokol,
                   Yale Smith, Steve D. Stephens and Anthony Torentinos (1)
  10.10            Form Employment Contract between Southwest and J. Nolan Bedford (incorporated by reference to Exhibit B-1 to Exhibit 2.1 of Southwest's Form S-4 registration statement No. 333-27897, filed with the Commission on May 28, 1997)
  10.11            Employment Contract between Fort Bend and Lane Ward (incorporated by reference to Fort Bend's Form S-1 registration statement, Reg. No. 33-57722)
 *10.12            Form of Assumption of and Amendment to Employment Contract between Southwest and Lane Ward
 *10.13            Operating Agreement dated January 1, 1997 of Mitchell Mortgage Servicing
                   Company L.L.C. (predecessor of Mitchell Mortgage Company L.L.C.)
 *10.14            Letter Agreement dated January 1, 1997 among Fort Bend
                   Federal Savings and Loan Association of Rosenberg, Fort Bend
                   Holding Corp., The Woodlands Corporation and Mitchell
                   Mortgage Company, containing conversion rights as to
                   ownership interest in Mitchell Mortgage Company L.L.C.
 *10.15            Letter Agreement dated October 29, 1998 between Southwest Bancorporation of
                   Texas, Inc. and The Woodlands Operating Company, LP as Agent for The
                   Woodlands Land Development Company, L.P.
  21.1             List of subsidiaries of Southwest (incorporated herein by
                   reference to Exhibit 21.1 to Southwest's Annual Report on
                   Form 10-K for the year ended December 31, 1997)
**23.1             Consent of PricewaterhouseCoopers LLP
* 23.2             Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto)
**23.3             Consent of Silver, Freedman & Taff, L.L.P. (contained in Exhibit 8.1 hereto)
* 23.4             Consent of Charles Webb & Company (included in Appendix B to Proxy statement/prospectus)
* 24.1             Powers of Attorney (included on the signature page to this Registration
                   Statement)
* 99               Form of Proxy for special meeting of Stockholders of Fort Bend
                   Holding Corp.

--------------------------

(1)  Incorporated by reference to the Exhibit bearing the same
     Exhibit number in the Registrant's Form S-1 registration statement No. 333-16509, declared effective by the Commission on January 27, 1997.
 *   Previously filed.
**   Filed herewith.